 As filed with the Securities and Exchange Commission on November 5, 1999

                                                     Registration No. 333-86461

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             Amendment No. 2
                                      to
                                   Form S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                     GlobeNet Communications Group Limited
            (Exact name of registrant as specified in its charter)

                 Bermuda                                  4813
     (State or other jurisdiction of          (Primary Standard Industrial
      incorporation or organization)           Classification Code Number)

           2 Carter's Bay Road                        Lin Gentemann
       Southside, St. David's DDBX                   General Counsel
                 Bermuda                      GlobeNet Communications Group
              (441) 296-9000                             Limited
    (Address, including zip code, and               P.O. Box HM 3043
telephone number, including area code, of            Hamilton HM NX
registrant's principal executive offices)                Bermuda
                                                     (441) 296-9030
                                           (Name, address, including zip code,
                                          and telephone number, including area
                                               code, of agent for service)

                                   Copy to:

                                 Eric S. Shube
                            Vinson & Elkins L.L.P.
                          1325 Avenue of the Americas
                                  17th Floor
                              New York, NY 10019
                                (917) 206-8000

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Title of each class                     Proposed            Proposed
        of                              maximum             maximum            Amount of
 securities to be    Amount to be    offering price    aggregate offering     registration
    registered        Registered      per unit(1)           price(1)             fee(2)
------------------------------------------------------------------------------------------
13% Series B Senior
 Notes due 2007      $300,000,000          100%            $300,000,000          $83,400
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.
(2) Previously paid.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell the new notes until the registration statement filed with the        +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell the new notes and it is not soliciting an offer to buy the new +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to completion, dated November 5, 1999

PROSPECTUS

                                  $300,000,000

   GlobeNet Communications Group Limited
                                                          [LOGO]

                               Offer to Exchange
                       13% Series B Senior Notes Due 2007
                              For All Outstanding
                           13% Senior Notes Due 2007

The New Notes:

 . The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest and will contain different administrative terms.

The Exchange Offer:

 . Our offer to exchange new notes for old notes will be open until 5:00 p.m.
  New York City time on      , 1999, unless we extend the offer.

 . All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933.

 . Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The exchange of new notes for old notes will not be a taxable event for U.S.
  federal income tax purposes.

                                  -----------

  You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                    The date of this prospectus is   , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
   Prospectus Summary....................................................   1
   Risk Factors .........................................................  10
   Forward-Looking Statements............................................  21
   Use of Proceeds.......................................................  21
   Capitalization........................................................  23
   Unaudited Condensed Pro Forma Consolidated Financial Information......  24
   Selected Consolidated Financial Data..................................  32
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations................................................  34
   Business..............................................................  42
   Management............................................................  61
   Principal Shareholders................................................  70
   Certain Transactions..................................................  75
   Holdings' Bank Credit Facility........................................  76
   Description of the New Notes..........................................  80
   Exchange Offer........................................................ 123
   Certain Income Tax Considerations..................................... 132
   Plan of Distribution.................................................. 136
   Legal Matters......................................................... 138
   Chartered Accountants................................................. 138
   Available Information................................................. 138
   Glossary of Certain Technical Terms................................... 140
   Index to Financial Statements......................................... F-1

  ------------------------------------------------------------------------

                       Notice to New Hampshire Residents

   Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the directors of the Office of Securities Regulation that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the directors of the Office of Securities Regulation have passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective investor, customer or client any representation inconsistent with the provisions of this paragraph.

                          ---------------------------

   The new notes are not offered to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses (or in other circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995), and this prospectus may only be issued or passed on to persons in the United Kingdom if these persons are of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or if these persons are persons to whom this prospectus may otherwise lawfully be issued or passed on.

                               PROSPECTUS SUMMARY

   This summary highlights some information from this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully the entire prospectus. In this prospectus, the "Company," "we," "ours" and "us" refer to GlobeNet Communications Group Limited and its subsidiaries, unless the context indicates otherwise. This prospectus uses a number of technical terms, such as RFS and Gbps, that are not easily understandable. We have defined certain technical terms used in this prospectus in the glossary that is included at the end of this prospectus. Unless otherwise specified, all references to "$" or "dollars" are to U.S. dollars.

                                  Our Company

   We will provide our customers with customized and flexible city-to-city international telecommunications network solutions. We will be a "carriers' carrier" whose principal customers will be international telecommunications providers rather than the ultimate retail customers. We are currently developing the Atlantica-1 Network, a high capacity undersea fiber optic cable system that, together with terrestrial extensions from the cable landing points to various cities and from city to city, will offer seamless connectivity, or capacity, between certain major cities in the United States, Brazil, Venezuela, Bermuda and Argentina. In addition, we intend to expand the reach of the Atlantica-1 Network by offering connectivity to other countries in South America and Europe through a combination of commercial arrangements, capacity purchases and further development of undersea or terrestrial fiber optic cable systems. We are developing the Atlantica-1 Network to satisfy increasing bandwidth requirements for the transmission of voice, data and video, particularly over the Internet, between North America and South America.

   We currently provide international telecommunications services to both residential and commercial customers in Bermuda through our subsidiary TeleBermuda International Limited ("TBI"). TBI, which commenced service in May 1997, is one of only two carriers that the government of Bermuda has licensed to provide international telecommunications services to customers in Bermuda. In November 1997, we successfully completed the deployment of the BUS-1 undersea fiber optic cable system, which connects Bermuda and the United States. The BUS-1 system, which we will incorporate into the Atlantica-1 Network, established us as a full-service facilities-based provider, a company that has its own long-distance transmission and switching facilities, of international long-distance service for traffic originating and terminating in Bermuda. We do not intend to offer telecommunications services to retail customers outside of Bermuda.

   We are a Bermuda company. Our principal executive offices are located at 2 Carter's Bay Road, Southside, St. David's DDBX, Bermuda, and our phone number is (441) 296-9000. Our common shares are publicly traded on the Bermuda Stock Exchange under the symbol "GLOCOM."

                              Atlantica-1 Network

   The Atlantica-1 Network will be a 22,500 km four fiber pair undersea fiber optic cable system. Alcatel Submarine Networks and Alcatel Submarine Networks, Inc. (collectively, "Alcatel") will design, construct and install the Atlantica-1 Network for us under a turnkey contract. We believe that the deployment of the Atlantica-1 Network will position us as one of the first private undersea fiber optic cable systems that, together with terrestrial extensions, will offer city-to-city connectivity between the United States, Brazil, Venezuela, Bermuda and Argentina.

   The Atlantica-1 Network will employ the most advanced undersea fiber optic technology currently available. It will employ self-healing ring technology, which provides internal restoration capabilities that protect against outages caused by equipment and cable failures. The initial capacity of the Atlantica-1 Network will be 40 Gigabits per second, which is a unit of measuring the amount of information that the network can carry and is often referred to as Gbps, of total capacity or 20 Gbps of self-healing capacity. Self-healing capacity is the capacity that we will be able to provide to our customers while still maintaining the internal restoration capabilities of the Atlantica-1 Network. We will be able to upgrade the system to 1,280 Gbps of total capacity or 640 Gbps of self-healing capacity. We will upgrade the system incrementally in advance of expected demand.

   The principal components of the Atlantica-1 Network will be the primary ring, the Rio extension and the Caracas extension:

  . Primary Ring: The primary ring will connect Tuckerton, New Jersey, St.
    David's, Bermuda, Fortaleza, Brazil, Macuto, Venezuela and Boca Raton, Florida. The ready for service, or RFS, date for the connection from New Jersey to Brazil via Bermuda is September 2000, and the RFS date for the full ring is December 2000. The cost of the primary ring is approximately $502 million.

  . Rio Extension: The Rio extension will connect Fortaleza, Brazil and Rio de Janeiro, Brazil. The RFS date for the primary strand of the Rio extension is February 2001, and the cost is approximately $119 million. We have an option in our contract with Alcatel to build the secondary strand of the Rio extension for approximately $112 million. We intend to exercise this option unless we can obtain capacity on a terrestrial system from a third party at a lower cost. We expect the target service date to be approximately 18 months from the date of exercising the option.

  . Caracas Extension: The Caracas extension will connect Macuto, Venezuela and Caracas, Venezuela. We are currently negotiating with Alcatel to build the Caracas extension. We estimate that the cost to build the Caracas extension will be $10 million. We expect the targeted service date to be in or about December 2000.

                                 Financing Plan

   We estimate that the total cost to build the Atlantica-1 Network, including the secondary strand of the Rio extension, the Caracas extension, landing stations and capital contingencies, will be approximately $825 million. This estimate does not include potential costs, if any, associated with securing terrestrial capacity, including any terrestrial extension to Buenos Aires, Argentina. We also utilized approximately $57.2 million of the financing described below to finance the repayment of certain existing indebtedness and transaction costs. On July 14, 1999, we obtained approximately $986.0 million of financing consisting of the following:

  . we issued the old notes in an aggregate principal amount of $300 million,

  . we issued 13,263,646 common shares (representing 67% of our common shares on a fully diluted basis) and 1,000 Class B shares, which have special voting rights, for an aggregate offering price of approximately $270.6 million to certain institutional investors in a private equity financing,

  . our subsidiary GlobeNet Communications Holdings Ltd. ("Holdings") entered into a credit agreement with Toronto Dominion (Texas) Inc., Credit Suisse First Boston, New York branch, TD Securities (USA) Inc. and certain lenders under which, subject to certain terms and conditions, Holdings may borrow up to $400 million and may request an additional facility for up to $50 million, and

  . we retired subordinated loans in the principal amount of $13.5 million when our subordinated lenders elected to effectively convert the principal and $1.9 million of accrued interest on their subordinated loans into 1,635,286 common shares.

   On August 9, 1999, we accepted for repurchase 1,500,000 common shares held by existing shareholders at $20.40 per share (less expenses) for an aggregate price of $30.6 million. We paid this repurchase price out of a portion of the proceeds of the private equity financing described above.

   We are now offering to exchange new notes for the old notes. See "Use of Proceeds" for a description of how we will use the proceeds of these offerings.

                              Corporate Structure

   The following table shows the organization of the Company and its principal subsidiaries:


                                    GLOBENET
                              COMMUNICATIONS GROUP
                                  LIMITED (1)

                    (the "Company"--the issuer of the notes)


                                    GLOBENET
                                 COMMUNICATIONS
                               HOLDINGS LTD. (2)

                       ("Holdings"--the borrower of up to
                  $450 million under the bank credit facility)




      ATLANTICA                   GLOBENET                 TELEBERMUDA
       NETWORK              COMMUNICATIONS LTD.           INTERNATIONAL
    (BERMUDA) LTD.                                           LIMITED

                            (Internet services,
                           including e-commerce)

(Atlantica-1 Network)                                     (BUS-1 system;
                                                          Bermuda based
                                                        telecommunications
                                                        services provider)



--------
(1) Except for our ownership of Holdings, we have no independent business operations.
(2) All of the subsidiaries of Holdings have guaranteed Holdings' bank credit facility and have pledged substantially all of their assets as security for this credit facility. See "Holdings' Bank Credit Facility."

                         Summary of the Exchange Offer

   On July 14, 1999, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to complete the exchange offer within 210 days after the date we issued the old notes.

Exchange Offer..........  We are offering to exchange new notes for old notes.


Expiration Date.........  The exchange offer will expire at 5:00 p.m. New York
                          City time, on       , 1999, unless we decide to
                          extend it.

Condition to the
 Exchange Offer.........  The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer.
Procedures for
 Tendering Old Notes....  To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the old notes that you wish to exchange, to Bankers Trust Company, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old notes by following the procedures for book-entry transfer described in this prospectus.

                          If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person promptly to tender your old notes in the exchange offer.

                          For more information on tendering your old notes, please refer to the sections in this prospectus entitled "Exchange Offer--Terms of the Exchange Offer," "--Procedures for Tendering" and "--Book Entry Transfer."

Guaranteed Delivery
 Procedures.............  If you wish to tender your old notes and you cannot get your required documents to the exchange agent on time, you may tender your old notes according to the guaranteed delivery procedures described in "Exchange Offer--Guaranteed Delivery Procedures" beginning on page 130.

Withdrawal of Tenders...  You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer. See "Exchange Offer--Withdrawal of Tenders" beginning on page 130.

Acceptance of Old Notes
 and Delivery of New
 Notes..................  If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled "Exchange Offer-- Terms of the Exchange Offer."

Fees and Expenses.......  We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled "Exchange Offer--Fees and Expenses."

Use of Proceeds.........  The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. Please refer to the sections entitled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our use of the proceeds from the issuance of the old notes.

Consequences of Failure
 to Exchange Old
 Notes..................  If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. Please refer to the section in this prospectus entitled "Risk Factors--Failure to Properly Tender Old Notes in Exchange Offer."

U.S. Federal Income Tax
 Considerations.........  The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Certain Income Tax Considerations" on page 132.


Exchange Agent..........  We have appointed Bankers Trust Company as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: BT Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, Tennessee 37229-2737. Eligible institutions may make requests by facsimile at (615) 835-3701.

                       Summary of Terms of the New Notes

   The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

   The summary below describes the principal terms of the new notes. There are important limitations and exceptions to the terms and conditions described below. You should read the discussion under the heading "Description of the New Notes" beginning on page 80 for further information regarding the new notes. References in this summary of terms of the new notes to "we" and "our" refer only to GlobeNet Communications Group Limited and do not include our subsidiaries.

Issuer..................  GlobeNet Communications Group Limited.

Notes Offered...........  $300,000,000 principal amount of 13% Series B Senior
                          Notes due 2007.

Maturity................  July 15, 2007.

Interest................  Interest will accrue from July 14, 1999 or from the most recent date to which we have paid interest on the old notes, and will be payable on January 15 and July 15, beginning on January 15, 2000.

Ranking.................  The new notes are our senior obligations and will rank equally with all of our existing and future senior indebtedness, and will be senior to all of our existing and future subordinated indebtedness. The new notes will effectively rank behind all of our secured obligations to the extent of the value of the assets securing these obligations.

                          We are a holding company and none of our subsidiaries will guarantee the new notes. The new notes will effectively rank behind all existing and future indebtedness and all other liabilities of our subsidiaries, including up to $450 million of indebtedness under Holdings' bank credit facility.

Optional Redemption.....  We may redeem some or all of the new notes at any time after July 15, 2004 at the redemption prices listed under the heading "Description of the New Notes--Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption
 After Certain Equity
 Offerings..............  At any time prior to July 15, 2002, we may redeem up to 35% of the notes that we originally issued under the indenture with funds that we raise in one or more equity offerings at 113% of the principal amount of the redeemed notes, plus accrued and unpaid interest, as long as at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after each redemption. See "Description of the New Notes--Optional Redemption."

Optional Tax
 Redemption.............  We may redeem all, but not fewer than all, of the new notes at their principal amount, plus accrued and unpaid interest, in the event of certain changes affecting tax laws, as described under "Description of the New Notes--Optional Tax Redemption."

Change of Control.......  If a change of control of the Company occurs, we must give holders of the new notes the opportunity to sell us their new notes at the price set forth under the heading "Description of the New Notes--Change of Control." We might not be able to repurchase the notes that you present following a change of control because:

                             . we might not have enough funds at that time,
                               and

                             . the terms of our indebtedness or the
                               indebtedness of our subsidiaries may prevent us.

Certain Indenture
 Provisions.............  The indenture governing the new notes will contain covenants limiting our ability and the ability of our subsidiaries to:

                             . incur additional debt,

                             . pay dividends or distributions on our capital
                               stock or repurchase our capital stock,

                             . issue or sell capital stock of subsidiaries,

                             . make certain investments,

                             . sell assets,

                             . guarantee debt,

                             . restrict dividends or other payments to us,

                             . create certain liens,

                             . enter into transactions with affiliates, and

                             . merge, amalgamate, consolidate or sell
                               substantially all of our assets.

                          There are a number of important limitations and exceptions to these covenants that are described under the heading "Description of the New Notes" and in the indenture.

                          Our failure to comply with these and the other covenants under the indenture, a default in the payment of any interest on or the principal of the new notes, certain defaults on other indebtedness, certain events relating to our bankruptcy and other customary events may constitute events of default under the indenture. The indenture requires us to provide annual certificates to the trustee of our compliance with the indenture and to otherwise notify the trustee of defaults within 10 days of becoming aware of the default.

Trustee.................  The trustee under the indenture is Bankers Trust
                          Company.

Listing.................  We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system.

                                  Risk Factors

   You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

                      Summary Consolidated Financial Data

   The following table sets forth summary consolidated financial data for the Company. We have derived the summary consolidated statement of operations data for the fiscal years ended December 31, 1998 and 1997 and for the ten months ended December 31, 1996 for the Company from our consolidated financial statements that PricewaterhouseCoopers, Chartered Accountants, has audited. We have prepared the summary consolidated statement of operations data in accordance with accounting principles generally accepted in the United States. We have derived the summary consolidated financial data as at and for the six months ended June 30, 1999 and June 30, 1998 from our unaudited interim consolidated financial statements for these periods and we have prepared this financial data on the same basis as the audited consolidated financial statements. In the opinion of management, this financial data contains all adjustments necessary for the fair statement of the results of operations for these periods. Operating results for these six-month periods are not necessarily indicative of the results of operations for a full year.

   We are substantially increasing the scope and scale of our business with the development of the Atlantica-1 Network. Accordingly, the summary consolidated financial data presented below may not be indicative of our financial position or results of operations in the future. You should read the summary consolidated financial data in conjunction with our consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              Fiscal Year              Six Months
                           Ten Months            Ended                    Ended
                             Ended            December 31,              June 30,
                          December 31,   --------------------     -------------------
                              1996         1997        1998        1998        1999
                          ------------   --------     -------     -------     -------
                                           (dollars in thousands)
Statement of Operations
 Data:
Revenues
Telecommunication serv-
 ices...................        --       $  4,962     $25,203     $ 9,997     $13,122
IRU capacity ...........        --            --        1,521       1,521         --
                            -------      --------     -------     -------     -------
                                --          4,962      26,724      11,518      13,122
                            -------      --------     -------     -------     -------
Expenses
Carrier charges.........        --          3,559      15,129       6,814       6,060
Cost of IRU capacity ...        --            --          547         547         --
General and administra-
 tive expenses..........    $ 3,377         5,085       9,342       4,548       4,704
Interest on long-term
 debt...................        --            750       3,542       1,585       1,577
Interest income.........       (132)         (169)       (140)         (9)       (101)
Amortization of deferred
 financing costs........        --            305         321         160         160
Amortization of capital
 assets.................          1           542       2,401       1,158       1,264
Accrued contingent in-
 terest(1)..............        --            382         960         472         495
Provision for income
 taxes..................         14            53          36          17          19
Minority interest.......        --           (249)       (204)       (204)        --
(Earnings) loss from eq-
 uity accounted
 for investment.........        --            --         (266)        209         --
                            -------      --------     -------     -------     -------
Net loss................    $(3,260)     $ (5,296)    $(4,944)    $(3,779)    $(1,056)
                            =======      ========     =======     =======     =======
Basic and fully diluted
 loss per common share..    $ (1.89)     $  (1.52)    $ (1.41)    $ (1.07)    $ (0.30)
                            =======      ========     =======     =======     =======
Other Financial Data:
Capital expenditures....    $ 4,728      $ 45,104     $ 1,791     $   644     $ 6,851
Ratio of earnings to
 fixed charges..........        --  (2)       --  (2)     --  (2)     --  (2)     --  (2)
Cash provided by (used
 in):
Operating activities....     (1,491)        5,420      (3,504)     (8,941)      7,170
Financing activities....     17,594        29,159       6,937       7,950      (3,651)
Investing activities....     (6,757)      (43,108)     (1,762)        279      (5,500)
Earnings (loss) before
 interest, amortization,
 income taxes, minority
 interest and equity ac-
 counted for
 investment(3)..........     (3,377)       (3,682)      1,706        (391)      2,358

                                                               June 30, 1999
                                                           ---------------------
                                                           Actual As Adjusted(4)
                                                           ------ --------------
                                                          (dollars in thousands)
Balance Sheet Data:
Cash...................................................... $1,051    $583,878
Capital assets, net....................................... 53,199      53,199
Total assets.............................................. 60,065     564,999
Total long-term debt (including current portion).......... 35,864     400,000(5)
Shareholders' equity......................................  5,648     249,194

--------
(1) Accrued contingent interest represents the payment that we would have had to make if the warrant holders had not exercised the warrants that we issued in connection with subordinated loans to TBI by July 28, 2002. We calculated it at 7% per annum on the gross exercise price for the unexercised warrants from the date of issue to the date of expiration. See note 9(c) to our audited consolidated financial statements.
(2) Earnings were inadequate to cover fixed charges and accordingly the deficiency of earnings available to cover fixed charges is as follows:
    $3,246 for the ten months ended December 31, 1996, $5,243 for the year ended December 31, 1997, $4,908 for the year ended December 31, 1998, $3,762 for the six months ended June 30, 1998, $1,037 for the six months ended June 30, 1999, $42,587 for the pro forma year ended December 31, 1998 and $19,994 for the pro forma six months ended June 30, 1999. For the purposes of calculating the deficiency of earnings available to cover fixed charges, earnings consists of earnings (loss) before income taxes, minority interest and equity accounted for investment adjusted for minority interest, earnings (loss) from equity accounted for investment and the interest component of rental expense, and fixed charges consists of interest on long-term debt, amortization of deferred financing costs, accrued contingent interest and the interest component of rental expense.
(3) Earnings (loss) before interest, amortization, income taxes, minority interest and equity accounted for investment is not a measure of performance under U.S. GAAP, but we present it because we believe it is a measure of performance that analysts, investors and other interested parties in our industry commonly report and widely use. You should not consider it an alternative to net loss as a measure of operating performance or cash provided by (used in) operations as a measure of liquidity.

(4) As Adjusted column reflects the private offering of the old notes, the borrowings on Holdings' bank credit facility, the private equity financing and the exercise of warrants by our former subordinated lenders, and our use of the net proceeds therefrom, our payment of interest on one of our retired subordinated loans and the conversion of interest on the other subordinated loan, our repurchase of common shares of the Company from existing shareholders, our repayment of TBI's credit facility and related interest, transaction costs, accrued contingent interest and existing deferred financing costs. See "Capitalization."

(5) Includes borrowings of $100 million under Holdings' bank credit facility of up to $450 million. Availability of these funds is subject to certain terms and conditions. See "Holdings' Bank Credit Facility."

                                  RISK FACTORS

   Before you tender the old notes in the exchange offer, you should carefully consider the following risk factors and the other information in this prospectus. The risks that we have described below are not the only ones facing us. This prospectus also contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risk Factors Relating to the Notes

 Failure to Properly Tender Old Notes in Exchange Offer--If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

   We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

   If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register old notes under the Securities Act of 1933. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer old notes outstanding.

 No Prior Market for the New Notes--If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell the new notes at a price that you deem sufficient.

   The new notes will be new securities for which there currently is no established trading market. Although we will register the new notes under the Securities Act of 1933, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system (including The PORTAL Market). In addition, although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes after the exchange offer, the initial purchasers may stop making a market at any time. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

 Substantial Price Volatility--Even if a market for the new notes develops, the market price may be subject to substantial volatility.

   If a market for the new notes were to develop, changes in our financial performance, changes in the overall market for similar securities and the performance or prospects for companies in our industry may adversely affect the market price for the new notes. Historically, disruptions in the market for non-investment grade debt have caused substantial volatility in the prices of securities similar to the new notes.

 Substantial Leverage--Our substantial indebtedness could prevent us from fulfilling our obligations under the new notes and limit our ability to manage our business effectively.

   We have substantial debt and debt service requirements. As of September 30, 1999, we had consolidated indebtedness of approximately $400 million. Our subsidiary Holdings may be able to borrow up to an additional $350 million under its credit facility. Further, the indenture under which we issued the notes and Holdings' bank credit facility may permit us to incur additional debt, including secured debt, subject to certain limitations. See "Description of the New Notes--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Holdings' Bank Credit Facility."

   The amount of our debt could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes,

  . increase our vulnerability to general adverse economic and industry conditions,

  . limit our ability to fund future capital expenditures, research and development costs, working capital and other general corporate requirements,

  . require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness,

  . limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, and

  . place us at a competitive disadvantage compared to competitors that have less debt.

 Ability to Service Debt--If we are unable to generate a significant amount of cash, we may be unable to service our debt, including the notes.

   Our ability to generate sufficient cash flow to pay the principal of and interest on our debt, including the notes, depends upon the successful and timely completion of our systems, including the Atlantica-1 Network, the successful and timely acquisition of terrestrial extensions, our future operating performance and a number of other factors, many of which are beyond our control.

   If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to obtain additional debt or equity financing, refinance or restructure all or a portion of our existing debt or sell all or a portion of our assets. Our ability to take any of these actions will depend on our financial condition at the time and other factors, including general market and economic conditions. See "--Covenant Restrictions" below for a description of certain restrictions in the agreements governing our debt that could limit our ability to take any of these actions. Accordingly, these transactions may not be possible. If, for any reason, including a shortfall in anticipated cash flow, we are unable to meet our debt service obligations, we would be in default under our existing debt agreements.

 Holding Company Structure--If our subsidiaries are unable to distribute funds to us, we will be unable to make payments on the notes.

   We are a holding company. Our only material asset is our ownership of the capital stock of Holdings. As a result, our ability to make required payments on the notes depends on the performance of the businesses owned by our subsidiaries and our subsidiaries' ability to distribute funds to us. Our subsidiaries will have no obligation to pay amounts due on the notes, and none of our subsidiaries will guarantee the notes. In addition, the applicable law of the jurisdictions in which these subsidiaries are organized or contractual or other obligations to which they are subject may limit their ability to pay dividends or make payments on intercompany loans, including those made with the proceeds of the offering of the old notes.

   Holdings' bank credit facility and the related security, pledge, guarantee and other documents will restrict our subsidiaries' ability to pay dividends, make distributions or otherwise transfer funds to us. In addition, Holdings' bank credit facility and these related instruments will prohibit Holdings from making distributions to us from which we would otherwise expect to make interest payments on the notes during the occurrence and continuance of certain defaults or events of default under Holdings' bank credit facility and the related instruments. See "Holdings' Bank Credit Facility."

   As of September 30, 1999, the notes were structurally subordinated to approximately $100.0 million of debt of our subsidiaries. Our subsidiaries may incur up to $350.0 million of additional debt under Holdings' bank credit facility, and they may incur more debt in the future.

 Covenant Restrictions--Holdings' bank credit facility, the related security, pledge, guarantee and other documents and the indenture impose significant restrictions on our ability to take certain actions.

   These restrictions will significantly limit or prohibit, among other things, our ability and our subsidiaries' ability to:

  . engage in unrelated business activities,

  . incur additional indebtedness,

  . repay indebtedness prior to stated maturities,

  . sell assets,

  . make investments,

  . engage in transactions with shareholders and affiliates,

  . issue capital stock,

  . create liens, or

  . engage in mergers, amalgamations or acquisitions.

   These restrictions could also limit our ability and our subsidiaries' ability to:

  . obtain financing in the future,

  . make needed capital expenditures,

  . withstand a future downturn in our business or the economy in general, or

  . otherwise conduct necessary corporate activities.

   Events beyond our control, including prevailing economic and financial conditions, may affect our ability and our subsidiaries' ability to comply with these covenants and restrictions. If we or our subsidiaries fail to comply with these restrictions, a default may occur under the terms of Holdings' bank credit facility, the related security, pledge, guarantee and other documents or the indenture notwithstanding our ability and the ability of our subsidiaries to meet our respective debt service obligations.

 Financing Change of Control Offer--We may not be able to raise the funds necessary to finance the change of control offer required by the indenture.

   The indenture requires us, in the event of a change of control, to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued interest to the date of purchase. This provision may be of limited value to holders of notes because, before making the offer to purchase the notes, we would be required to (1) repay in full all of our indebtedness under Holdings' bank credit facility and any other indebtedness that would prohibit the purchase of the notes, or (2) obtain any requisite consent to permit the purchase of the notes. We may not have sufficient funds available at the time of any change of control to make any debt payment (including purchase of the notes) as described above.

   The events that constitute a change of control under the indenture may also be events of default under Holdings' bank credit facility. An event of default under Holdings' bank credit facility may permit the lenders to accelerate the outstanding debt under the credit facility and, if Holdings does not repay the debt, to foreclose on assets of our subsidiaries subject to security interests. This would limit our ability to raise cash to purchase the new notes.

Risk Factors Relating to the Company

 Limited Operating History--Because of our limited operating history and negative cash flow, an investment in the notes may involve greater risk than an investment in the securities of an entity with a longer operational history.

   We began providing telecommunications services in Bermuda in May 1997 through TBI. We have accumulated losses as of June 30, 1999 of $16.0 million and have never earned a profit. In addition, our historical financial information relates primarily to TBI's retail international telecommunications business and not the international telecommunications network solutions business we are entering with the construction of the Atlantica-1 Network. Accordingly, you have very limited historical financial information upon which to base your evaluation of our performance and an investment in the new notes. You should consider our prospects in light of the risks, expenses and difficulties that companies in an early stage of development frequently encounter.

   We intend to use most of the proceeds from the sale of the old notes and a significant amount of additional capital to develop the Atlantica-1 Network and terrestrial extensions. Until we complete the principal segments of the network, we will continue to spend more building the network than we will earn from selling capacity on it. Accordingly, we expect to experience negative cash flows after capital expenditures while we are developing our network. Our future success will depend substantially on sales of capacity on the Atlantica-1 Network and any subsequent systems. We may be unable to realize our business plan, achieve operating profitability or generate sufficient cash flow to service our debt (including the notes), capital expenditures or working capital requirements.

 Substantial Future Capital Requirements--Our future growth will require substantial additional capital requirements that may exceed our budgeted amounts and for which we may need to incur additional indebtedness.

   Although we expect the net proceeds we received from the private offering of the old notes, the net proceeds we received from the private equity financing and borrowings under Holdings' bank credit facility to be sufficient to complete the development of the Atlantica-1 Network, we expect to need significant amounts of additional capital to implement our business plan. In addition to building the Atlantica-1 Network, we may in the future expand our undersea fiber optic cable systems through the development of the Atlantica-2 Network. We expect the Atlantica-2 Network to have a comparable unit price per kilometer to the Atlantica-1 Network and to require substantial capital to develop.

   If we cannot generate sufficient funds from operations, we may issue additional debt or equity capital. The provisions of the indenture, Holdings' bank credit facility and the related security, pledge, guarantee and other documents, however, may restrict our ability to issue debt or equity. We may be unable to arrange financing in the future or, if we are able to do so, we may be unable to arrange financing on terms that are favorable to us. Our ability to arrange financing and the cost of the financing will depend on many factors including:

  . general economic and capital markets conditions and particular conditions in the non-investment grade debt market,

  . conditions in the telecommunications industry,

  . regulatory developments,

  . investor confidence and credit availability from banks and other lenders,

  . the success of the Atlantica-1 Network, and

  . tax and securities laws that affect raising capital.

 Completion of the Atlantica-1 Network--If we fail to complete our network within our estimated cost and time-frame, we may be unable to provide our network services competitively.

   In order to implement our business strategy and generate cash flows to service our indebtedness, we must successfully complete the Atlantica-1 Network at the cost and in the time-frame that we currently estimate. We have entered into a contract with Alcatel to design, engineer and construct the Atlantica-1 Network on a turnkey basis. A wide variety of factors, uncertainties and contingencies, many of which are beyond our or Alcatel's control, including inclement weather and adverse changes in government regulations, may affect the construction of the Atlantica-1 Network. Alcatel also may suspend its work on the network if we fail to make the requisite periodic payments. Any suspension could result in a failure to meet a scheduled completion date. In addition, our contract with Alcatel limits the damages that we could recover in the event of a breach by Alcatel.

   There are few manufacturers of materials used to build undersea fiber optic cable systems and these manufacturers have a limited capacity that network developers reserve in advance. Alcatel has reserved capacity for the Atlantica-1 Network. A significant delay in our time-frame could cause us to be unable to obtain the manufacturing capacity necessary to complete the network.

   Our successful completion of the Atlantica-1 Network at the cost and in the time-frame that we currently estimate will also depend, among other things, upon our ability to manage its construction effectively and Alcatel's ability to obtain all construction permits and licenses.

 Sales of Capacity--If we are unable to sell sufficient capacity on our cable systems or to sell capacity on favorable terms, then we may be unable to generate sufficient revenues and cash flows to implement our business plan or service our indebtedness.

   As of the date of this prospectus, we have only sold limited capacity on the BUS-1 system and have not sold any capacity on the Atlantica-1 Network. There may not be sufficient demand to support our network, we may not be able to sell capacity on our cable systems and any sales may not be on favorable terms. Two competitors have announced other undersea fiber optic cable systems with capacity, technology and scheduled completion dates that we expect to be similar to our network. These other systems may adversely affect our ability to sell our capacity.

 Realization of Other Revenues--If we fail to increase our revenues beyond initial capacity sales, we may be unable to implement our business plan.

   We intend to increase our revenues and profits by:

  . upgrading capacity on the Atlantica-1 Network,

  . developing or acquiring additional undersea fiber optic cable capacity,

  . developing or purchasing terrestrial extensions in a cost effective manner to connect landing stations to major city centers,

  . introducing new products and services such as value-added offerings through which a customer could use our Bermuda base of network operations to generate cost-savings and minimize income taxes, and

  . increasing TBI's market share in Bermuda through the introduction of innovative product and service offerings at competitive prices.

 Operations Risks--If our systems fail to operate properly or are damaged, we may be unable to provide our intended network services and to implement our business plan.

   Our success depends on our systems providing competitive reliability, capacity and security. The operation, administration, maintenance and repair of a large-scale, complex telecommunications network, however, requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment. The Atlantica-1 Network will employ certain components that no one has used before in an undersea fiber optic cable system. The BUS-1 system also is subject to operational risks. The failure of the hardware or software to function as required could render an undersea fiber optic cable system unable to perform at design specifications. Even if built to specifications, our systems may not function as expected in a cost-effective manner. Additional operational risks include physical damage, power loss, capacity limitations, breaches of security and disruptions beyond our control.

   We expect each of our systems to have a design life of not less than 25 years; however, the actual useful life of any of these systems may be shorter. A number of factors will affect the useful life of each of our systems, including, among other things:

  . quality of construction,

  . unexpected deterioration, and

  . technological or economic obsolescence.

 Competition--We may be unable to compete with our larger and better financed competitors.

   The international telecommunications industry is extremely competitive. We face competition from existing and planned systems along each of our planned routes. We will also compete with satellite providers and land-based cable systems. Most of our competitors have substantially greater financial, technical and marketing resources than we do. We will compete primarily on the basis of price, availability, flexible provisioning, colocation services, transmission quality and reliability, customer service and the locations our systems connect.

   Future sources of competition for the Atlantica-1 Network include:

  . Americas-2, a new carriers' consortium cable system with a scheduled RFS date in the third quarter of 1999 that will connect Brazil, Venezuela, Florida and the Caribbean,

  . South American Crossing, a new self-healing ring cable system being developed by Global Crossing Ltd. that will link coastal countries in South America to Global Crossing's planned Mid-Atlantic Crossing in St. Croix, U.S.V.I. and Global Crossing's planned Pan American Crossing in Ft. Amador, Panama, and

  . the SAm-I cable system, a self-healing ring cable system being developed by Telefonica Internacional S.A. and Tyco International Ltd. that will connect the United States, Guatemala, Brazil, Argentina, Chile, Peru and Colombia.

   Global Crossing Ltd. has stated that South American Crossing is scheduled to be available for service in the first quarter of 2001 and will be capable of providing up to 1,280 Gbps of total capacity. Telefonica Internacional S.A. and Tyco International Ltd. have stated that SAm-1 is scheduled to be available for service in December 2000 and will be capable of providing up to 1,280 Gbps of total capacity. There may not be sufficient demand to support all of these systems or additional systems that these or other competitors may build.

   Our existing business, the provision of retail telecommunications services in Bermuda, is also very competitive. Our only licensed competitor in this market, Cable & Wireless, has:

  . substantially greater financial, technical and marketing resources,

  . access to larger networks through inter-company relationships,

  . a broader portfolio of services,

  . stronger name recognition, and

  . long-standing customer relationships.

   An Internet service provider, or ISP, in Bermuda recently filed for declaratory relief following the Bermuda Government's refusal to permit it to provide voice over Internet service under the terms of its license. This lawsuit has been adjourned following the Bermuda Government's announcement that it is reconsidering whether to amend the license terms of ISPs and permit them to provide voice over Internet service. Accordingly, the Bermuda Government may change its current policy and permit ISPs to provide voice over Internet, which would constitute a competitive service to TBI's long-distance services. In addition, the Bermuda Government may license additional parties to provide long-distance service in Bermuda. These developments may adversely impact our revenues from TBI's Bermuda long-distance business.

 Dependence on Senior Management--If we lose members of our senior management team, we may be unable to implement our business plan.

   We are dependent on the continued employment of our senior management team in order to implement our business plan. A small number of key management and operating personnel who have been extensively involved in our formation and the establishment of our key business relationships manage our business. Among other things, we rely on specific individuals to supervise the construction of our undersea cable network, to negotiate strategic alliances with telecommunications service providers and other carriers, to sell capacity on the network and to oversee and implement other aspects of our business plan. The loss of any member of our management team could delay or prevent us from achieving these aspects of our business plan. Competition for management-level individuals in the telecommunications industry is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not maintain any key person life insurance on the lives of any of our management personnel.

 Ability to Manage Growth--If we are unable to effectively manage our growth and transition from a development company to an operating company, we may not be successful in developing and operating our network.

   Our planned growth and expansion will place significant demands on our management and operations. Our ability to manage this growth successfully will depend on, among other things:

  . expanding our management resources, network infrastructure, information and reporting systems and controls,

  . expansion, training and management of our employee base, including attracting and retaining skilled personnel,

  . evaluating new markets,

  . monitoring operations,

  . controlling costs, and

  . obtaining satisfactory interconnection agreements with other network providers.

 Dependence on Third Parties--If the third parties upon whom we depend do not perform their contractual obligations, we will be unable to provide our network services.

   We and our customers depend and will continue to depend upon third parties, such as carriers, Post, Telephone and Telegraph companies, or PTTs, telecommunications facilities providers and suppliers, and local operating companies, including the Bermuda Telephone Company, to:

  . construct and maintain systems and provide equipment,

  . provide access to certain origination and termination points of our systems in various jurisdictions,

  . construct and operate landing stations in certain of these jurisdictions,

  . acquire rights of way, licenses and permits, and

  . provide terrestrial capacity.

   These third parties may not perform their contractual obligations.

 Tax Matters--We have assumed that a significant portion of our income will not be subject to certain taxes. If our assumption is incorrect or if there are changes in the prevailing tax laws, it could adversely impact our revenues and our cash flow available to make payments on the notes.

   We believe that a significant portion of the income derived from our undersea fiber optic systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, (2) Brazil, (3) Venezuela, or (4) certain other countries in which we will conduct activities or in which our target customers will be located, including the United States. However, we base our belief upon the anticipated nature and conduct of our business, which may change, and upon our understanding of the tax laws of the various countries in which we expect to have assets or conduct activities. Our position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. We cannot predict the amount of tax to which we may become subject. For more information, see "Certain Income Tax Considerations."

 Year 2000 Problem--If we experience system failures as a result of the Year 2000 Problem, it could adversely affect our ability to provide our network services.

   The year 2000 problem is the result of writing computer programs using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations. If companies do not make necessary modifications, the year 2000 problem could adversely impact our ability to provide our telecommunications services. Furthermore, other companies' systems on which our systems rely may not be prepared for the year 2000, or these companies may implement year 2000 preparations with systems that are incompatible with our systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Problem."

 Significant Shareholders with Potentially Adverse Interests--Our significant shareholders may cause us to pursue transactions that increase the risk of your investment in the notes.

   The institutional investors named below or their affiliates purchased approximately 67% of the common shares of the Company on a fully diluted basis and Class B shares, which have certain voting rights as described under the heading "Principal Shareholders--Capital Structure," in the private equity financing:

  . Boston Ventures Management, Inc.,

  . Kelso & Company,

  . Providence Equity Partners, Inc.,

  . Spectrum Equity Investors,

  . TD Capital Group Limited (an affiliate of one of the initial purchasers of old notes),

  . Capital Communications CDPQ Inc.,

  . Sandler Capital Management,

  . Ontario Municipal Employee Retirement Board and

  . Nautilus Equity Investors LLC (whose managing member is an indirect subsidiary of one of the initial purchasers of old notes).

   There may be conflicts of interest between these investors and you if we encounter financial difficulties or these investors cause us to pursue transactions that could enhance their equity investment while involving risks to your interests.

   Certain of these investors, or their affiliates, currently have significant investments in other telecommunications companies, and may in the future invest in other entities engaged in the telecommunications business, some of which may compete with us. These investors have no obligation to bring us any investment or business opportunities of which they are aware, even if opportunities are within our scope and objectives. Conflicts may also arise in the negotiation or enforcement of arrangements we may enter into with entities in which these investors, or their affiliates, have an interest.

 Service of Process and Enforcement of Liabilities--It may be difficult for you to enforce U.S. judgments against our foreign assets, to serve our foreign officers and directors or to enforce U.S. judgments against them and to enforce U.S. securities laws in Bermuda.

   GlobeNet Communications Group Limited is a Bermuda company. A substantial portion of our assets and our principal offices are located outside of the United States. In addition, some of our directors and officers are not residents of the United States. As a result, it may be difficult for you to enforce judgments obtained in United States courts against our assets located outside the United States, and it may be difficult for you to effect service of process within the United States upon these directors and officers or to enforce judgments obtained in United States courts against them. Furthermore, our legal counsel in Bermuda, Conyers Dill & Pearman, has advised us that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. securities laws.

Risk Factors Relating to the Industry

 Demand for Fiber Optic Capacity--If fiber optic cable technology becomes obsolete or is replaced by newer competing technologies, we may be unable to implement our business plan.

   The international telecommunications industry is changing rapidly due to, among other things:

  . the easing of regulatory constraints,

  . the privatization of established carriers and PTTs,

  . the expansion of telecommunications infrastructure,

  . economic globalization, and

  .the changing technology for all telecommunications industry sectors, including cable, wireless and satellite.

   Our business strategy and much of our planned growth is predicated upon the continuation of the growth in demand for international telecommunications capacity that has occurred over the past several decades and the continued viability of fiber optic cable networks as a preferred means of transmitting voice and data. This may not occur.

 Declining Prices Per Circuit--If prices for circuits decline more than we expect, we may not generate sufficient revenues to implement our business plan.

   The fiber optic cable transmission industry has realized significant per unit cost reductions over the past several years resulting from technological advances in fiber optics. These advances have caused prices for circuits to decline. We anticipate that prices for our products and services specifically, and network transmission capacity in general, will continue to decline over the next several years, due primarily to the following:

  . price competition as various network providers continue to install networks that might compete with the Atlantica-1 Network,

  . recent technological advances that result in substantial increases in the transmission capacity of both new and, to a lesser extent, existing fiber optic telecommunications networks, and

  . strategic alliances or similar transactions, such as long-distance capacity purchasing alliances among groups of carriers, that could increase the parties' purchasing power.

   There may, however, be a bigger decline in prices per circuit than we expect.

 Risks Associated with International Markets--We will operate in many foreign markets and these foreign operations will expose us to risks that may prevent us from providing our network services or may adversely affect our ability to do so profitably.

   Our foreign operations will expose us to certain risks inherent in doing business on an international level. These risks include:

  . regulatory limitations restricting or prohibiting us from providing our services,

  . unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers,

  . difficulties in staffing and managing foreign operations,

  . political risks,

  . fluctuations in currency exchange rates and restrictions on repatriation of earnings, and other exchange control regulations,

  . delays from customers, brokers or government agencies,

  . potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, and

  . an economic downturn in the countries in which we expect to do business.

 Government Regulation--We and our customers are subject to substantial government regulation in the United States and several other jurisdictions. These regulations may affect our ability to operate our systems or offer certain of our products.

   Government regulations may require us, in the ordinary course of development, construction and operation of our network, to obtain and maintain various permits, licenses and other authorizations including undersea cable landing licenses (and environmental and natural resources licenses or permits) in the United States, Brazil, Bermuda, Venezuela and in any other foreign jurisdictions where our cables may land and exist. If we are unable to obtain and maintain necessary permits, licenses and other authorizations, we will be unable to operate our systems.

   United States: On June 2, 1999 we submitted a submarine cable landing license application to the Federal Communications Commission ("FCC") in the United States. No party filed objections with the FCC in response to this application. While we expect to receive a landing license by the end of 1999, the FCC may not grant us a landing license or it may not do so within our time schedule. We cannot complete the Atlantica-1 Network without a landing license for the United States. See "Business--Regulation--United States."

   Brazil: On March 2, 1999, we submitted a written request to the Agencia Nacional de Telecomunicacoes, or ANATEL, the telecommunications regulatory authority in Brazil, seeking a determination as to the scope and nature of ANATEL's authority to regulate undersea cable systems such as the Atlantica-1 Network. On October 13, 1999, ANATEL, in a response to this request, indicated that the provision of submarine cable infrastructure does not constitute a telecommunications service and therefore no ANATEL license is necessary to construct, own and operate the Atlantica-1 Network.

   Venezuela: The Comision Nacional de Telecomunicaciones, or CONATEL, the telecommunications regulatory agency in Venezuela, has provided us with written confirmation that we may construct and land the Atlantica-1 cable in Venezuela without formal regulatory approval from CONATEL. Additionally, based on advice provided to us by CONATEL, we do not believe that any CONATEL permits or concessions are necessary to operate the cable or sell capacity on the cable. However, if CONATEL were now to determine that a permit or concession was necessary, we believe that a permit or concession would be issued by CONATEL in a time frame consistent with the implementation schedule for the Atlantica-1 Network. Our inability to secure any necessary approvals in the required time frame could prevent us from providing our intended network services.

   We intend to submit to CONATEL an application for the appropriate licenses that will permit us to provide backhaul services in Venezuela. While we expect CONATEL to grant us these licenses, CONATEL may not do so, or it may not do so within our time schedule.

   Bermuda: On January 10, 1997, the government of Bermuda granted TBI an international carrier license. The license is for a term of five years and is subject to renewal. The government may not renew our license. If the government fails to renew our license, we will no longer be able to provide telecommunications services in Bermuda and will be required to sell TBI's telecommunications business.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We use words like "believe," "anticipate," "expect," "estimate," "may," "will," "should" and similar expressions to help identify these forward-looking statements. Forward-looking statements contained in this prospectus include, for example, statements concerning our plans to design, construct, operate and sell capacity on our planned cable systems, expectations as to funding our future capital requirements, developments with respect to regulatory and market conditions and other discussions of future plans and strategies, anticipated developments and other matters that involve predictions of future events.

   We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks and uncertainties, some of which may be outside of our control, including, among other things:

  . our failure to complete our planned cable systems within the currently estimated time frame and budget,

  .  our failure to be early to market,

  .  our failure to sell capacity on our planned cable systems,

  . our failure to obtain and maintain all necessary permits, licenses or authorizations to construct, land and operate our planned cable systems,

  . our failure to contract for or build any necessary backhaul facilities to provide city-to-city connectivity on our planned cable systems,

  . our failure to accurately project levels of demand for telecommunications capacity,

  . political, economic, legal or regulatory changes that negatively affect our operations, and

  . our failure to compete effectively in a rapidly evolving marketplace characterized by intense price competition and incremental new capacity.

   This list is only an example of some of the risks, uncertainties and assumptions that may affect the forward-looking statements contained in this prospectus. In light of these and other risks, uncertainties or assumptions, the actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus or may not occur. For additional factors that could affect the validity of our forward-looking statements, you should carefully consider the risk factors beginning on page 10 and the other information in this prospectus. We do not intend to publish updates or revisions of any forward-looking statement to reflect new information, future events or otherwise.

                                USE OF PROCEEDS

New Notes

   We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Financing Plan

   We estimate that the total cost to build the Atlantica-1 Network, including the secondary strand of the Rio extension, the Caracas extension, landing stations and capital contingencies, will be approximately $825 million. This estimate does not include potential costs, if any, associated with securing terrestrial capacity, including any terrestrial extension to Buenos Aires, Argentina.

   As more fully described below, we have used and intend to use the net proceeds we received from the private offering of the old notes, the net proceeds we received from the private equity financing (other than the proceeds that we used to repurchase common shares of the Company from existing shareholders), the net proceeds from the exercise of warrants by our former subordinated lenders, and availability under Holdings' bank credit facility to fund:

  . the cost to build the Atlantica-1 Network, including the secondary strand of the Rio extension, the Caracas extension, landing stations and capital contingencies,

  . the repayment of our subordinated loans and TBI's credit facility,

  . transaction costs,

  . pre-RFS working capital requirements, and

  . costs, if any, associated with our initial requirements for terrestrial capacity.

   As of September 30, 1999, we have spent approximately $103.0 million of these funds to make an initial payment under our contract with Alcatel, to pay certain interest on our subordinated loans, to repay TBI's credit facility, to pay transaction costs, to pay commitment fees on Holdings' bank credit facility and to pay working capital requirements.

 Private Offering of Old Notes

   On July 14, 1999, we issued $300 million in aggregate principal amount of old notes to the initial purchasers in an offering exempt from the registration requirements of the Securities Act of 1933. The net proceeds we received from this offering were approximately $288.9 million.

 Private Equity Financing

   On July 14, 1999, we received approximately $270.6 million from various institutional investors in exchange for 13,263,646 newly issued common shares that represent approximately 67% of our common shares on a fully diluted basis and 1,000 Class B shares, which have special voting rights.

   On August 9, 1999, we accepted for repurchase 1,500,000 common shares held by existing shareholders at $20.40 per share (less expenses) for an aggregate price of $30.6 million. This repurchase price was paid out of a portion of the proceeds of the private equity financing.

   In connection with this private equity financing, our former subordinated lenders, one of whom is an indirect affiliate of one of the initial purchasers of old notes and a subsidiary of TD Capital Group Limited, a shareholder of the Company, exercised the warrants they obtained when they made subordinated loans to us. The effect of this exercise was to convert the principal amount of their $13.5 million of subordinated loans and, in the case of one of these lenders, $1.9 million of accrued interest, into 1,635,286 common shares of the Company. We paid accrued interest of $0.9 million owed to the other subordinated lender out of the net proceeds of the private offering of the old notes and the private equity financing, thus retiring the subordinated loans. One of the subordinated lenders also acquired all of the common shares, Class A shares and TBI Class A shares held by the other subordinated lender. The outstanding Class A shares of the Company and TBI were then cancelled.

 Holdings' Bank Credit Facility

   On July 14, 1999, our subsidiary Holdings entered into a credit agreement with Toronto Dominion (Texas) Inc., Credit Suisse First Boston, and TD Securities (USA) Inc. pursuant to which, subject to certain terms and conditions, Holdings may borrow up to $400 million and may request an additional facility for up to $50 million. As of September 30, 1999, Holdings had borrowed $100 million under this credit facility. See "Holdings' Bank Credit Facility."

                                 CAPITALIZATION

   The following table sets forth our capitalization at June 30, 1999 and as adjusted to give effect to the items in footnote (1) below. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our unaudited consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                          As of June 30, 1999
                                                        ------------------------
                                                         Actual   As Adjusted(1)
                                                        --------  --------------
                                                        (dollars in thousands)
Cash................................................... $  1,051     $583,878
                                                        ========     ========
Long-term debt:
  TBI credit facility(2)............................... $ 20,527          --
  Subordinated loans and retractable warrants(3).......   13,500          --
  Accrued contingent interest(4).......................    1,837          --
  Holdings' bank credit facility(5)....................      --       100,000
  13% Senior Notes due 2007............................      --      $300,000
                                                        --------     --------
    Total long-term debt...............................   35,864      400,000
Shareholders' equity:
  Share capital and additional paid-in capital.........   21,651      266,018
  Deficit..............................................  (16,003)     (16,824)
                                                        --------     --------
    Total shareholders' equity.........................    5,648      249,194
                                                        --------     --------
Total capitalization................................... $ 41,512     $649,194
                                                        ========     ========

--------

(1) As Adjusted column reflects (a) our use of the net proceeds that we received from the private offering of the old notes, (b) our use of the net proceeds that we received from the private equity financing, (c) our use of $100 million of Holdings' bank credit facility of up to $450 million, (d) our use of the net proceeds from the exercise of warrants by our former subordinated lenders, (e) the payment of interest on one of our retired subordinated loans, (f) the conversion of interest on the other subordinated loan, (g) our repurchase of common shares of the Company from existing shareholders, (h) the repayment of TBI's credit facility (see note
    (2) below) and related interest, (i) transaction costs, (j) accrued contingent interest, and (k) deferred financing costs.
(2) In September 1997, TBI entered into a senior credit facility consisting of a five-year, $25 million term loan agreement, and a five-year, $5 million revolving credit facility. As at June 30, 1999, availability under the term loan was permanently reduced to $20.2 million. Includes current portion of $4.5 million. Excludes accrued interest of $46,000. This credit facility was retired in connection with the private offering of old notes and the private equity financing.
(3) Excludes accrued interest on our retired subordinated loans of $2.7 million.
(4) Accrued contingent interest represents the payment that would have had to have been made by the Company if the warrants issued in connection with our subordinated loans had not been exercised by July 28, 2002. It is calculated at 7% per annum on the gross exercise price for the unexercised warrants from the date of issue to the date of expiration. All the accrued contingent interest was included in stated capital when the warrants were exercised. See note 9(c) to our consolidated financial statements.

(5) Of the total availability of up to $450 million, $100 million has been borrowed. Availability of these funds will be subject to certain terms and conditions. See "Holdings' Bank Credit Facility."

        UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The following condensed unaudited pro forma consolidated financial information of the Company has been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the year ended December 31, 1998 and for the six-month period ended June 30, 1999. The unaudited condensed pro forma consolidated balance sheet gives effect to the private equity financing, the issuance of the notes, the application of the proceeds therefrom and the other transactions described in the accompanying notes as if they occurred on June 30, 1999. The unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 1998, and for the six month period ended June 30, 1999, give effect to the transactions as if they had occurred as of January 1, 1998.

   The pro forma adjustments presented are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on our business, results of operations and financial condition. Interest related to the debt issuance has been expensed in this pro forma financial information. However, an element of this interest will be capitalized during the time that the Atlantica-1 Network is under construction. The amount to be capitalized is not readily determinable at this time. The unaudited condensed pro forma consolidated balance sheet as of June 30, 1999 and unaudited condensed pro forma statement of operations for the six-month period ended June 30, 1999 were derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 1998 was derived from the audited consolidated financial statements included elsewhere in this prospectus.

   The unaudited condensed pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

   The unaudited condensed pro forma financial information and related notes are provided for informational purposes only and do not necessarily reflect the results of operations or financial condition of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited condensed pro forma financial information been consummated as of the dates indicated and are not intended to project the Company's financial condition or results of operations for any future period.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999

           (in thousands of dollars, except share and per share amounts)

                                                       Pro forma
                                           Historical adjustments    Pro forma
                                           ---------- -----------    ---------
Assets
Current assets
Cash......................................  $  1,051   $582,827 (1)  $583,878
Accounts receivable (net of allowance of
 $141)....................................     2,882        --          2,882
Other current assets......................       667        --            667
                                            --------   --------      --------
                                               4,600    582,827       587,427
Capital assets (9)........................    53,199        --         53,199
Other assets..............................     2,266     22,085 (2)    24,351
                                            --------   --------      --------
                                            $ 60,065   $604,912      $664,977
                                            ========   ========      ========
Liabilities
Current liabilities
Accounts payable..........................  $  4,332   $ (2,770)(3)  $  1,562
Accrued liabilities.......................    11,588        --         11,588
Current portion of long-term debt.........     4,500     (4,500)(4)       --
                                            --------   --------      --------
                                              20,420     (7,270)       13,150
Long-term debt (8)........................    31,364    368,636 (5)   400,000
Deferred revenue..........................     2,633        --          2,633
                                            --------   --------      --------
                                              54,417    361,366       415,783
                                            --------   --------      --------
Shareholders' equity
Share capital and additional paid-in
 capital..................................    21,651    244,367 (6)   266,018
Deficit...................................   (16,003)      (821)(7)   (16,824)
                                            --------   --------      --------
                                               5,648    243,546       249,194
                                            --------   --------      --------
                                            $ 60,065   $604,912      $664,977
                                            ========   ========      ========

  The accompanying notes are an integral part of this unaudited condensed pro forma consolidated balance sheet.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

       NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999

         (in thousands of dollars, except share and per share amounts)


(1) Reflects adjustments relating to cash in connection with the financing for the Atlantica-1 Network as follows:

      Cash provided by:
       Private equity financing (13,263,646 shares at $20.40 per
        share with a par value of $1.50)............................ $ 270,578
       Issuance of 1,000 Class B shares at their par value of
        $1.50.......................................................         1
       Issuance of the 13% Senior Notes due 2007....................   300,000
       Holdings' bank credit facility...............................   100,000
      Cash used for:
       Repurchase of 1,500,000 common shares with a par value of
        $1.50 from existing shareholders at $20.40 per share........   (30,600)
       Estimated transaction fees and expenses......................   (35,744)
       Repayment of TBI's credit facility and accrued interest
        thereon.....................................................   (20,573)
       Payment of accrued interest related to the subordinated
        loans.......................................................      (835)
                                                                     ---------
                                                                     $ 582,827
                                                                     =========

(2) Reflects transaction fees and expenses of $22,906 which have been deferred in relation to the 13% Senior Notes due 2007 and Holdings' bank credit facility, and the write-off of existing deferred financing costs of $821.

(3) Reflects the conversion of accrued interest on the subordinated loans by one of our subordinated lenders and the payment of accrued interest on the subordinated loan to the other subordinated lender and TBI's credit facility as follows:

      Accrued interest on the subordinated loans converted to equity upon the exercise of the warrants............................. $ 1,889
      Accrued interest on the subordinated loans paid in cash........     835
      Accrued interest on TBI's credit facility paid in cash.........      46
                                                                      -------
                                                                      $ 2,770
                                                                      =======

(4) Repayment of the current portion of TBI's credit facility of $4,500.

(5) Reflects adjustments relating to long-term debt in connection with the financing for the Atlantica-1 Network as follows:

      Repayment of TBI's credit facility of $20,527 less the
       current portion of $4,500.................................. $ (16,027)
      Repayment of the subordinated loans.........................   (13,500)
      Accrued contingent interest in connection with the exercise
       of the warrants............................................    (1,837)
      Issuance of the 13% Senior Notes due 2007...................   300,000
      Holdings' bank credit facility..............................   100,000
                                                                   ---------
                                                                   $ 368,636
                                                                   =========

                     GLOBENET COMMUNICATIONS GROUP LIMITED

       NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1999

         (in thousands of dollars, except share and per share amounts)


(6) Reflects adjustments relating to share capital and additional paid-in capital in connection with the financing for the Atlantica-1 Network as follows:

      Private equity offering of 13,263,646 common shares at $20.40 with a par value of $1.50.....................................  $270,578
      Issuance of 1000 Class B shares at their par value of $1.50....         1
      Repurchase of 1,500,000 common shares with a par value of $1.50
       from existing shareholders at $20.40..........................   (30,600)
      Estimated transaction fees and expenses relating to private
       equity financing..............................................   (12,838)
      Accrued contingent interest in connection with the exercise of
       the warrants..................................................     1,837
      Conversion of the subordinated loans...........................    13,500
      Accrued interest on the subordinated loans that has been
       converted to equity upon the exercise of the warrants.........     1,889
                                                                       --------
                                                                       $244,367
                                                                       ========

(7) Reflects the write-off of the existing deferred financing costs of $821.

(8) Holdings' bank credit facility for up to $450,000 has not been reflected as availability of funds is subject to certain terms and conditions.

(9) This presentation does not reflect the capitalization of interest related to the Atlantica-1 Network. An element of this interest will be capitalized during the time that the Atlantica-1 Network is under construction.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the six months ended June 30, 1999

           (in thousands of dollars, except share and per share amounts)

                                                        Pro forma
                                            Historical adjustments    Pro forma
                                            ---------- -----------    ---------
Revenues
Telecommunication services................   $13,122         --       $ 13,122
IRU capacity..............................       --          --            --
                                             -------    --------      --------
                                              13,122         --         13,122
                                             -------    --------      --------
Expenses
Carrier charges...........................     6,060         --          6,060
Cost of IRU capacity......................       --          --            --
General and administrative expenses (4)...     4,704         --          4,704
Interest on long-term debt................     1,577    $ 22,715 (1)    24,292
Interest income...........................      (101)        --           (101)
Amortization of deferred financing costs..       160       1,513 (2)     1,673
Amortization of capital assets............     1,264         --          1,264
Accrued contingent interest...............       495        (495)(3)       --
                                             -------    --------      --------
                                              14,159      23,733        37,892
                                             -------    --------      --------
Loss before income taxes..................    (1,037)    (23,733)      (24,770)
Provision for income taxes................        19         --             19
                                             -------    --------      --------
Net loss for the period...................   $(1,056)   $(23,733)     $(24,789)
                                             =======    ========      ========
Basic and fully diluted loss per common
share.....................................   $ (0.30)                 $  (1.46)
                                             =======                  ========


  The accompanying notes are an integral part of this unaudited condensed pro forma consolidated statement of operations.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

  NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the six months ended June 30, 1999

         (in thousands of dollars, except share and per share amounts)

(1) Reflects the incremental interest expense relating to the 13% Senior Notes due 2007 and the elimination of the interest expense related to the subordinated loans and TBI's credit facility, as follows:

      13% Senior Notes due 2007.....................................  $ 19,500
      Interest on Holdings' bank credit facility at 9.5%............     4,776
      Interest expense related to the subordinated loans............      (768)
      Interest expense related to TBI's credit facility.............      (793)
                                                                      --------
                                                                      $ 22,715
                                                                      ========

   This presentation does not reflect the capitalization of interest related to the Atlantica-1 Network. An element of this interest will be capitalized during the time that the Atlantica-1 Network is under construction.

(2) Reflects the amortization of the deferred transaction fees and expenses in relation to the 13% Senior Notes due 2007 and Holdings' bank credit facility and the elimination of the amortization costs related to the existing deferred financing costs, as follows:

      Amortization related to the 13% Senior Notes due 2007 and
       Holdings' bank credit facility...............................  $  1,673
      Amortization expense related to the existing deferred
       financing costs..............................................      (160)
                                                                      --------
                                                                      $  1,513
                                                                      ========

(3) Reflects the accrued contingent interest in connection with the exercise of the warrants on the subordinated loans.

(4) On April 12, 1999, we granted 540,000 options at an exercise price of $9.00 with a ten-year term to certain directors and officers. These options vest in three separate tranches subject to the Company meeting certain milestones related to the Atlantica-1 Network. The first vesting milestone on 515,000 of these options occurred on July 14, 1999 when the financing for the Atlantica-1 Network was obtained. The difference between the exercise price and the market value of the shares at the time of vesting will be reflected as compensation expense. This compensation expense has not been reflected as an adjustment in this condensed pro forma consolidated statement of operations as the first traunch of these options did not vest until July 14, 1999.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the year ended December 31, 1998

         (in thousands of dollars, except share and per share amounts)

                                                        Pro forma
                                            Historical adjustments    Pro forma
                                            ---------- -----------    ---------
Revenues
Telecommunication services................    24,940         --         24,940
IRU capacity .............................     1,784         --          1,784
                                             -------    --------      --------
                                              26,724         --         26,724
                                             -------    --------      --------
Expenses
Carrier charges...........................    15,129         --         15,129
Cost of IRU capacity .....................       547         --            547
General and administrative expenses(4)....     9,342         --          9,342
Interest on long-term debt................     3,542    $ 45,113(1)     48,655
Interest income...........................      (140)        --           (140)
Amortization of deferred financing costs..       321       3,026(2)      3,347
Amortization of capital assets............     2,401         --          2,401
Accrued contingent interest...............       960        (960)(3)        --
                                             -------    --------      --------
                                              32,102      47,179        79,281
                                             -------    --------      --------
Loss before income taxes, minority
 interest and equity accounted for
 investment...............................    (5,378)    (47,179)      (52,557)
Provision for income taxes................        36         --             36
                                             -------    --------      --------
Loss before minority interest and equity
 accounted for investment.................    (5,414)    (47,179)      (52,593)
Minority interest.........................       204         --            204
Earnings from equity accounted for
 investment...............................       266         --            266
                                             -------    --------      --------
Net loss for the period...................   $(4,944)   $(47,179)     $(52,123)
                                             =======    ========      ========
Basic and fully diluted loss per common
 share ...................................   $ (1.41)                 $  (3.08)
                                             =======                  ========


  The accompanying notes are an integral part of this unaudited condensed pro forma consolidatedstatement of operations.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

  NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1998

         (in thousands of dollars, except share and per share amounts)


(1) Reflects the incremental interest expense relating to the 13% Senior Notes due 2007 and the elimination of interest expense related to the subordinated loans and TBI's credit facility, as follows:

      13% Senior Notes due 2007........................................ $39,000
      Interest on Holdings' bank credit facility at 9.5%...............   9,500
      Interest expense related to the subordinated loans...............  (1,501)
      Interest expense related to TBI's credit facility................  (1,886)
                                                                        -------
                                                                        $45,113
                                                                        =======

   This presentation does not reflect the capitalization of interest related to the Atlantica-1 Network. An element of this interest will be capitalized during the time that the Atlantica-1 Network is under construction.

(2) Reflects the amortization of the deferred transaction fees and expenses in relation to the 13% Senior Notes due 2007 and Holdings' bank credit facility and the elimination of the amortization costs related to the existing deferred financing costs, as follows:

      Amortization related to the 13% Senior Notes due 2007 and
       Holdings' bank credit facility................................  $3,347
      Amortization expense related to the existing deferred financing
       costs.........................................................    (321)
                                                                       ------
                                                                       $3,026
                                                                       ======

(3) Reflects the accrued contingent interest in connection with the exercise of the warrants on the subordinated loans.

(4) On April 12, 1999, we granted 540,000 options at an exercise price of $9.00 with a ten-year term to certain directors and officers. These options vest in three separate tranches subject to the Company meeting certain milestones related to the Atlantica-1 Network. The first vesting milestone on 515,000 of these options occurred on July 14, 1999 when the financing for the Atlantica-1 Network was obtained. The difference between the exercise price and the market value of the shares at the time of vesting will be reflected as compensation expense. This compensation expense has not been reflected as an adjustment in this condensed pro forma consolidated statement of operations as the first traunch of these options did not vest until July 14, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected consolidated financial data for the Company. We have derived the selected consolidated statement of operations data for the fiscal years ended December 31, 1998 and 1997 and for the ten months ended December 31, 1996 and the selected consolidated balance sheet data as at December 31, 1998, 1997 and 1996 from our consolidated financial statements that PricewaterhouseCoopers, Chartered Accountants, has audited. We have prepared this selected consolidated statement of operations data and balance sheet data in accordance with accounting principles generally accepted in the United States. We have derived the selected consolidated financial data as at and for the six months ended June 30, 1999 and June 30, 1998 from our unaudited interim consolidated financial statements for these periods and we have prepared this financial data on the same basis as the audited consolidated financial statements. In the opinion of management, this financial data contains all adjustments necessary for the fair statement of the results of operations for these periods. Operating results for these six-month periods are not necessarily indicative of the results of operations for a full year.

   We are substantially increasing the scope and scale of our business with the development of the Atlantica-1 Network. Accordingly, the selected consolidated financial data presented below may not be indicative of our financial position or results of operations in the future. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          Fiscal Year            Six Months
                           Ten Months        Ended                  Ended
                             Ended        December 31,            June 30,
                          December 31,  -------------------    ------------------
                              1996        1997       1998       1998       1999
                          ------------  --------    -------    -------    -------
                                     (dollars in thousands)
Statement of Operations
 Data:
Revenues
Telecommunications
 services...............        --      $  4,962    $24,940    $ 9,840    $13,122
IRU capacity ...........        --           --       1,784      1,678        --
                            -------     --------    -------    -------    -------
                                --         4,962     26,724     11,518     13,122
                            -------     --------    -------    -------    -------
Expenses
Carrier charges.........        --         3,559     15,129      6,814      6,060
Cost of IRU capacity ...        --           --         547        547        --
General and
 administrative
 expenses...............    $ 3,377        5,085      9,342      4,548      4,704
Interest on long-term
 debt...................        --           750      3,542      1,585      1,577
Interest income.........       (132)        (169)      (140)        (9)      (101)
Amortization of deferred
 financing costs........        --           305        321        160        160
Amortization of capital
 assets.................          1          542      2,401      1,158      1,264
Accrued contingent
 interest(1)............        --           382        960        472        495
Provision for income
 taxes..................         14           53         36         17         19
Minority interest.......        --          (249)      (204)      (204)       --
(Earnings) loss from
 equity accounted for
 investment.............        --           --        (266)       209        --
                            -------     --------    -------    -------    -------
Net loss................    $(3,260)    $ (5,296)   $(4,944)   $(3,779)   $(1,056)
                            =======     ========    =======    =======    =======
Basic and fully diluted
 loss per common share..    $ (1.89)    $  (1.52)   $ (1.42)   $ (1.07)   $ (0.30)
                            =======     ========    =======    =======    =======
Balance Sheet Data (at
 period end):
Current assets including
 cash...................    $12,530     $  4,485    $ 7,235    $ 2,555    $ 4,600
Capital assets, net.....      4,731       49,299     47,612     47,783     53,199
Total assets............     17,315       55,152     56,260     51,858     60,065
Total long-term debt
 (including current
 portion)...............        --        30,122     38,019     38,544     35,864
Shareholders' equity....     16,725       11,648      6,704      7,869      5,648
Other Financial Data:
Capital expenditures....    $ 4,728     $ 45,104    $ 1,791    $   644    $ 6,851
Ratio of earnings to
 fixed charges..........        -- (2)       -- (2)     -- (2)     -- (2)   -- (2)
Cash provided by (used
 in):
Operating activities....    $(1,491)    $  5,420    $(3,504)   $(8,941)   $ 7,170
Financing activities....     17,594       29,159      6,937      7,950     (3,651)
Investing activities....     (6,757)     (43,108)    (1,762)       279     (5,500)
Earnings (loss) before
 interest, amortization,
 income taxes, minority
 interest and equity
 accounted for
 investment(3)..........     (3,377)      (3,682)     1,706       (391)     2,358

--------
(1) Accrued contingent interest represents the payment that we would have had to make if the warrant holders had not exercised the warrants that we issued in connection with our retired subordinated loans by July 28, 2002. We calculated it at 7% per annum on the gross exercise price for the unexercised warrants from the date of issue to the date of expiration. See note 9(c) to our audited consolidated financial statements.
(2) Earnings were inadequate to cover fixed charges and accordingly the deficiency of earnings available to cover fixed charges is as follows:
    $3,246 for the ten months ended December 31, 1996, $5,243 for the year ended December 31, 1997, $4,908 for the year ended December 31, 1998, $3,762 for the six months ended June 30, 1998, $1,037 for the six months ended June 30, 1999, $42,587 for the pro forma year ended December 31, 1998 and $19,994 for the pro forma six months ended June 30, 1999. For the purposes of calculating the deficiency of earnings available to cover fixed charges, earnings consists of earnings (loss) before income taxes, minority interest and equity accounted for investment adjusted for minority interest, earnings (loss) from equity accounted for investment and the interest component of rental expense, and fixed charges consists of interest on long-term debt, amortization of deferred financing costs, accrued contingent interest and the interest component of rental expense.
(3) Earnings (loss) before interest, amortization, income taxes, minority interest and equity accounted for investment is not a measure of performance under U.S. GAAP, but we present it because we believe it is a measure of performance that analysts, investors and other interested parties in our industry commonly report and widely use. You should not consider it an alternative to net loss as a measure of operating performance or cash provided by (used in) operations as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the discussion under this caption in conjunction with our audited consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto included elsewhere in this prospectus. Certain information contained in this section, including information with respect to our plans and expectations for our business, is forward-looking. You should carefully consider the factors set forth under the captions "Forward-Looking Statements" and "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from any forward-looking statements contained in this prospectus.

Overview

   GlobeNet Communications Group Limited was incorporated and registered on June 25, 1998 as a Bermuda exempt company as part of a reorganization of the TBI group of companies. Under the reorganization, TBI, which was incorporated on January 6, 1995, became our wholly owned subsidiary, and the issued shares of TBI were exchanged for our common shares on a one-for-one basis with substantially the same rights and privileges.

   Historically, through our wholly owned subsidiary TBI, we have provided retail international telecommunications services to, from and through Bermuda. We plan to extend our business to become a provider of city-to-city international telecommunications network solutions on a wholesale "carriers' carrier" basis using a combination of undersea fiber optic cable systems and terrestrial extensions. We are currently developing the Atlantica-1 Network, an undersea fiber optic cable system, as part of this plan.

   Our international telecommunications network solutions business is in the development stage and, accordingly, our historical consolidated financial information relates primarily to TBI's retail international telecommunications business and is not necessarily indicative of future results.

   We report our results in U.S. dollars, although historically a significant portion of our revenues and expenses have been settled in Bermuda dollars, which are pegged to the U.S. dollar at par. Therefore, currency fluctuations have not affected the results of our existing operations. Substantially all of our costs incurred in connection with the Atlantica-1 Network will be incurred in U.S. dollars. While we expect to invoice a majority of our customers in U.S. dollars, we may be required to invoice certain customers in other currencies. To the extent we receive revenues in currencies other than U.S. dollars, our results of operations may be impacted by currency fluctuations. See "Risk Factors--Foreign Exchange; Exchange Controls."

 Revenues

   Revenues from international long-distance services are derived from the number of minutes of use billed by us and are recorded as the services are rendered, after deducting an estimate for the traffic for which revenue will not be collected. Historically deductions have not been material. Revenues from prepaid calling cards are recognized at the time of usage or upon expiration of the card. Revenues from private line services are recognized as earned on a monthly basis.

   Customers may enter into agreements to purchase capacity from us in the form of the granting of indefeasible rights of use, or IRUs, portable IRUs or capacity leases. Revenue from the sale of capacity by us is recognized at the date a customer first has access to the capacity, provided certain conditions are met. IRU and portable IRU sales are methods of transferring rights to fiber optic cable capacity that grant to the purchaser an indefeasible right to use the unit of capacity sold for the time, usually the remaining life of the system, to which the IRU applies. Once the IRU is granted to the purchaser, the purchase price is non-refundable and the purchaser is required to pay operations, administration and maintenance fees for as long as connectivity is maintained. The proceeds from the long-term lease of capacity are deferred and amortized over the term of the contract.

 Cost of Services

   TBI's cost of services is comprised primarily of local access charges and international termination costs. Local access charges are paid to the Bermuda Telephone Company for each minute of traffic that we originate or terminate in Bermuda. As of January 1, 1999, the Minister of Telecommunications and Technology's December 1998 directive reduced TBI's local access charge to $0.15 per minute for both originating and terminating traffic. The directive mandated a second reduction on July 1, 1999 to $0.10 per minute, with a subsequent rate determination to be made in December 1999.

   International terminations are completed through our correspondent carriers and are charged to us on the basis of prevailing international settlement rates. We receive return traffic on the major routes that effectively offset our payments for Bermuda-originated traffic. Our primary correspondent carriers are MCI WorldCom and British Telecom. The current settlement rates with carriers in the United States and the United Kingdom, which comprise the largest markets for Bermuda-originated traffic, are $0.35 per minute and the equivalent of $0.48 per minute, respectively. The rates for international terminations have declined recently and we expect they will continue to decline as international conventions are modified and competition among international carriers intensifies.

   For our wholesale carriers' carrier business, costs to build our systems are capitalized. The cost of capacity sales are calculated on a pro rata basis of total capacity sold in relation to the estimated total capacity.

 Operating Expenses

   Our operating expenses include network expenses and general and administrative costs incurred to sustain and expand our Bermuda operations, as well as to plan and finance the intended construction of the Atlantica-1 Network. As our systems develop, additional resources will be required to provide for operations and for sales of capacity. Prior to the RFS date for the connection from Tuckerton, New Jersey to Fortaleza, Brazil via Bermuda, we will enter into an agreement with a third party that will provide operation, administration and maintenance services on our systems. Following this RFS date, we expect to recover a substantial portion of our operating, administration and maintenance costs from periodic payments by customers. The amounts of these payments will be based on the pro rata capacity purchased by the customer in relation to the total capacity of the system. Each customer's pro rata share will be capped and therefore, our share of operation, administration and maintenance costs will be higher at the outset and will decline over time as capacity is sold.

Results of Operations

 Six Months Ended June 30, 1999 Compared With Six Months Ended June 30, 1998

 Revenues

   Revenues increased to $13.1 million for the six months ended June 30, 1999 compared to $11.5 million for the six months ended June 30, 1998, an increase of 13.9%. This increase was due primarily to an increase in commercial and residential traffic carried over the BUS-1 system. Outbound revenues increased to $9.9 million for the first half of 1999 compared to $8.4 million for the first half of 1998, an increase of 17.9%, and inbound revenues increased to $2.4 million for the first half of 1999 compared to $1.3 million for the first half of 1998, an increase of 84.6%. The average rate per outbound minute realized was $0.90 for the first half of 1999 compared to $.94 for the first half of 1998. This reduction of $.04 per minute was due to a rate reduction for commercial and residential customers introduced on April 1, 1999. Revenue from TBI's debit card product increased to $474,000 for the first half of 1999 compared to $82,000 for the first half of 1998 when it was introduced. These increases were offset by the lack of any IRU sales for the first half of 1999 compared to $1.5 million for the first quarter of 1998.

 Carrier Charges and Other Cost of Sales

   Carrier charges and other cost of sales decreased to $6.1 million for the first half of 1999 compared to $7.4 million for the first half of 1998, a decrease of 17.6%. The first half of 1999 is the first period that reflects the reduced local access charges payable to the Bermuda Telephone Company for Bermuda originating and terminating traffic.

   Local access charges for the first half of 1999 for Bermuda originating and terminating traffic decreased to $2.6 million compared to $3.0 million for the first half of 1998, a decrease of 13.3%. The decrease reflects the reduced Bermuda Telephone Company charges but was offset largely by an increase in the volume of traffic in the first half of 1999 as compared to 1998.

   Foreign settlements for the first half of 1999 decreased to $3.4 million compared to $3.8 million for the first half of 1998, a decrease of 10.5%. During the first halves of 1999 and 1998, the settlement rate with U.S. carriers was $0.35 per minute and with U.K. carriers was the equivalent of $0.52 per minute.

   The cost of the sale of cable capacity in the first half of 1998 totalled $547,000. There were no capacity sales in the first half of 1999.

 General and Administrative Expenses

   General and administrative expenses increased from the first half of 1999 compared to the first half of 1998. These expenses for the first half of 1999 were $4.7 million compared to $4.5 million for the first half of 1998. This increase reflects expenses in the first half of 1999 related to the start-up and financing of the Atlantica-1 Network which were mitigated by a reduction in the general and administrative expenses of TBI from the first half of 1998.

 Amortization Expense

   Amortization expense for the first half of 1999 increased to $1.4 million from $1.3 million for the first half of 1998, an increase of 7.7%. This increase resulted largely from the addition of network and telecommunications equipment.

 Interest on Long-Term Debt

   Interest on long-term debt decreased to $1.58 million in the first half of 1999 from $1.59 million in the first half of 1998, a decrease of 0.6%. This decrease resulted from lower than average borrowings in 1999 over 1998.

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

   We began commercial operations in May 1997, initially providing service via satellite pending the completion of the BUS-1 system in November 1997. Accordingly, our results of operations for 1997 reflect only seven full months of operation, as compared to the twelve months of operation in the 1998 results.

 Revenues

   Revenues increased to $26.7 million in 1998 compared to $5.0 million in 1997, an increase of 434.0%. This increase resulted primarily from an increase in our market share in Bermuda and the sale of undersea fiber optic cable capacity in 1998. Outbound revenues for 1998 increased to $18.4 million compared to $4.5 million for 1997, an increase of 308.9%. Inbound revenues increased to $5.7 million in 1998 compared to $0.4 million in 1997, an increase of 1,325.0%. The average rate per outbound minute realized was $0.94 in 1998 and 1997.

   Bulk capacity sales on the BUS-1 system to two major international carriers, in the form of IRUs, were completed in 1998 for aggregate proceeds of $1.5 million. In addition, a Bermuda-based ISP leased bulk capacity on the BUS-1 system, for a 10- to 25-year term, at a total price of $8.0 million. The proceeds from the IRU sales were recognized in 1998 while the proceeds from the leased capacity are deferred and amortized over 25 years.

 Carrier Charges and Other Cost of Sales

   Carrier charges and other cost of sales increased to $15.7 million in 1998 compared to $3.6 million in the previous year, an increase of 336.1%. This increase resulted primarily from higher traffic in 1998, partially offset by the impact of reduced settlement rates with foreign carriers.

   Local access charges for Bermuda originating and terminating traffic increased to $7.3 million in 1998 compared to $1.5 million in 1997, an increase of 386.7%. Local access charges for 1998 were levied on the basis of a government approved tariff of $0.27 per minute for originating traffic and $0.24 per minute for terminating traffic. These rates remained unchanged from the previous year. The increase in the charges resulted from an increase in traffic on our system.

   Foreign settlements for 1998 totaled $7.6 million compared to $2.1 million for the previous year, an increase of 261.9%. During 1998, the settlement rate with U.S. carriers was reduced from $0.51 to $0.35 per minute and the U.K. rate was reduced from the equivalent of $0.62 to $0.48 per minute. The increase in the amount of charges resulted from an increase in traffic on our system.

   The cost of the sale of cable capacity in 1998 totaled $547,000. There were no capacity sales in 1997.

 General and Administrative Expenses

   General and administrative expenses in 1998 increased to $9.3 million compared to $5.1 million for the previous year, an increase of 82.3%. This increase resulted primarily from the cost of additional staff and marketing expenditures required to acquire market share in Bermuda. Significant additional staffing should not be required to expand and maintain the Bermuda business. However, as the Atlantica-1 Network develops, staffing levels for selling and network operations will be increased substantially.

 Amortization Expense

   Amortization expense increased to $2.7 million in 1998 compared to $0.8 million in the previous year, an increase of 237.5%. This increase is primarily attributable to the addition of the BUS-1 system in November 1997. Amortization expense related to the BUS-1 system was $1.8 million in 1998 compared to $0.2 million in the previous year, an increase of 800.0%.

 Interest on Long-Term Debt

   Interest on long-term debt increased to $3.5 million in 1998 compared to $0.8 million in 1997, an increase of 337.5%. This increase resulted primarily from higher average borrowings in 1998.

 Year Ended December 31, 1997 Compared with Ten Months Ended December 31, 1996

   We did not provide telecommunications services prior to 1997. Therefore, we did not have any revenues or carrier charges and other cost of sales in the ten months ended December 31, 1996. In addition, the periods are not directly comparable because the period ended December 31, 1997 was for 12 months while the period ended December 31, 1996 was for only 10 months.

 Revenues

   Revenues increased to $5.0 million in 1997. We had no revenues in 1996. On a monthly basis outbound revenue increased from $0.3 million in June 1997 to $1.0 million in December 1997. Inbound traffic from MCI

Worldcom and British Telecom began in August 1997 and contributed to approximately 7% of the revenue for the 1997 year. At December 1997, inbound traffic represented 10% of revenue for the month.

 Carrier Charges and Other Cost of Sales

   Carrier charges and other cost of sales increased to $3.6 million in 1997. We had no carrier charges and other costs of sales in 1996. The cost of services was relatively high in 1997 because the BUS-1 system did not become operational until November 1997 and traffic was carried via satellite until that time. Also, settlement rates with foreign carriers were relatively high in 1997 until volume-related price reductions were established with these carriers.

 General and Administrative Expenses

   General and administrative expenses increased to $5.1 million in 1997 compared to $3.4 million in 1996, an increase of 50.0%. This increase resulted largely from the development of network, sales and customer service infrastructure to support our service offerings and operations.

 Amortization Expense

   Amortization expense increased to $847,000 in 1997 compared to $1,000 in 1996 as the BUS-1 system became operational.

 Interest on Long-Term Debt

   Interest on long-term debt increased to $750,000 in 1997 as our recently retired subordinated loans and TBI's recently retired credit facility were obtained to finance the BUS-1 system, and funds were drawn from these facilities. We had no interest on long-term debt in 1996.

Liquidity and Capital Resources

 Future Capital Expenditures and Capital Resources

   The development of the Atlantica-1 Network will require us to make significant capital expenditures in connection with building the undersea cable system and the related landing stations, and securing terrestrial capacity to connect the landing stations with major cities. We estimate the total cost to build the Atlantica-1 Network, including the secondary strand of the Rio extension, the Caracas extension, landing stations and capital contingencies, will be $825 million. This estimate does not include potential capital costs, if any, associated with securing terrestrial capacity, including any terrestrial extension to Buenos Aires, Argentina. We are examining potential terrestrial alternatives that would eliminate the need for building the secondary strand of the Rio extension and the Caracas extension and reduce costs accordingly. See "Business--Cable System Overview." We expect the primary ring of the Atlantica-1 Network to be RFS in December 2000.

   We have commitments under our supply contract with Alcatel to make payment installments in varying amounts as construction milestones are achieved on the Atlantica-1 Network. The total of these payment installments is as follows:

  . six months ended December 31, 1999 $130,172,000

  . six months ended June 30, 2000 242,345,000

  . six months ended December 31, 2000 248,344,000

   We expect to use the net proceeds we received from the private offering of the old notes, the private equity financing (net of the proceeds we used to repurchase outstanding shares of the Company from existing shareholders) and the exercise of warrants by our former subordinated lenders, together with available funds under Holdings' bank credit facility, to finance:

  . the construction of the Atlantica-1 Network,

  . transaction costs related to our financings,

  . the repayment of our subordinated loans and TBI's credit facility,

  . pre-RFS working capital requirements, and

  . costs, if any, associated with our initial requirements for terrestrial capacity.

   We have already repaid our subordinated loans and TBI's credit facility and paid transaction costs from these funds. See "Use of Proceeds."

   We may in the future build an additional undersea cable system, the Atlantica-2 Network, to connect Bermuda to the United Kingdom and Southern Europe if there is sufficient demand and available capital. We are also considering other potential undersea fiber optic cable system routes that we believe are currently underserved. We have not decided whether we will build the Atlantica-2 Network and we do not believe that building the Atlantica-2 Network is necessary for the success of the Atlantica-1 Network. If we build the Atlantica-2 Network or another undersea fiber optic cable system, we will require additional financing.

   Our expectations of required capital expenditures are based upon our current estimates. Our actual capital expenditures could vary from our estimates and these variations could be material. See "Risk Factors--Substantial Future Capital Requirements."

 Historical Capital Expenditures and Capital Resources

   We have incurred significant operating losses and capital expenditures related to the development of TBI. We have financed these expenditures through a combination of borrowings under TBI's recently retired credit facility and the recently retired subordinated loans, and equity contributions.

   Total cash provided by (used in) operating activities during the six months ended June 30, 1999 and fiscal years 1998 and 1997 was $7.2 million, $(3.5) million and $5.4 million, respectively. The cash provided by operations in 1997 and the use of cash by operations in 1998 was due primarily to a large accrual for the cost to complete the BUS-1 system in 1997 which was paid in early 1998. The cash provided by operations for the six months ended June 30, 1999 was largely the result of a $6.0 million accrual for initial costs incurred on the Atlantica-1 Network.

   Total cash provided by (used in) investing activities during the six months ended June 30, 1999 and fiscal years 1998 and 1997 were $(5.5) million, $(1.8) million, and $(43.1) million, respectively. Cash used in investing activities in 1997 was primarily associated with the cost of constructing the BUS-1 system. The cash used in investing activities for the six months ended June 30, 1999 was primarily associated with initial construction costs incurred on the Atlantica-1 Network.

   TBI's projected capital expenditures for fiscal 1999 are approximately $1.1 million, of which $0.4 million has already been spent as of June 30, 1999. Although we do not expect further capital expenditures for TBI to be significant, the development of the Atlantica-1 Network will require significant additional financing. See "Use of Proceeds." Currently, our primary sources of liquidity are cash flows from operations, net funds that we received from our private offering of old notes and private equity financing, and borrowing availability under Holdings' bank credit facility.

   Total cash provided by (used in) financing activities during the six months ended June 30, 1999 and fiscal years 1998 and 1997 was $(3.7) million, $6.9 million and $29.2 million, respectively. To fund the construction of the BUS-1 system, during 1997 we borrowed $16.7 million under TBI's retired credit facility and $13.0 million under our retired subordinated loans. We borrowed an additional $6.9 million under TBI's credit facility in 1998 to finance working capital requirements and capital expenditures.

   We used a portion of the net proceeds that we received from the private offering of old notes and the private equity financing to repay TBI's credit facility. The principal amount of the subordinated loans were also retired, and accrued interest owed to one of the subordinated lenders was repaid, in connection with the exercise of warrants by these subordinated lenders. We paid accrued interest owed to the other subordinated lender out of the net proceeds of the private offering of old notes and the private equity financing. See "Use of Proceeds."

Seasonality

   Our Bermuda operations experience seasonal fluctuations that are a function of the volume of tourist traffic. Traffic declines during the winter months when tourist traffic is low.

Year 2000 Problem

   We are currently working to resolve the potential impact of the year 2000 problem on the processing of date-sensitive information by our computer systems and programs. The year 2000 problem is the result of computer programs being written using two digits, rather than four, to indicate the year. Any of our programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures and lead to disruptions in operations.

   In 1998, we formed a year 2000 task force to conduct a comprehensive review of our computer programs and systems to ensure that these programs and systems will function properly and be year 2000 compliant. This review has included both hardware and software systems and embedded technology systems. Remediation has been or will be accomplished through a combination of hardware and software upgrades, program changes and replacement of non-compliant systems. We do not expect our remediation costs to be material.

   We have completed approximately 98% of our year 2000 compliance process and expect to have completed the entire process by the end of November 1999. We completed our internal compliance process in April 1999 and completed the inter-carrier compliance process with the Bermuda Telephone Company in July 1999. We have spoken with third-party vendors that supply our computer programs and systems as well as various carrier parties that provide us services that are reliant upon our computer programs or systems. As of April 1999, we successfully completed all system updates and system tests on our switching equipment with our equipment and software vendor Northern Telecom. We have also been advised by our principal vendors and manufacturers of our other electronic equipment, such as personal computers, that this equipment is year 2000 compliant. We have also been advised by Data True, the subcontractor that provides billing services for TBI's commercial accounts, that many of its software products are year 2000 compliant and that it expects to be fully compliant by the end of November 1999.

   The Bermuda Telephone Company, the local exchange provider upon which we rely to originate and terminate our international long-distance traffic in Bermuda and to process billing for our residential customers, has advised us that it has successfully completed system tests on its switching equipment with its equipment and software vendor Northern Telecom, and that it is year 2000 compliant. We completed end-to-end testing with the Bermuda Telephone Company's system in July 1999. Northern Telecom conducted the testing.

   We believe that the costs of addressing potential problems will not have a material adverse effect on our business, financial position or results of operations unless our vendors and certain carrier parties fail to resolve year 2000 compliance issues in a timely manner.

   We believe that the action plans that we have developed and the implementation time frames that we have established adequately allow for unexpected issues that might arise. However, if the Bermuda Telephone Company is unable to provide services because of the year 2000 problem, then our customers will not be able to complete their international long-distance calls. To the extent that we experience any other year 2000 problems, we believe that these problems would be more likely to result in errors in our billing and record-keeping functions, rather than in the ability of the Atlantica-1 Network, which has an RFS date in December 2000 for the primary ring, or the BUS-1 system to provide telecommunications capacity to customers. If these billing and record-keeping errors were to occur, we believe that we have adequate contingency plans to determine the correct billing and other information.

   Nevertheless, we cannot assure you that we will not experience any year 2000 problems, and it is difficult to predict the extent or magnitude of a year 2000 problem as it may affect us. To the extent that we experience material year 2000 problems and do not have a contingency plan in effect to remedy the problem, our business, financial condition and results of operations could be materially adversely affected. While we believe the occurrence of this scenario is unlikely, a possible worst case scenario might include (1) our inability to provide some or all of the services designed to be provided by the BUS-1 system and the Atlantica-1 Network, (2) delays, inaccuracies or other difficulties with respect to billing customers or the loss of customers records, and (3) our key vendors not being able to provide goods and services on a timely basis. The financial impact of any or all of these worst case scenarios has not been and cannot be estimated by management with any degree of meaningful precision due to the numerous uncertainties and variables associated with these scenarios.

Quantitative and Qualitative Disclosure About Market Risk

   We are exposed to various market risks relating to changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

 Foreign Currency Exposure

   We are exposed to fluctuations in foreign currencies relative to the U.S. dollar. Because the Bermuda dollar is pegged to the U.S. dollar, there is no foreign currency exposure for transactions conducted in this currency. Our foreign currency exposures as at December 31, 1998 are as follows:

   Note Receivable: We have a note receivable of (Pounds)250,000 which is non-interest bearing and due November 20, 2000.

   Accounts Payable: We have an account payable of 448,343 SDR's, a notional currency tied to a basket of European currencies, to one of our carriers. This payable is current and non-interest bearing.

   Settlements on International Traffic: Settlements on international traffic are largely made in U.S. dollars. For the year ended December 31, 1998, approximately 8% of the Company's cost of sales and 3% of the Company's revenue was denominated in a currency other than the U.S. dollar.

 Interest Rate Exposure

   We owed approximately $37.0 million of variable-rate long term debt as at December 31, 1998. The interest rate on this debt fluctuates with the London Interbank Offered Rate. We do not hold any derivatives related to interest rate exposure for any of our debt facilities. However, Holdings' bank credit facility will require us to enter into interest rate hedging transactions in the near future. See Note 9 to our consolidated financial statements for more information on our debt.

                                    BUSINESS

Business Overview

   We are developing the Atlantica-1 Network to satisfy increasing bandwidth requirements for the transmission of voice, data and video, particularly over the Internet, between North America and South America. The Atlantica-1 Network, together with terrestrial extensions from beach landing points to city centers and from city to city, initially will offer capacity between certain major cities in the United States, Brazil, Venezuela, Bermuda and Argentina. We intend to expand the reach of the Atlantica-1 Network to other countries in South America and Europe. We intend to offer customized and flexible provisioning of capacity at competitive prices to international telecommunications service providers, including emerging and established carriers, Internet Services Providers, or ISPs, and value-added resellers. We expect that initially the majority of our customers will be North American and European telecommunications service providers or their South American affiliates.

   The Atlantica-1 Network will be a 22,500 km four fiber pair undersea fiber optic cable system. We have selected Alcatel to design, construct and install the Atlantica-1 Network pursuant to a turnkey contract. The total activated capacity of the Atlantica-1 Network initially will be 40 Gbps, but will be upgradeable to 1,280 Gbps using dense wavelength division multiplexing, or DWDM, technology. DWDM technology is a technique for increasing the amount of information that a fiber optic cable can carry by simultaneously transmitting multiple signals through the same fiber. The primary ring of the Atlantica-1 Network will connect the United States, Bermuda, Brazil and Venezuela. The connection from Tuckerton, New Jersey to Fortaleza, Brazil via Bermuda is scheduled to be RFS by September 2000, with the full primary ring scheduled to be RFS by December 2000. We believe that the deployment of the Atlantica-1 Network will position us as one of the first private undersea fiber optic cable systems that, together with terrestrial extensions, will offer city-to-city connectivity between the United States, Brazil, Venezuela, Bermuda and Argentina.

   In order to provide city-to-city connectivity, we will secure terrestrial extensions, through either cash purchases or exchanges, or swaps, of capacity with other telecommunications network providers, from each Atlantica-1 Network landing point to certain major cities in North America and South America. We are currently in discussions with providers of capacity from these landing points to various cities and from city to city, referred to as backhaul capacity, to provide connectivity between the following cities, at a minimum:

  . New York City, Boston, Washington, Atlanta and Miami in the United
    States,

  . Sao Paulo, Rio de Janeiro, Belo Horizonte, Brasilia and Fortaleza in
    Brazil,

  . Buenos Aires in Argentina,

  . Caracas in Venezuela, and

  . Hamilton in Bermuda.

The Atlantica-1 Network will also provide interconnection with Western Europe through a number of transatlantic cable systems, including a planned system in which we have a minor ownership interest --TAT-14.

   We currently provide international telecommunications services to both residential and commercial customers in Bermuda through our subsidiary TBI. TBI's products include:

  . switched international direct distance dialing,

  . calling cards,

  . debit/prepaid calling cards, and

  . international private line services.

Market Opportunity

   We are developing the Atlantica-1 Network to capitalize on a combination of factors that are increasing the demand for telecommunications capacity to carry voice, data and video between North America and South America. We hired IBM Global Services, an independent telecommunications industry consultant, to perform a demand assessment for the Atlantica-1 Network. IBM Global Services analyzed trends in telecommunications, social, economic and technological developments and conducted interviews with several carriers to assess the demand for telecommunications capacity between North America and South America. Based on this analysis, IBM Global Services believes that demand for telecommunications capacity between North America and South America will grow at a compound annual rate of approximately 60% to 70% from 1997 to 2004.

 Increasing Global Demand for International Telecommunications Capacity

   The dramatic increase in global demand for international telecommunications capacity is being driven primarily by rapid increases in the use of high bandwidth applications, and by a global trend towards privatization and deregulation of telecommunications industries. Prior to 1995, growth in demand for international telecommunications capacity was driven primarily by voice traffic, which has grown by approximately 15% per year during the past decade.

   However, we expect Internet and data traffic growth to significantly outpace voice traffic growth. Internet traffic alone has grown at a rate of approximately 100% per annum during the last three years. The growth in data traffic globally is being generated by rapid increases in the use of high bandwidth applications, such as Internet, electronic commerce, or e-commerce, video-on-demand, corporate Intranets and Extranets, video-conferencing, electronic data interchange, or EDI, transactions between businesses, CAD/CAM, or computer-aided design/computer-aided manufacture, manufacturing techniques, distance learning applications and medical applications. We expect that growth in Internet and data traffic will be the largest driver of increasing demand for international telecommunications capacity.

 Deregulation and Privatization of South American Telecommunications Industries

   Many South American countries have recently completed, or are in the process of, deregulating and privatizing their telecommunications industries. Based on the experience in other telecommunications markets, we expect that deregulation and privatization in South America will:

  . increase the development of telecommunications infrastructure and the availability of telecommunications services relative to the population, or teledensity, in South America,

  . accelerate growth in domestic and international traffic, and

  . lead to the creation of new international telecommunications service providers.

   Countries with low teledensities generally experience increased teledensity after privatization of their telecommunications markets because of the creation of more efficient, higher capacity terrestrial telecommunications networks that make access to telecommunications services less expensive and more widely available. Privatization also drives the emergence of new domestic and international telecommunications service providers that typically offer enhanced services and lower pricing than the incumbents. Many of these telecommunications service providers are seeking to establish global high speed network facilities through the lease or purchase of undersea fiber optic capacity from independent sources. We also expect privatization to accelerate international traffic. The international accounting rate/settlement system, which historically contributed to artificially high international calling rates, is eroding. As a result, tariffs are declining and the demand for international telecommunications services, which has demonstrated significant price elasticity in deregulating countries, is increasing and stimulating revenue growth. The presence of competitors in the market has consistently produced accelerated growth in international traffic.

   Brazil: In Brazil, the recent privatization and deregulation of the telecommunications industry generated in excess of $19 billion in new investment in 1998. The majority of this investment came from major U.S. and

European-based carriers, such as MCI WorldCom, Sprint International, Portugal Telecom, Telefonica de Espana and Telecom Italia. The Brazilian government expects investment in excess of $50 billion in new telecommunications infrastructure over the next seven years, in part to meet a government mandate to expand teledensity from approximately 11.5 phone lines per 100 people to
23.0 phone lines per 100 people by 2003. These teledensity levels are relatively low compared to the approximately 60 phone lines per 100 people in the United States and Canada. We expect that the anticipated investment in telecommunications infrastructure, phased deregulation scheduled for completion in 2002 and anticipated increase in teledensity will result in increased international telecommunications traffic to and from Brazil.

   Venezuela: Approximately $4.5 billion has been invested in Venezuela in the telecommunications market since the privatization of CANTV, the incumbent monopoly carrier, and the award of a wireless license to TelCel in 1991, and we expect that an additional $3 to $4 billion will be invested over the next five years. Venezuela has committed to opening its markets to competition for facilities-based voice telephone services in all sectors of the market (local, long-distance and international) by November 2000. We expect additional new entrants in Venezuela over the next few years as deregulation and privatization create market opportunities. We expect the Atlantica-1 Network to be a positive factor influencing new entrants seeking reasonably priced, high quality international telecommunications capacity.

   Argentina: Argentina's privatization and deregulation schedule contemplates licensing two long-distance service providers before November 1999, in addition to the incumbents Telefonica de Argentina and Telecom Argentina, which currently hold exclusive operating licenses for local and long-distance telephony. Telefonica de Argentina operates in the southern half of the country and Telecom Argentina operates in the northern half. We anticipate that the Argentinean government will impose infrastructure expansion requirements similar to Brazil's regulations in connection with market deregulation. We expect that Argentina will experience similar growth as seen in other countries post-deregulation and believe that the Atlantica-1 Network will be in a position to serve as a feeder system for traffic between Argentina and much of the rest of South America and North America.

 Increasing Demand for Telecommunications Capacity Between North America and South America

   We expect that the increase in demand for bandwidth-intensive Internet and data services in South America will be the primary stimulant of demand for telecommunications capacity between North America and South America. According to industry sources, Internet users in South America are expected to increase from approximately 8.5 million in 1998 to approximately 34 million by the end of 2000, representing one of the fastest growth rates in the world. As the number of Internet users in South America increases, the concentration of Internet hubs, which are centralized locations for aggregating telecommunications traffic for transport and distribution, and corporate Intranets in the United States is expected to drive increased growth in telecommunications traffic between North America and South America.

   In addition, we expect incoming and outgoing voice traffic between North America and South America, which has grown at a compound annual rate of 21% per annum over the past five years, will continue to contribute to the increase in demand for bandwidth. The table below summarizes the volume and compound annual growth rates (CAGR) of outgoing and incoming international voice traffic between North America and Brazil, Venezuela and Argentina for the period from 1995 to 1997:

              Minutes of Telecommunications Traffic (in millions)

     Country:                                              1995 1996 1997  CAGR
     --------                                              ---- ---- ----- ----
     Brazil............................................... 391  511    676 31.4%
     Venezuela............................................ 181  224    302 29.4%
     Argentina............................................ 197  255    277 18.6%
                                                           ---  ---  ----- ----
       Total.............................................. 769  990  1,255 27.8%
                                                           ===  ===  ===== ====

    --------
    Source: TeleGeography, 1997-1999

 Limited Existing Telecommunications Capacity Between North America and South America

   The existing undersea fiber optic cable systems connecting the major cities in North America and South America have limited capacity. While there has been substantial development of east-west fiber optic network capacity in recent years (both trans-Atlantic and trans-Pacific), there has been limited development providing connectivity between North America and South America. This limited availability presents a significant opportunity for a new, independent north-south undersea fiber optic cable system such as the Atlantica-1 Network.

   Due to the scarcity of undersea fiber optic cable systems, a majority of telecommunications traffic between North America and South America has historically been transmitted via satellite. Satellite transmission is generally considered to have some advantages over cable transmission with respect to point-to-multipoint broadcast from one transmitting location to multiple receiving locations and "thin route" transmission, as opposed to the more common point-to-point, high volume transmission from one transmitting location to one receiving location for which undersea cable systems usage is considered to be preferable. Satellites, however, provide inferior quality versus fiber optic cable systems in terms of transmission delay, voice quality and transmission throughput for data. In addition, satellite transmission is substantially more expensive than fiber optic cable systems on a per unit basis for heavy traffic routes. We believe that the vast majority of the growth in demand for cable systems will be met through undersea fiber optic cable systems, with satellites providing video broadcast signals, route diversity, and restoration for non-ring and low capacity fiber optic networks.

   The existing undersea cable systems connecting North America and South America have a number of shortcomings that limit their ability to meet the projected rapid increase in demand for bandwidth. Much of the existing capacity does not connect to Rio de Janeiro, Sao Paulo or Buenos Aires, and thus does not directly provide access to major telecommunications traffic points of origin and termination. The existing undersea cable systems utilize older technology and therefore generally offer limited capacity and have limited ability to upgrade. In addition, no undersea cable systems in the region currently offer self-healing restoration capabilities. Therefore, restoration may only be partial or non-existent. We believe that restoration is a fundamental requirement for telecommunications service providers offering state-of-the-art service levels, particularly for mission critical data applications.

   Finally, each of the existing undersea cable systems was developed on a consortium basis, and all available capacity is currently committed to the consortium members. Access to this capacity is available to third parties only to the extent a consortium member, increasingly a competitor to potential purchasers, is willing to resell its unused capacity, if any.

   The planned development of two other new undersea cable systems in the region with capacity, technology and scheduled completion dates similar to ours has recently been announced. We believe that the limited existing availability and the expected growth in demand for capacity represents a significant opportunity for the Atlantica-1 Network and these other systems. See "Risk Factors--Competition" and "Business--Competition."

Business Strategy

   Our business strategy is to provide customized and seamless city-to-city international telecommunications network solutions to wholesale purchasers, including emerging and established telecommunications carriers, ISPs and value-added resellers. Key elements of our strategy include:

 Become a Preferred Independent Carriers' Carrier

   We intend to be a carriers' carrier. We will provide to our target customers an independent source of international telecommunications capacity with city-to-city connectivity offered under an efficient one-stop-shop approach. We believe that our independent status will be a significant marketing advantage because we will not be perceived as competing with our customers. We believe that our potential customers will be less inclined to purchase capacity from their competitors if they have a readily available, technologically advanced alternative through an independent provider. By purchasing from an independent provider, customers can avoid subsidizing their competitors and providing them access to sensitive traffic data.

 Be Early to Market

   We believe that the deployment of the Atlantica-1 Network will position us, together with the two other recently announced systems that are expected to have completion dates similar to ours, among the first private undersea fiber optic cable systems to offer connectivity between North America and South America. Further, we believe that we will be the first independent undersea cable system to provide connectivity between North America and South America.

   We expect this early to market presence to represent a competitive advantage for the early participants in obtaining capacity commitments from major carriers and ISPs because having an operational cable system will enable the early participants to establish a foothold with major telecommunications carriers and ISPs by meeting their rapidly increasing capacity needs. We also believe that construction of undersea cable systems that would compete with these early participants will be limited in the near future due to various barriers to entry, including:

  . the substantial capital required to develop undersea cable systems,

  . the extensive lead time required for the development of cable systems,

  . the strong global demand for the limited resources of major undersea cable supply and construction companies, including competing demand for production slots for newly announced systems, and

  . the limited number of qualified personnel with the necessary experience in the undersea cable industry.

   Further, the ability of the Atlantica-1 Network and the other recently announced undersea cable systems to upgrade capacity in advance of expected demand at a substantially lower unit cost than the cost of original construction could tend to discourage further undersea cable system development between North America and South America.

 Provide Customized and Flexible Network Solutions

   We intend to provide customized solutions to meet the international telecommunications capacity needs of our customers. We will offer:

  . a broad range of bandwidth options, from smaller units of capacity (E-1s, DS-3s) to larger units of capacity (STM-1s, STM-16s, STM-64s),

  . flexible provisioning of capacity at competitive prices to enable our customers to optimize their capacity purchase decisions based on their unique requirements and competitive strategies. Our product packages will include IRUs, portable IRUs and short-term leases with options to buy IRUs, which will be offered under a variety of payment options. See"Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Revenues " for a discussion of IRUs,

  . customers the ability to acquire capacity on shorter notice than has been typically offered by traditional carrier consortium systems, allowing our customers to minimize long-term capital commitments and reliance on long-term demand projections, and

  . a variety of network provisioning and maintenance services, collocation facilities and technical support options, including offering our larger customers access to a network management system which will give them real-time control over their capacity, circuit reassignment and testing requirements.

 Develop a Technologically Advanced Network

   The Atlantica-1 Network will be a technologically advanced, upgradeable, undersea fiber optic cable system configured in a self-healing ring. We believe the restoration capability of the Atlantica-1 Network will be a significant competitive advantage over existing systems in the region, which must acquire restoration capability from other systems or satellites. Further, the existing systems in the region were designed and built with a limited ability to upgrade capacity, and therefore must be supplemented by the construction of additional undersea cable systems to increase capacity significantly.

 Capitalize on Bermuda Advantage

   We believe that our Bermuda location will be advantageous to our customers in developing business opportunities relating to e-commerce and least-cost routing, which seeks to identify low cost traffic delivery solutions by taking advantage of variations within the international settlement system, as a result of a combination of factors:

  . favorable tax regime,

  . strategic geographic location,

  . favorable regulatory environment,

  . stable political environment, and

  . technologically advanced telecommunications infrastructure.

   We intend to promote the hosting of customers' servers, databases and related equipment in our facility in Bermuda to enable our customers to perform their e-commerce functions in this strategic location.

 Leverage Extensive Management Experience

   We have assembled a strong management team and will continue to hire highly qualified individuals. Our management team was responsible for the successful financing and deployment of the BUS-1 system, one of the first private international undersea fiber optic cable systems, and for the successful launch of our long-distance business in Bermuda. Our management team also has substantial international telecommunications network development and operating experience with major international carriers, including MCI WorldCom and Teleglobe. The team is led by Jerry A. DeMartino, President and Chief Executive Officer, who recently served as President of MCI International and Senior Vice President of Global Strategy and Development for MCI WorldCom. Michael Kedar, our Executive Chairman, who founded TBI in 1995, continues as an integral member of management. Mr. Kedar is a well-known telecommunications entrepreneur who also founded Call-Net Enterprises Inc. (Sprint Canada), one of Canada's leading long-distance carriers, and Microcell Communications Inc., a PCS provider in Canada.

Cable System Overview

 Atlantica-1 Network

   The Atlantica-1 Network will be a 22,500 km four fiber pair undersea fiber optic cable system. The Atlantica-1 Network is being engineered and constructed using the latest in fiber optic technology, such as self-healing ring structures with internal restoration capabilities, erbium doped fiber amplifier, or EDFA, repeaters that boost signals traveling through the cables, large effective area fibers, or LEAF, with increased capacity and other performance benefits, DWDM, system and equipment redundancies and a fully integrated network management system. The incorporation of this advanced technology will allow us to offer fully redundant, self-healing capacity to our customers at competitive prices relative to existing and planned systems.

   The Atlantica-1 Network design contemplates system interconnection with other existing and planned cable systems at various landing points in order to provide customers with seamless and cost-effective connectivity to major cities in Europe, the United States, Bermuda and South America.

   The initial capacity of the Atlantica-1 Network will be 40 Gbps of total capacity or 20 Gbps of self-healing capacity. The system will be upgradeable to 1,280 Gbps of total capacity or 640 Gbps of self-healing capacity. We will upgrade the system incrementally in advance of expected demand. It may require up to 12 months for an upgrade to be implemented. The Atlantica-1 Network will incorporate the BUS-1 system for the portion of the primary ring from Tuckerton, New Jersey to St. David's, Bermuda. The BUS-1 system will have an initial total capacity of 40 Gbps or an initial self-healing capacity of 20 Gbps when incorporated into the Atlantica-1 Network. The BUS-1 system will be upgradeable to 160 Gbps of total capacity or 80 Gbps of self-healing capacity. We will upgrade the system incrementally in advance of expected demand. Once demand exceeds the BUS-1 system's ultimate total capacity, we intend either to replace or supplement the system with a new undersea cable at an anticipated cost of approximately $40 million.

   The self-healing system will provide two forms of switching protection against faults: span switching and ring switching. Span switching provides protection between adjacent landing stations if the fault involves only one of the two fiber strands. Ring switching provides protection if there is a fault involving all fibers between adjacent landing stations. Self-healing capacity is designed to protect customers against the effect of potential equipment and cable failures. The Atlantica-1 Network's internal restoration system is expected to react to failures in less than 300 milliseconds, with no noticeable degradation in service or dropped calls. Without the ring configuration, users would need to buy restoration services on alternate systems to ensure the continuity of their network transmission. Restoration obtained on alternate systems is subject to a delay of several hours from the time the fault occurs until the traffic is rerouted.

   As shown in the chart below, the principal components of the Atlantica-1 Network will be the primary ring, the Rio extension and the Caracas extension.

 Segment                      Connections                 RFS Dates            Estimated Cost(1)
 -------                      -----------                 ---------            -----------------
Primary Ring............ Tuckerton, New Jersey  September 2000 (Tuckerton to   $502 million(2)
                         St. David's, Bermuda   Fortaleza via St. David's)
                         Fortaleza, Brazil      December 2000 (full ring)
                         Macuto, Venezuela
                         Boca Raton, Florida

Rio Extension........... Fortaleza, Brazil      February 2001 (primary strand) $119 million(2)
                         Rio de Janeiro, Brazil Secondary strand(3)            $112 million(2)

Caracas Extension(4).... Macuto, Venezuela                    --               $10 million
                         Caracas, Venezuela

--------

(1) The estimated cost excludes landing station costs of approximately $50 million and capital contingencies of approximately $32 million. This estimated cost also excludes potential costs, if any, associated with securing terrestrial capacity, including any terrestrial extension to Buenos Aires, Argentina.
(2) Fixed price under our turnkey contract with Alcatel.
(3) We have an option in our contract with Alcatel to build the secondary strand of the Rio extension. We currently intend to exercise this option unless we can obtain capacity on a terrestrial system from a third party at a lower cost. If we do not exercise our option to build the secondary strand, the cost of building the Rio extension will be $119 million, plus the cost, if any, of obtaining capacity on a terrestrial network. We expect the target service date to be approximately 18 months from the date of exercising the option.
(4) We are currently negotiating with Alcatel to build the Caracas extension. We will build the Caracas extension unless we can obtain capacity on a terrestrial system at a lower cost and with the requisite operational control. We estimate that the cost to build the Caracas extension will be $10 million. We expect the targeted service date to be in or about December 2000.


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

 Atlantica-2 Network

   Assuming sufficient demand and available capital, we may in the future expand the system to provide connectivity between Bermuda and Southern Europe, including Spain, Portugal and France, as well as the United Kingdom, with the Atlantica-2 Network.

   We expect the Atlantica-2 Network to have a comparable unit price per kilometer to the Atlantica-1 Network, but with newer technology, and to require substantial capital to develop. We estimate that the Atlantica-2 Network could have a potential RFS date as early as the fourth quarter of 2002. Our demand and feasibility analyses regarding the Atlantica-2 Network are preliminary. We will complete a more comprehensive analysis of the Atlantica-2 Network before committing to its construction. We have no current commitment to build the Atlantica-2 Network, and we do not believe that building the Atlantica-2 Network is necessary for the success of the Atlantica-1 Network. Further, there are viable and possibly more suitable alternatives to serve Europe through other cable systems.

 Terrestrial Extensions to Key Markets

   We will secure terrestrial extensions from each Atlantica-1 Network landing point to certain major cities in North America and South America either through strategic alliances with telecommunications service providers, with other carriers or, if necessary, through our own construction. We are currently in discussions with providers of backhaul capacity to provide connectivity between the following cities, at a minimum: New York City, Boston, Washington, Atlanta and Miami in the U.S.; Sao Paulo, Rio de Janeiro, Belo Horizonte, Brasilia and Fortaleza in Brazil; Buenos Aires in Argentina; Caracas in Venezuela; and Hamilton in Bermuda. We are also currently in discussions with major telecommunications service providers who are contemplating the construction of terrestrial fiber networks that, if linked with the Atlantica-1 Network, would provide additional direct connectivity to major cities in Chile, Peru and Colombia.

   United States: The Atlantica-1 Network will have two landing stations in the United States. One will be at or near the existing landing station for the BUS-1 system in Tuckerton, New Jersey and the other, as presently contemplated, will be in Boca Raton, Florida. The introduction of numerous new undersea cable systems landing on the eastern seaboard in recent years, along with the rapid construction of new competing major national terrestrial networks, has resulted in the emergence of numerous suppliers of backhaul capacity capable of connecting with the Atlantica-1 Network landing stations in the United States. We have issued a request for proposal for the necessary terrestrial capacity to 15 potential suppliers and are in negotiations with some of these potential suppliers. In some cases we may exchange capacity on the Atlantica-1 Network for an equivalent value of backhaul capacity in the United States. We do not foresee any difficulties in securing backhaul capacity in the United States.

   Brazil: We are currently in negotiations with potential suppliers of backhaul capacity in Brazil. We plan to purchase backhaul capacity in Brazil to provide our customers with connectivity between Rio de Janeiro and the cities of Sao Paulo, Belo Horizonte and Brasilia. We have committed to build the primary strand of the Rio extension to connect Fortaleza and Rio de Janeiro at a cost of $119 million. We also have an option in our contract with Alcatel to build the secondary strand of the Rio extension at a cost of $112 million. Although we currently intend to exercise our option with Alcatel to build the secondary strand, we are examining the relative costs of buying terrestrial capacity from Fortaleza to Rio de Janeiro. If cost effective, we will not exercise our option to build the secondary strand of the Rio extension and instead will obtain backhaul capacity from Fortaleza to Rio de Janeiro.

   We are actively looking for a more cost effective terrestrial extension to provide self-healing restoration for our Rio extension. We have identified several companies planning to construct fiber optic networks from Fortaleza to Rio de Janeiro. These companies include TeleMar (the incumbent licensee in the northern region of Brazil), Embratel (the existing former monopoly carrier), Bonari (a joint venture between Sprint/France Telecom/The National Grid) and Canbra Telefonica S/A (Bell Canada International, Qualcomm, WLL

International and Vicunha). We believe that there will be significant development of terrestrial capacity along this route over the next two years which will provide us with several backhaul alternatives.

   We have also identified several potential suppliers of backhaul capacity from Rio de Janeiro to Sao Paulo, Belo Horizonte and Brasilia. These network providers include both Embratel as well as the mirror licensee, Bonari. In addition, alternative network providers including MetroRed (owned by Fidelity and Boston Ventures, among others), Netstream (a subsidiary of Promon, a premier Brazilian engineering company) and Pegasus have developed or are developing networks that could provide us with our required backhaul capacity.

   Venezuela: We have had discussions with both CANTV, the recently privatized former monopoly, and TelCel, an affiliate of BellSouth International, with regard to either the purchase of, or an exchange for, backhaul capacity from Macuto to Caracas. In the event we are unable to negotiate acceptable arrangements with either domestic carrier, we may construct our own terrestrial extensions. As another alternative, we are currently in negotiations with Alcatel to build the Caracas extension. The cost of the Caracas extension, which we estimate to be $10 million, is included in our projected capital cost for the Atlantica-1 Network.

   Argentina: We have identified several potential suppliers of backhaul capacity between Rio de Janeiro, Brazil and Buenos Aires, Argentina. In addition to the incumbent monopoly carrier, Telefonica Larga Distancia de Argentina, several alternative network providers, such as MetroRed, are building fiber optic networks. These networks should provide connectivity not only between Buenos Aires and Rio de Janeiro, but also to the other major cities in Argentina. We believe that the expected deregulation of Argentina in 2000 will result in the emergence of additional new market entrants. In the event that we are unable to secure backhaul capacity from a third party, we are considering developing our own undersea cable system from Rio de Janeiro to Buenos Aires.

   Bermuda: We plan to have our new landing station in Bermuda located close to our St. David's network operations center that currently houses both the BUS-1 system electronics as well as our international gateway switch. We will secure backhaul capacity from St. David's to Hamilton that is sufficient to meet our customers' demands.

 Alcatel Contract and Cable Deployment Strategy

   We have selected Alcatel, a global leader in the construction and installation of undersea fiber optic cables, as the supplier for the Atlantica-1 Network. We have entered into an agreement with Alcatel which provides that Alcatel, on a turnkey basis, will:

  . supply and install, at a fixed cost of approximately $502 million
    (excluding landing stations), the undersea portion of the primary ring by December 2000 (the connection from Tuckerton, New Jersey to Fortaleza, Brazil via Bermuda is scheduled to be RFS in September 2000) equipped with four fiber pairs and terminal equipment to support 20 Gbps of self-healing capacity, including the upgrade of the BUS-1 system to use 20 Gbps of self-healing capacity,

  . supply and install, at a fixed cost of approximately $119 million
    (excluding landing stations), the primary strand of the Rio extension by February 2001 equipped with four fiber pairs and terminal equipment to support 20 Gbps of self-healing capacity,

  . at our option, which will expire on December 30, 2001, supply and install, at a fixed cost of approximately $112 million, the secondary strand of the Rio extension equipped with four fiber pairs and terminal equipment to support 20 Gbps of self-healing capacity. We estimate that it will take approximately 18 months from the date we exercise our option on the secondary strand of the Rio extension until the target service date,

  . seek and obtain on our behalf all permits and licenses (excluding landing licenses) required to implement the undersea portion of the Atlantica-1 Network,

  . provide all training required for the operation and maintenance of the Atlantica-1 Network,

  . pay liquidated damages in the event of certain failures by Alcatel to deliver the Atlantica-1 Network by the scheduled RFS date for each of the primary ring, the connection from Tuckerton, New Jersey to Fortaleza, Brazil via Bermuda, and the primary strand of the Rio extension (up to 10% of the initial contract value over the first 100 days of delay), and

  . at our option, which will expire on December 30, 2001, extend the Atlantica-1 Network through additional undersea cable systems.

   Certain factors may result in increased costs and later RFS dates than discussed above. See "Risk Factors--Completion of the Atlantica-1 Network." Pursuant to the contract, Alcatel has caused its ultimate parent company to guarantee unconditionally, subject to certain limitations, the full and punctual performance by Alcatel of its obligations under the contract. The Alcatel contract also limits the damages that we could recover in the event of a breach by Alcatel.

   We are currently negotiating with Alcatel to design and construct the Caracas extension and the landing stations (including obtaining all required permits and licenses, except for landing licenses) on either a fixed cost or cost-plus basis, at an additional estimated cost of $60 million. On August 11, 1999, we signed an intent to proceed letter with Alcatel for the fixed price turnkey supply of all six undersea cable stations and the associated overland routes from the cable stations to the cable beach landing points at an estimated cost of approximately $50 million. This intent to proceed letter expires at the end of November 1999.

   We selected Alcatel as the system supplier on the basis of quality, experience and price after reviewing competitive bids with several large respected undersea cable suppliers. Alcatel, together with its ultimate parent company, is a world leader in the development, manufacture, installation and management of state-of-the-art undersea telecommunications cable networks, transmission equipment, switching equipment and network management systems, building upon the knowledge and expertise it has gained over the course of more than 140 years of operating experience. Alcatel and its affiliates operate in over 130 countries, and provides complete solutions and services to operators, service providers, enterprises and consumers, ranging from backbone networks to users' terminals.

 Operations, Administration and Maintenance Costs

   We will provide, or contract for the provision of, operations, administration and maintenance services for the Atlantica-1 Network. For the undersea fiber optic cable and terrestrial extensions, we expect to enter into a contract with a third party at least six months prior to the RFS date for the connection from Tuckerton, New Jersey to Fortaleza, Brazil via Bermuda to provide operations, administration and maintenance services. There are a number of potential providers of these services, including Alcatel and ACMA. For the landing stations, we intend to train our personnel to provide operations, administration and maintenance services at these facilities.

Sales and Marketing

 Products and Services

   We will offer a flexible range of product and pricing alternatives, at competitive prices, designed to meet the needs of both emerging and established carriers and telecommunications services providers, including ISPs and value-added resellers.

   We intend to offer a broad range of bandwidth options, from smaller units of capacity (E-1s, DS-3s) to larger units of capacity (STM-1s, STM-16s, STM-64s). We believe that this broad product offering is currently unavailable to customers seeking connectivity between North America and South America. We will package this capacity in a variety of ways, from standard IRUs to leases. Customers purchasing standard IRUs prior to a segment RFS date will pay a portion of the purchase price upon execution of a contract to buy an IRU, with the balance of the purchase price due to the Company upon the applicable RFS date for that segment. Payment plans may be made available to qualifying purchasers, although we plan to encourage full payment for IRUs on an up-front basis through advantageous pricing. IRU ownership typically provides for a fixed connection on the system for the entire design life, normally up to 25 years. We intend to satisfy shorter term requirements for capacity through leases, with options to convert the leases into IRUs.

   In addition, we will offer our customers the ability to acquire capacity on shorter notice than has been offered by the traditional carrier consortium systems. This will enable customers to minimize long-term capital commitments and reliance on long-term demand projections.

   For capacity purchases smaller than STM-1s, we will also offer customers, at a premium, portable IRUs. Portable IRUs will allow a carrier to reassign its purchased capacity to a different city or station pair on the Atlantica-1 Network. To support this product offering, we will be required to reserve approximately 15% of the portable capacity as idle capacity on our network. Carriers will be allowed to use this idle capacity for reassignment on a first-come, first-served basis, and carriers reassigning their circuits will be required to surrender their current routing to us for use by others. We will also provide large capacity purchasers with access to the network management system that will enable these purchasers to monitor their network's performance on a real-time basis from end-to-end, control their operations and perform circuit provisioning as needed.

   Purchasers of IRU capacity will pay their pro rata share of operations, administration and maintenance charges based upon the level of expenses we incur, or expect to incur, in the operation, administration and maintenance of our systems. We intend to offer our IRU customers a choice between paying a one time operations, administration and maintenance charge, or paying, on a periodic basis, a fixed charge subject to consumer price index adjustments and cost-savings flow-through. For customers purchasing capacity under a lease agreement, operations, administration and maintenance costs will be included in the lease payments.

   Our billing will be denominated in U.S. dollars wherever possible to decrease our exposure to foreign currency risks. However, we might be required to accept payment in local currencies for certain backhaul and other revenues we receive from operations in certain foreign jurisdictions.

   We intend to promote various value-added offerings through which a customer could utilize our Bermuda network and network operations center to generate cost savings and optimize its income tax planning. These offerings include providing (1) turnkey e-commerce and web hosting services, including systems for order processing, financial transactions, and network-based fulfillment of digital product, (2) broadband transmission capacity and hosting facilities for
(i) web sites utilizing the customer's own e-commerce systems or (ii) databases providing service such as disaster recovery backup protection, and (3) collocation of switches or other equipment to perform traditional circuit-switched least-cost routing or Internet protocol, or IP, based routing, including emerging international IP-based voice services. Internet protocol refers to the set of rules and standards used to exchange data over the Internet.

   We believe that our infrastructure and operating presence in Bermuda should attract a wholesale segment of the international telecommunications community to utilize our switching gateway facilities, in conjunction with our Atlantica-1 Network capacity, as part of a turnkey services and back office solution that is more cost effective than existing options. With additional traffic volumes from incremental hubbing activities, combined with our existing base of traffic, we expect to negotiate favorable terms for international traffic delivery and to reflect those low costs in rates to our collocated carrier customers. We intend to be an international gateway in Bermuda for our target customers.


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

 Target Customers

   We are focusing on providing capacity on our system to international telecommunications service providers. Our target customer base includes many of the larger North American carriers, South American carriers and new telecommunications market entrants. We expect that initially the majority of our customers will be North American and European telecommunication carriers or their South American affiliates. Our target customers include, among others:

  . incumbent long-distance carriers,

  . competitive long-distance carriers,

  . regional Bell operating companies, or RBOCs,

  . competitive local exchange carriers,

  . former state owned monopoly carriers,

  . new South American entrants,

  . ISPs and data competitive local exchange carriers, or CLECs, which are carriers that compete in the local service markets,

  . wireless telephone companies,

  . cable and telephony providers, and

  . existing undersea cable systems in the region that require restoration.

   We expect that many of our potential customers that do not currently offer international long-distance services will obtain an international long-distance license or be allowed to offer these services as a result of deregulation. We also expect existing international long-distance carriers to expand the areas for which they offer service. We believe that international connectivity will become increasingly important to telecommunications service providers and their customers.

 Marketing Strategy

   We intend to develop our own sales and marketing organization to promote sales of capacity on the Atlantica-1 Network. We intend to have a senior sales manager overseeing regional sales operations in the United States, Venezuela, Brazil and Argentina. Each regional operation will handle the direct sales within its geographic territory, consistent with our overall pricing strategy. We may supplement our own sales force during our initial marketing effort, and use third party sales agents that can function in a complementary manner. We are in discussions with operators of other new cable systems to develop a joint marketing program that would enable us to expand the reach of our systems by marketing and promoting capacity on each other's systems.

   We will utilize our long standing relationships, our own sales force and our third party sales agents to identify and encourage early potential purchasers. Our marketing strategy includes organizing capacity purchase meetings with potential customers to elicit interest in our systems and identify and respond to customer demands. In May 1999, we conducted an initial information meeting in Washington, D.C., providing system features and preliminary pricing, which attracted over 100 attendees from over 30 companies. We intend to organize several additional meetings during our system development period to build further relationships with our potential customers, and to encourage focused one-on-one meetings to understand fully each potential customer's needs.

Network Operations Center

   We currently operate a network operations center in Bermuda to support the BUS-1 system. In connection with the Atlantica-1 Network, we will develop an additional network operations center in Bermuda to provide

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

total customer support and be responsible for the overall operation and maintenance of the Atlantica-1 Network. We expect to provide dedicated network operations center personnel to support capacity purchasers in all aspects of capacity usage, performance and maintenance. Additionally, the network operations center personnel will provide interconnection coordination and support, both administrative and technical, and will directly manage capacity provisioning, network performance, network maintenance and repair, and network restoration. Network operations center personnel also will serve as a single point of contact for customer service provisioning, interconnect coordination support, and any billing inquiry items. The network operations center personnel will also provide assistance to purchasers to resolve issues with their applications and interconnect arrangements. We intend to staff the network operations center seven days a week and 24 hours per day.

Competition

   The international telecommunications industry is extremely competitive. We face competition from existing and planned undersea fiber optic cable systems along each of our planned routes. We will also compete with satellite providers and land-based cable systems. We will compete primarily on the basis of price, availability, flexible provisioning, collocation, transmission quality and reliability, customer service and the location of our systems. See "Risk Factors--Competition."

 Existing and Planned Cable Systems

   Americas-1 is currently the only undersea cable system in service that directly connects North America and South America. Americas-1 is a fully utilized non-self-healing consortium cable system that uses other systems for its restoration. Americas-2, a consortium cable system currently under construction, will connect various sites in the Caribbean, North America and South America. Americas-2 is a non-self-healing collapsed ring system and has an expected RFS date in the fourth quarter of 1999. The system is already fully committed for its initial capacity and allocation of its upgrade capacity is limited to consortium members. Unlike the Atlantica-1 Network, Americas-2 will not offer city-to-city connectivity and will have limited upgrade capability.

   There are also two other announced undersea cable systems that intend to provide connectivity between North America and South America:

  . South American Crossing, or SAC, is a new cable system being developed by Global Crossing Ltd. that will link coastal countries in South America to Global Crossing's Mid-Atlantic Crossing in St. Croix, U.S.V.I. and Global Crossing's Pan American Crossing in Ft. Amador, Panama. Global Crossing has stated that the South American Crossing system is scheduled for completion in the first quarter of 2001 and will be capable of providing up to 1,280 Gbps of total capacity.

  . The SAm-I cable system is being developed by Telefonica Internacional
    S.A. and Tyco International Ltd. and will connect South America, Central America and the United States. Telefonica Internacional S.A. and Tyco International Ltd. have stated that the SAm-I system is scheduled for completion in December 2000 and will be capable of providing up to 1,280 Gbps of total capacity.

   SAC is expected to be constructed by Alcatel or one of its affiliates, and the SAM-I cable system is expected to be constructed by Tyco Submarine Systems Ltd. Both of these announced systems are expected to have capacity and technology similar to ours, although neither competitor will be operated as an independent carriers' carrier. We believe that there will be sufficient demand in the region to support the Atlantica-1 Network and the SAC and SAm-I undersea cable systems. In particular we believe there will be demand for capacity from an independent carriers' carrier. However, we expect these other systems to receive commitments for capacity that we would have received in their absence and we cannot assure you that there will be sufficient demand to support all of these systems. See "Risk Factors--Competition" and "--Sales of Capacity; Realization of Other Revenues."

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

 Satellite Transmission

   The Atlantica-1 Network will also face competition from existing and planned satellite systems. When comparing cable transmission against satellite transmission for high bandwidth and fixed network uses, we believe that cable has several distinct advantages with respect to transmission delay and quality. Cable transmission has a lower cost per circuit, higher capacity and longer expected service life than satellite transmission. Satellite transmission is generally considered to have some advantages over cable transmission with respect to point-to-multipoint broadcast and "thin route" transmission, as opposed to the more common point-to-point, high volume transmission for which cable usage is considered to be preferable. Based on satellite transmission cost and quality characteristics, we believe that satellite transmission does not represent a viable competitor to a large capacity undersea cable system such as the Atlantica-1 Network.

 Bermuda Telecommunications Competition

   The provision of retail telecommunications services in Bermuda is also very competitive. Although TBI has gained market share in its first two years of operations, our principal competitor in this market, Cable & Wireless, has substantially greater financial, technical and marketing resources, access to larger networks through inter-company relationships, a broader portfolio of services, stronger name recognition and long-standing customer relationships.

TBI/E-Commerce Business

 TBI Overview

   TBI is licensed to provide a broad range of international telecommunications services, including voice, data, video and Internet, to business, residential and government customers in Bermuda. TBI began commercial operations in May 1997, initially providing service via satellite pending the November 1997 completion of the BUS-1 system. All services are now carried exclusively over the BUS-1 system using satellite for restoration. In 1998, TBI became our wholly owned subsidiary as part of a reorganization.

   In two years of operation, TBI has successfully achieved a market share in excess of one-third of the Bermuda outbound long-distance market. TBI believes that recent regulatory and commercial developments, including the substantial reduction in the local access charges levied by the Bermuda Telephone Company to the international carriers and the trend to lower international settlement rates, will result in improved operating margins going forward.

   We believe that the prospect for growth in Bermuda is significant based on the expected continued expansion of the reinsurance and financial business sectors, each of which are high volume consumers of international telecommunications services. TBI's high quality network, combined with the introduction of enhanced data and Internet services, is expected to fuel continued growth in higher bandwidth applications.

   We believe that we can successfully leverage our Bermuda-based facilities by, among other things, developing a server farm where Internet and e-commerce applications can be hosted in a secure, tax advantageous offshore environment. Additional data services, including an Integrated Services Digital Network, or ISDN, which is a complex networking concept designed to provide a variety of voice, data and digital interface standards, and an enhanced store and forward facsimile product, are currently being tested and commercial launch is currently anticipated in the fourth quarter of 1999. We launched our corporate calling card service in May 1999, and a calling card service targeted at the residential market is in the final phase of implementation. Growth in sales of TBI's debit card product is being facilitated through a distribution agreement with the largest distributor of debit cards in Bermuda. Affinity programs have been introduced that will leverage working relationships with various businesses and organizations to extend attractive packages to their members and employees, with the benefit of encouraging new growth as well as long-term retention. TBI's customer retention rate has been over 96% per annum since commencement of commercial service in May 1997.

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

   Historically, the Bermuda Telephone Company's access charges were among the highest in the world, at $0.27 per minute and $0.24 per minute for outgoing calls and incoming calls, respectively. TBI's interconnection expense was recently reduced as a result of a rate reduction mandated by the Bermuda Minister of Telecommunications and Technology to a flat rate of $0.15 per minute as of January 1, 1999. A further reduction to $0.10 per minute became effective on July 1, 1999, with a subsequent rate determination expected in December 1999 based on a thorough cost study of the Bermuda Telephone Company's operations. Significant rate rebalancing is causing a commensurate increase in local rates to offset some of the loss in revenues from the international carriers.

 Business Lines and Products

   TBI provides international telecommunications services for traffic originating and terminating in Bermuda using the BUS-1 system. We offer services similar to those available from Cable & Wireless, the incumbent carrier. We believe that our services provide a higher technical quality at competitive prices to consumers and businesses. TBI also offers other products and services that were previously not available in Bermuda and supports all products and services with strong marketing and customer service. Unlike Cable & Wireless, TBI provides direct billing to all of its commercial customers. TBI's product offerings include:

   Private Line Service: TBI provides dedicated point-to-point circuits, which connect two locations, for lease on a full-time basis to commercial customers in Bermuda. As a supplement to its traditional dedicated private line service offerings, TBI is implementing a private line and long-distance bundled service offering which will provide high volume users with private lines at very competitive rates.

   Card Service: Prepaid and rechargeable card services were launched in the summer of 1998 and can be utilized on and off Bermuda. A corporate calling card was launched in May 1999 and we expect to launch a residential calling card in November 1999.

   Hubbing: TBI plans to promote additional hubbing activities through its Bermuda gateway operations by providing worldwide low cost traffic delivery via economical satellite access to operators in more remote locations not readily served by undersea fiber cable systems. TBI also will promote least-cost routing services to carriers in North America and South America on terms comparable to those available in the United States, with the additional potential to achieve greater savings based on Bermuda's favorable tax regime.

   Data Services: We intend to launch Integrated Services Digital Network services in the fourth quarter of 1999. This will allow TBI to meet the service requirements of the larger customers in the commercial segment, including high quality access for Internet services and videoconferencing. In addition, we will offer an enhanced store and forward facsimile product.

 The Bermuda Advantage

   We believe that Bermuda's strategic offshore location and favorable regulatory and low-tax environment will make it a preferred operational base for carriers and ISPs. As such, we see particular benefits of doing business in Bermuda that enhance our strategic plan and create important competitive advantages for our customers.

   Bermuda does not currently levy sales, income or capital gains taxes. We believe that the tax advantages of doing business in Bermuda are significant enough to present a competitive advantage and encourage businesses to migrate and establish an operating presence there. With the accelerating globalization of business and heightened competitive pressures, we believe this business strategy will be attractive to carrier customers, particularly larger carriers with substantial traffic volumes, as well as companies offering Internet services, including e-commerce and web hosting services.

   Bulk Capacity Sales: We believe that certain multinational customers could achieve tax benefits by establishing a Bermuda domiciled company to buy transmission capacity on the Atlantica-1 Network (and other systems) and then reselling this capacity to its affiliates on an arms' length basis. The benefits of this arrangement will depend upon the factual circumstances and tax planning strategies of each customer. We intend to offer these customers capacity on Atlantica-1 and to supplement it with TBI's value-added services.

   Value-Added Services: We intend to promote various value-added offerings through which a customer could utilize our Bermuda network and network operations center to generate cost savings and minimize income taxes. These offerings include e-commerce and web hosting services as well as collocation of switches and other equipment for least-cost routing and IP-based routing. Specific services we plan to offer are:

  . turnkey e-commerce and web hosting services, including systems for order processing, financial transactions, and network-based fulfillment of digital product,

  . broadband transmission capacity and world-class hosting facilities for web sites utilizing the customer's own e-commerce systems or databases providing service such as disaster recovery backup protection,

  . collocation of switches or other equipment to perform traditional circuit-switched least cost routing or IP-based routing, including emerging international IP-based voice services. Least-cost routing takes advantage of the international settlement system to identify low cost solutions for the one-way delivery of voice traffic made possible by the liberalization and deregulation of many telecommunications markets around the world, and

  . down-linking international satellite traffic through Bermuda, rather than the United States, to the same ultimate destination at substantial cost savings, along with the availability of other value-added services.

Regulation

   Our undersea fiber optic cable facilities and telecommunications services, including backhaul services, may be subject to regulation in each jurisdiction where the Atlantica-1 Network and the BUS-1 system land. We currently have in place all of the necessary licenses to land and provide services from the BUS-1 system. In order to implement fully the Atlantica-1 Network, it may be necessary for us to obtain authority to land the cable and to offer telecommunications services, including backhaul, to our customers in each jurisdiction in which the cable lands. See "Risk Factors--Government Regulation."

 United States

   In the United States, the laws and regulations pertaining to undersea cable systems and telecommunications services are well developed and an established set of rules and procedures exist. We have reviewed with Alcatel our various options with respect to the most optimal landing locations. On June 2, 1999, we submitted a cable landing license application to the FCC seeking authority to land and operate the Atlantica-1 Network in Tuckerton, New Jersey (next to the landing stations for the BUS-1 system) and Boca Raton, Florida. No comments or objections were filed with the FCC in response to this application. Although we cannot assure you that this license application will be granted, we have no reason to believe that we will not be successful in obtaining the necessary cable landing station license in the United States.

   TBI's U.S. affiliate, TeleBermuda International L.L.C. ("TBI L.L.C."), was formed in May 1996 as a limited liability company under the laws of the State of Delaware. TBI L.L.C. holds the landing license for the BUS-1 system in the United States issued by the FCC, as well as certain ownership and leasehold rights with respect to BUS-1 system assets located in the United States. TBI L.L.C. is a wholly owned subsidiary of TBI. Previously, TBI held a 20% ownership interest in TBI L.L.C., and Elbac Cable Corporation ("Elbac") held the remaining 80% ownership interest. On October 29, 1999, the FCC issued a Memorandum Opinion and Order granting authority for TBI to acquire Elbac, including the 80% ownership interest held by Elbac in TBI L.L.C. This transaction was consummated on November 1, 1999, thus providing TBI with a 100% ownership interest in TBI L.L.C.

   TBI is authorized to operate in the United States as a common carrier pursuant to Section 214 of the Communications Act of 1934, as amended. This allows TBI to provide any telecommunications services, including backhaul services, to or from the United States via any means, including our current and future undersea fiber optic cable systems.

 Brazil and Venezuela

   In countries such as Brazil and Venezuela with recently privatized telecommunications industries, many of the telecommunications laws and regulations are relatively new and still evolving. In both of these countries, there are no current statutes or regulations regarding the landing of undersea fiber optic cable facilities. Accordingly, we have consulted with the appropriate regulatory authorities in Brazil (ANATEL) and Venezuela (CONATEL). Based on these consultations, we believe that we are the first private undersea fiber optic cable operator to request governmental approval to land an international fiber optic cable system in either jurisdiction. These consultations have indicated to us that the pro-competitive effects of deregulation and the desire to attract foreign investment have created flexible regulatory environments in Brazil and Venezuela that are receptive to projects such as the Atlantica-1 Network.

   The need for new undersea fiber optic cable systems is particularly strong in these countries where former monopoly providers previously controlled access to and from the country through their ownership of international capacity on traditional consortium cable systems. Although competition in the provision of telecommunications services has begun to be introduced in both jurisdictions, the former monopoly carriers continue to control the existing inventory of available undersea fiber optic capacity that lands in each country. Accordingly, capacity remains scarce and very expensive. Government authorities have indicated to us that the availability of alternative systems such as the Atlantica-1 Network is necessary in order to establish a sustainable competitive international market capable of delivering the economic and technological benefits of privatization and deregulation.

   Brazil: On March 2, 1999, we submitted a request to ANATEL seeking authority to construct, land and operate the Atlantica-1 Network in Brazil. On October 13, 1999, in a response to this request, ANATEL indicated that the provision of submarine cable infrastructure does not constitute a telecommunications service and therefore no ANATEL license is necessary to construct, own and operate the Atlantica-1 Network.

   Established regulations and procedures exist for obtaining telecommunications services licenses in Brazil. Our operating subsidiary in Brazil has received the necessary telecommunications services licenses from ANATEL to provide backhaul services in Brazil. It is our expectation that we will be able to sell or lease submarine cable fiber optic facilities to all entities with authority to provide telecommunication services in Brazil. Under the current regulatory regime in Brazil only Embratel and INTELIG have the appropriate authority to offer long-distance and international switched voice telephony services in Brazil. ANATEL is currently providing licenses on a routine basis for companies seeking to offer international private network services. We do not expect regulatory authority to be required for carrier-to-carrier contracts or the offering of value-added services. Thus, today we should be able to sell our facilities to the two public switched telephony licensees, all private line licensees and value-added service providers. The government of Brazil has announced that in January 2002, it will lift current restrictions on the number of licensees in Brazil who may provide switched voice telephony. At that time, we should also be able to offer our facilities to new competitive switched voice telephony providers.

   Venezuela: On March 16, 1999, we submitted a letter to CONATEL seeking guidance on what licenses or permits from CONATEL may be necessary to land the Atlantica-1 Network in Venezuela. In response to this letter, CONATEL informed us in writing that no authorization or permit from CONATEL is required to construct and land the Atlantica-1 Network in Venezuela. Based on advice provided to us by CONATEL, we do not believe that any CONATEL permits or concessions are necessary to operate the cable or sell capacity on the cable. However, if CONATEL were now to determine that a permit or concession was necessary, we believe that a permit or concession would be issued by CONATEL in a time frame consistent with the implementation schedule for the Atlantica-1 Network. In order to provide backhaul services in Venezuela, we must obtain a Private Network Concession, which is required under Venezuelan law to install and operate a telecommunications network for commercial purposes. We shortly plan to submit an application to CONATEL for this license. Although we cannot assure you that we will be granted this license, we have no reason to believe that we will not be successful in obtaining it.

   It is our expectation that we will be able to sell or lease submarine cable fiber optic facilities to all entities with authority to provide telecommunications and value added network services in Venezuela. Under the existing regulatory framework in Venezuela, only CANTV can offer international public switched telephony services in Venezuela. However, the Concession Agreement between the Republic of Venezuela and CANTV provides that in November 2000 the telecommunications market will be open for additional competition and the appropriate authority will be granted to a number of companies seeking to offer switched voice telephony services. Currently, CONATEL is issuing authority on a routine basis to companies seeking to offer international or domestic private network services. Thus, today we can sell our facilities to CANTV and private network and value added service providers. Additionally, in November 2000 we will be able to sell facilities to newly licensed switched voice telephony providers.

 Bermuda

   On January 10, 1997, TBI was granted an international carrier license under which it is authorized to provide a broad range of international telecommunications services in, from, to and in transit through Bermuda. The license is for a term of five years and is subject to renewal. TBI pays a licensing fee based on the greater of 6% of TBI's total revenues (net of carrier settlements) in Bermuda or 20% of TBI's profit in Bermuda. Although TBI believes it will be able to obtain a renewal of TBI's international carrier license, the failure to secure this renewal could have a material adverse effect on our business, financial condition and results of operations. TBI's international carrier license also permits TBI to land additional cables in Bermuda subject to the prior consent of the Minister of Telecommunications and Technology. On March 31, 1999, TBI applied for the Minister's consent to land the Atlantica-1 Network in Bermuda. On April 7, 1999, TBI received formal written approval from the Minister to land the Atlantica-1 Network in Bermuda. The Minister's consent is subject to receipt of various construction licenses and permits which are required in the ordinary course of business.

Properties

   We lease executive and administrative office space at our headquarters at 2 Carter's Bay Road, Southside, St. David's DDBX, Bermuda. We lease cable station space in St. David's, Bermuda under a 12-year lease, which is renewable for an additional nine-year term. We also lease cable station space in Tuckerton, New Jersey under a lease that will expire when the BUS-1 system is retired from service, which is expected to occur in 2022. In addition, we lease office space in Hamilton, Bermuda, and in Canada in Markham, Ontario and Montreal.

   We intend to purchase or lease property in (1) Macuto, Venezuela, (2) Fortaleza, Brazil, (3) Rio de Janeiro, Brazil, (4) Tuckerton, New Jersey, (5) Boca Raton, Florida, and (6) Bermuda to build new cable landing stations.

Intellectual Property and Research and Development

   We have no patents or registered trademarks. We claim trademark rights to the following marks: "GlobeNet," "TeleBermuda," "TBI," "Atlantica," "Atlantica-1," "Atlantica-2," "GlobeNet Communications" and "GeoReach." We expect to file trademark applications with respect to some or all of these trademarks within the next four months. The TBI logo, GlobeNet logo and the Atlantica logo are our service marks.

   We are not currently conducting any material research and development activities.

Employees

   As of October 14, 1999, we had 53 employees. We believe that our workforce is highly capable and motivated and that our relations with our employees are good. There have been no material changes in the number of our employees during the past fiscal year.

Legal Proceedings

   We are, from time to time, a party to litigation that arises in the normal course of our business operations. We are not a party to any litigation the resolution of which we expect to have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

Directors and Officers

   The following table sets forth the names, ages and positions of our directors and officers:

Name(1)              Age Position
-------              --- --------
Michael Kedar......  58  Executive Chairman
Jerry A.
 DeMartino.........  49  Director, President and Chief Executive Officer
Anthony Bolland....  46  Director
Jeffrey G.
 Conyers...........  46  Director
Sebastien Rheaume..  30  Director
Linda Dougherty....  30  Director
George E.
 Matelich..........  43  Director
Kevin J. Maroni....  36  Director
Harley J. Murphy...  54  Director
Mark A. Pelson.....  37  Director
Scott K. Socol.....  46  Executive Vice President and Chief Operating Officer
Greg Belbeck.......  44  Executive Vice President and Chief Financial Officer
Laurent Duplantie..  44  Executive Vice President, Engineering and Operations
Lin Gentemann......  38  Executive Vice President, General Counsel and Secretary
James Fitzgerald...  52  Vice President, Bermuda Operations
Eldon Blust........  57  Senior Vice President, Business Development
Edward A.
 Weisbrot..........  52  Senior Vice President, Network Services

--------
(1) We also expect to add one new independent director to our board in the near future.

   Michael Kedar. Mr. Kedar, a citizen of Canada and founder of the Company, has been the Company's Executive Chairman since October 1999 and served as the Company's Chairman and Chief Executive Officer from January 1995 to October 1999. Prior thereto, he was the Chairman and Chief Executive Officer of Call-Net Enterprises Inc., which he founded in 1986. In addition, Mr. Kedar founded Microcell Communications, Inc., a PCS provider in Canada. Mr. Kedar holds an Engineering degree from Ecole Superior Technique (Geneva, Switzerland). Mr. Kedar's business address is 3100 Steeles Ave. E., Ste. 805, Markham, Ontario L3R 8T3.

   Jerry A. DeMartino. Mr. DeMartino, a citizen of the United States, has been a director of the Company and the Company's President and Chief Executive Officer since October 1999. Prior to joining the Company, Mr. DeMartino served as President of MCI International and Senior Vice President of Global Strategy and Development for MCI WorldCom. He holds a B.A. degree from the City College of New York and attended graduate school at Brooklyn College. His current business address is 2 Carter's Bay Road, Southside, St. David's, DDBX Bermuda.

   Anthony Bolland. Mr. Bolland, a citizen of the United Kingdom, has been a director of the Company since July 1999. He has been a Managing Director of Boston Ventures Management, Inc. since 1983. Boston Ventures, through its partnerships, is an active investor in the media, telecommunications and services industries. From 1975 to 1983, Mr. Bolland was an Officer of First National Bank of Boston. Mr. Bolland holds an L.L.B. from Warwick University, which he received in 1975. He is also a director of Ogden Corporation. Mr. Bolland's business address is One Federal Street, 23rd Floor, Boston, Massachusetts 02110.

   Jeffrey G. Conyers. Mr. Conyers, a citizen of Bermuda, has been a director of the Company since its inception and has served on the board of TBI since January 1995. He is Chief Executive Officer for the First

Bermuda Group of Companies, responsible for Institutional and Retail Brokerage Services. Prior to joining First Bermuda Securities Ltd. in 1991, he served as Assistant Manager in the Private Banking/Trust division of the Bank of Bermuda. Mr. Conyers currently holds licenses with the NASD as Registered Representative, Registered Options Principal, Financial Operations Principal and as General Securities Principal. He is a graduate of Trinity College, University of Toronto (BA 1975). In addition to his responsibilities with First Bermuda Securities and Bermuda Savings & Loan Ltd., Mr. Conyers is also a director of numerous companies in Bermuda including Bermuda Aviation Services Ltd., The Bermuda Rock Fund Ltd., and Bermuda Cablevision. Mr. Conyers' business address is Chevron House, Ground Floor, 11 Church Street, Hamilton HM06, Bermuda.

   Sebastien Rheaume. Mr. Rheaume, a citizen of Canada, has been a director of the Company since July 1999. Mr. Rheaume is a Manager at Capital Communications CDPQ, Inc., a private subsidiary of the Montreal-based Caisse de depot et placement du Quebec, the fund manager for public sector pension and insurance plans in Quebec. This fund had total assets of $45 billion at the end of 1998. Prior to joining Capital Communications CDPQ, Inc. in April 1999, Mr. Rheaume was an Associate Director in the Corporate Finance/Mergers and Acquisitions department of Bell Canada, a Senior Analyst in the Financial Strategy department at Royal Bank of Canada, and Director of Finance in Kerr Financial Corporation. Mr. Rheaume holds a B.Comm. degree from McGill University. He is a Chartered Accountant and a Chartered Financial Analyst, and his business address is 1981 Avenue McGill College, Montreal, Quebec H3A 3C7.

   Linda Dougherty. Ms. Dougherty, a citizen of the United States, has served on the board of the Company since March 1999. She is Vice-President and Director, Merchant Banking, of TD Capital Group Limited and has more than eight years of experience in the financial services industry. Prior to joining TD Capital Group Limited, Ms. Dougherty was with TD Securities Inc. as a Vice-President in Mergers and Acquisitions and Corporate Finance, specializing in Project Finance (1993) and Communications (1994-1996). Prior to joining TD Securities Inc., she was a regional South East Asian equities analyst with James Capel in Singapore and a Consultant with Oliver, Wyman & Company, a financial services consulting firm, in New York and London, England. Ms. Dougherty graduated magna cum laude, Phi Beta Kappa from the Wharton School (B.S.) and the College of Arts & Sciences (B.A.) of the University of Pennsylvania. She also completed the Executive Development Program at the Kellogg Graduate School of Management. Ms. Dougherty's business address is 55 King Street West, Toronto Dominion Bank Tower, 8th Floor, P.O. Box 1, Toronto Dominion Center, Toronto, Ontario M5K 1A2.

   George E. Matelich. Mr. Matelich, a citizen of the United States, has served on the Company's board since July 1999. He is a Managing Director of Kelso & Company, and has been with Kelso since 1985. Prior to joining Kelso he spent two years in the Mergers and Acquisitions and Corporate Finance Departments at Lehman Brothers Kuhn Loeb, where his responsibilities included the analysis, evaluation and financing of leveraged buyouts, and the refinancing of more mature buyout companies. His previous experience includes two years as a consultant with Ernst & Whinney. Mr. Matelich is a Certified Public Accountant, holds a Certificate in Management Accounting, and received a B.A. in Business Administration, summa cum laude, from the University of Puget Sound and an M.B.A. (Finance and Business Policy) from Stanford Graduate School of Business. He is also a director of Humphreys Inc., MJD Communications and is a trustee of the University of Puget Sound. Mr. Matelich's business address is 320 Park Avenue, New York, NY 10022.

   Kevin J. Maroni. Mr. Maroni, a citizen of the United States, has served on the Company's board since July 1999. Mr. Maroni is a General Partner of Spectrum Equity Investors. Spectrum is a leading private equity firm which manages over $1 billion of capital for investment in telecommunications and media companies. Prior to joining Spectrum in 1994, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company. Mr. Maroni holds an MBA from Harvard University and a BA from the University of Michigan. Mr. Maroni is a director of CTC Communications Corp. (NASDAQ: CPTL); American Cellular Corp; Pathnet, Inc., and Formus Communications Inc. His business address is One International Place, 29th Floor, Boston, Massachusetts 02110.

   Harley J. Murphy. Mr. Murphy, a citizen of Canada, has served on the Company's board since its inception and has served on the board of TBI since January 1995. He joined Wood Gundy in 1971 working in the Money Market, Corporate Finance and International Investment Banking areas and is presently Director and Vice-President of the Hamilton, Ontario operations. In 1982, he co-founded and was President of Celtel Communications Corporation, which when licensed along with Rogers Cantel, provided cellular services to Canadians. In 1985, he founded Metroplex Communications Inc., an affiliate of Page Canada, the first privately-owned company to introduce nation-wide paging in Canada. Mr. Murphy graduated in 1969 from the University of Toronto with a degree in Industrial Engineering. His business address is 21 King Street West, Ste. 600, Hamilton, Ontario L8P 4W7.

   Mark A. Pelson. Mr. Pelson, a citizen of the United States, has served on the Company's board since July 1999. Mr Pelson is a Principal of Providence Equity Partners Inc., which he joined in August 1996. Prior to joining Providence, he was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company. From 1989 to 1995, Mr. Pelson served in various management positions with AT&T, with his most recent position being a general manager of strategic planning and mergers and acquisitions. Mr. Pelson is also a director of Language Line LLC, Carrier1 International S.A., and Madison River Telephone Company, L.L.C. He received a B.A. from Cornell University and a J.D. from Boston University. Mr. Pelson's business address is 50 Kennedy Plaza, 900 Fleet Center, Providence, Rhode Island 02903.

   Scott K. Socol. Mr. Socol, a citizen of the United States, has been the Company's Executive Vice President and Chief Operating Officer since May 1996. Prior thereto, he was the Director of Operations from 1995 to 1996. From 1986 to 1994, Mr. Socol worked with MCI/MCI International with responsibility for global expansion and management of operations of more than 20 international offices located in the Atlantic Ocean region. Mr. Socol holds a B.A. from Guilford College and a Juris Doctorate degree from the University of Georgia. His business address is 3100 Steeles Ave. E., Ste. 805, Markham, Ontario L3R 8T3.

   Greg Belbeck. Mr. Belbeck, a citizen of Canada, has been an Executive Vice President of the Company since October 1999, and has been Chief Financial Officer of the Company since February 1997. Prior to joining the Company in 1997, Mr. Belbeck worked for 14 years in accounting, corporate finance and valuation at Price Waterhouse and two years in finance and business development roles with two Canadian start-up telecommunications companies. Mr. Belbeck holds a B.A. (economics) degree from York University, and a law degree from Osgoode Law School. Mr. Belbeck is a Chartered Accountant and a Chartered Business Valuator and his business address is 3100 Steeles Ave. E., Ste. 805, Markham, Ontario L3R 8T3.

   Laurent Duplantie. Mr. Duplantie, a citizen of Canada, has been Executive Vice President, Engineering and Operations, of the Company since October 1999, and was Vice President, Engineering and Operations from October 1996 to October 1999. Prior to joining the Company, he spent 15 years at Teleglobe Canada as Director of Strategic Development and Director of Network Services promoting CANTAT-3 and CANUS 1, and as Project Director for the construction of CANTAT-3. Mr. Duplantie holds a Bachelor's degree in Engineering from l'Ecole Polytechnique de Montreal. Mr. Duplantie's business address is 170 Taschereau Blvd., Ste. 310, La Prairie, Quebec J5R 5H6.

   Lin Gentemann. Ms. Gentemann, a citizen of the United States, has been an Executive Vice President of the Company since October 1999, and has been General Counsel and Secretary of the Company since November 1997. Ms. Gentemann also was a Vice President of the Company from November 1997 to October 1999. Prior to joining the Company, Ms. Gentemann served as senior corporate attorney at MCI from 1992 to 1997. Before joining MCI, Ms. Gentemann was an associate with the law firm of Jones, Day, Reavis and Pogue. She holds a B.A. from the University of Virginia and a Juris Doctorate degree from the Washington College of Law, American University. Ms. Gentemann's business address is P.O. Box HM 3043, Hamilton HM NX, Bermuda.

   James Fitzgerald. Mr. Fitzgerald, a citizen of Canada, has been the Company's Vice President, Bermuda Operations since 1999. He also has served as TBI's General Manager since 1999, when he was promoted from

Senior Vice President of Marketing, Sales and Customer Service of TBI. Prior thereto, Mr. Fitzgerald held senior management positions at Bell Canada, Northern Telecom (Nortel), Unitel (AT&T Canada) and most recently, from 1995 to 1998, as President & Chief Operating Officer of MTS Mobility, Inc., a Canadian regional cellular provider. Mr. Fitzgerald holds a B.A. degree and a M.B.A. degree from York University. His business address is 2 Carter's Bay Road, Southside, St. David's, DDBX Bermuda.

   Eldon Blust. Mr. Blust, a citizen of the United States, has been Senior Vice President, Business Development, of the Company since October 1999. Prior to joining the Company, Mr. Blust was Senior Director, Global Strategy and Development, at MCI WorldCom where he was responsible for the company's offshore investments and alliances in Australia (AAP Telecommunications Pty
Ltd), Canada (Stentor Resource Center, Inc.), Mexico (Avantel, S.A.) and New Zealand (Clear Communications Company Limited). Prior thereto, Mr. Blust was Director, Global Network Services, where he was responsible for all sales, marketing, product management and delivery of MCI's extensive portfolio of international network services provided through both satellite and fiber cable facilities. He joined MCI in 1986. Mr. Blust holds a Bachelor's degree in Electrical Engineering from the University of Missouri at Columbia and is a registered Professional Engineer (Virginia). His business address is 2 Carter's Bay Road, Southside, St. David's, DDBX Bermuda.

   Edward A. Weisbrot. Mr. Weisbrot, a citizen of the United States, joined the Company in October 1999 as Senior Vice President, Network Services. For the last two years, Mr. Weisbrot has served as Vice President of Engineering and Operations at Primus Telecom. Prior to joining Primus, he served as the Director for Voice Engineering at GlobalOne, where he supervised the design and development of its voice network. Previously, he spent 17 years with MCI and was the primary technical director for MCI's global networks. Mr. Weisbrot holds a Bachelor of Science, Electrical Engineering degree from the New Jersey Institute of Technology. His current business address is 2 Carter's Bay Road, Southside, St. David's, DDBX Bermuda.

Board of Directors

   The affairs of the Company are governed by the board of directors. Our directors are elected to one-year terms. Our board consists of 11 directors:
(1) one independent director who has not yet been nominated and who must be approved by a vote of the Class B shareholders (although two of the Class B shareholders are excluded from the nomination and approval of the independent director), (2) one director nominated by the holders of a majority of the Class B shares and approved by a vote of the Class B shareholders (although two of the Class B shareholders were excluded from the nomination and approval of this director), (3) six directors appointed by certain of the Class B shareholders, and (4) three directors approved by a vote of the holders of our common shares, although Class B shareholders are not permitted to vote their common shares.

 Compensation Committee

   Our board of directors has established a Compensation Committee. The purpose of the Compensation Committee is to establish and submit to our board of directors recommendations with respect to (1) compensation of our officers and other key employees and (2) awards to be made under our share option and incentive plan. Messrs. Conyers, Kedar and Murphy served on the 1998 Compensation Committee.

 Compensation of Directors

   In 1997 and 1998 we granted our directors stock options representing in the aggregate 85,000 common shares. To date in 1999 we have granted our directors in their capacity as directors (except Messrs. Kedar and DeMartino) stock options representing in the aggregate 50,000 common shares. Directors did not receive monetary compensation for their services as directors in 1997, 1998 or to date in 1999. We have not set aside or accrued any amounts during our last fiscal year to provide pension, retirement or similar benefits for our directors and officers.

Indemnification of Directors and Officers

 Indemnification Agreements with Directors

   We have entered into indemnity agreements with each of our directors. Pursuant to the director indemnity agreements, we have agreed to indemnify and save harmless each director, his/her heirs and legal representatives, to the fullest extent permitted by law, against all costs, charges, liability, damages, and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by him/her in respect of any civil, criminal or administrative action or proceeding to which he/she is made a party by reason of, or in any connection with him/her, being or having been a director if (1) the director acted in his/her capacity as a director and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director had reasonable grounds for believing that his/her conduct was lawful. Directors are required to obtain our consent to any settlement of any civil, criminal or administrative action or proceeding.

 Indemnification Agreements with Officers

   We have entered into indemnity agreements with Michael Kedar, James Fitzgerald, Laurent Duplantie, Scott Socol, Lin Gentemann, Greg Belbeck, Jerry DeMartino, Eldon Blust and Edward Weisbrot. Pursuant to the indemnification agreements, we have agreed, to the fullest extent permitted by our bye-laws and applicable law, to indemnify each indemnitee against all expenses actually and reasonably incurred, judgments, penalties, fines and amounts paid in settlement by such indemnitee if he/she is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding as a result of his/her status as an employee or officer of the Company (1) if, in a proceeding other than a proceeding by or in the right of the Company, he/she acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to a criminal proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful and (2) if, in a proceeding brought by or in the right of the Company to procure a judgment in its favor, to the extent such indemnitee is successful, on the merits or otherwise, provided that if the indemnitee is only partially successful in such proceeding, we agree to indemnify him/her for such expenses actually and reasonably incurred by him/her or on his/her behalf in connection with each successfully resolved claim, issue or matter.

 Bye-Laws

   Our bye-laws provide that, subject to the Companies Act 1981 of Bermuda, every director, officer and member of a committee constituted in accordance with our bye-laws is indemnified by us against (1) all civil liabilities, loss, damage, charge or expense incurred or suffered by him as a director, officer or committee member while exercising his powers and discharging his duties under the Companies Act 1981 of Bermuda and our bye-laws and (2) all liabilities incurred by him as a director, officer or committee member in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under the Companies Act 1981 of Bermuda in which relief from liability is granted to him by the court. The indemnity extends to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided, however, that the indemnity does not extend to any matter which would render it void pursuant to the Bermuda Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Executive Compensation

   The following tables set forth certain historical compensation information for our Chief Executive Officer during fiscal year 1998 and the other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1998 (collectively, the "Named Executive Officers"). These tables state the current positions of the Named Executive Officers (many of which changed in October 1999), rather than their positions at the end of fiscal year 1998. At that time, Mr. Kedar was Chief Executive Officer, Ms. Gentemann was General Counsel, Vice President and Secretary, Mr. Duplantie was Vice President, Engineering and Operations, and Mr. Belbeck was Chief Financial Officer. Mr. Socol's positions did not change. In October 1999, the positions of Messrs. Kedar, Duplantie, and Belbeck and Ms. Gentemann changed in connection with our hiring of Mr. DeMartino as President and Chief Executive Officer, Mr. Blust as Senior Vice President, Business Development, and Mr. Weisbrot as Senior Vice President, Network Services.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth the total compensation for fiscal year 1998 for the Named Executive Officers:

                                                                 Long Term
                                  Annual Compensation          Compensation
                             ----------------------------- ---------------------
                                                                  Awards
                                                           ---------------------
                                              Other Annual Securities Underlying
Name and Principal Position   Salary   Bonus  Compensation        Options
---------------------------  -------- ------- ------------ ---------------------
Michael Kedar,
 Executive Chairman........  $144,750 $71,700                      25,000
Scott K. Socol,
 Executive Vice President
 and
 Chief Operating Officer...   154,962  53,625   $16,000            35,000
Lin Gentemann,
 Executive Vice President,
 General Counsel
 and Secretary.............   107,121  30,000    18,000            25,000
Laurent Duplantie,
 Executive Vice President,
 Engineering and
 Operations................    83,333  30,000                      25,000
Greg Belbeck,
 Executive Vice President
  and Chief Financial
  Officer..................    86,667  16,666                      25,000

                             OPTION GRANTS IN 1998

   The following table sets forth option grants during fiscal year 1998 to the Named Executive Officers:

                                                                             Potential Realizable Value
                                                                               At Assumed Annual Rates
                                                                             Of Stock Price Appreciation
                             Individual Grants                                     For Option Term
---------------------------------------------------------------------------- ----------------------------
                           Number Of    Percent Of
                           Securities Total Options
                           Underlying   Granted To   Exercise
                             Option     Employees      Price    Expiration
           Name             Granted   In Fiscal Year ($/Share)     Date           5%            10%
-------------------------- ---------- -------------- --------- ------------- ------------- --------------

Michael Kedar,
 Executive Chairman.......   25,000         11%        $9.00   Dec. 31, 2008      $141,500      $356,000

Scott K. Socol,
 Executive Vice President
 and Chief Operating
 Officer..................   35,000         15          9.00   Dec. 31, 2008       198,100       498,400

Lin Gentemann,
 Executive Vice President,
 General Counsel and
 Secretary................   25,000         11          9.00   Dec. 31, 2008       141,500       356,000

Laurent Duplantie,
 Executive Vice President,
 Engineering and
 Operations...............   25,000         11          9.00   Dec. 31, 2008       141,500       356,000

Greg Belbeck,
 Executive Vice President
 and Chief Financial
 Officer..................   25,000         11          9.00   Dec. 31, 2008       141,500       356,000

    AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES

   The following table sets forth options exercised by our Named Executive Officers during fiscal year 1998 and the value of unexercised options for these officers at the end of fiscal year 1998:

                                                   Number of
                                                  Securities
                                                  Underlying       Value Of
                                                  Unexercised    Unexercised
                                                  Options At     In-The-Money
                                                    Fiscal        Options At
                                                   Year-End    Fiscal Year-End
                                                 ------------- ----------------
                              Shares
                            Acquired On  Value   Exercisable/    Exercisable/
           Name              Exercise   Realized Unexercisable  Unexercisable
           ----             ----------- -------- ------------- ----------------
Michael Kedar,
 Executive Chairman........       0         0    54,900/45,100 $414,450/$20,100

Scott K. Socol,
 Executive Vice President
 and Chief Operating
 Officer...................       0         0    40,750/51,750   268,250/16,750

Lin Gentemann,
 Executive Vice President,
 General Counsel and
 Secretary ................       0         0     3,300/31,700      3,300/6,700

Laurent Duplantie,
 Executive Vice President,
 Engineering and
 Operations................     0         0       3,300/31,700      3,300/6,700

Greg Belbeck,
 Executive Vice President
 and Chief Financial
 Officer...................     0         0       3,300/31,700      3,300/6,700

Employment Agreements with Named Executive Officers

   We entered into employment agreements with our Named Executive Officers in October 1999. Each agreement provides for a term of employment of two years, commencing in July 1999, and continuing thereafter for successive two-year terms unless either we or the officer provides at least three months' notice in advance of the expiration of the current term. Each agreement terminates automatically upon the death of the officer, we may terminate the agreement for cause or without cause or due to an officer's disability and the officer may terminate the agreement for good reason or without good reason. If we terminate an agreement without cause or due to an officer's disability, the officer terminates the agreement for good reason, the agreement terminates due to the officer's death or we elect not to renew an officer's employment for another term, (1) we are required to make a lump sum payment to the officer (or the officer's legal representatives) equal to the sum of two times the officer's then current annual base salary, accrued bonus, certain other accrued obligations and accrued investments under our investment plans, and (2) the vesting of the officer's options may be accelerated. Each agreement also restricts the officer from competing with us during the term of the officer's employment and for a period of two years thereafter.

1998 Share Option Plan

   We adopted the 1998 Share Option and Incentive Plan on December 18, 1998. Under this option plan, options to purchase common shares of the Company may be granted to employees, board members and consultants or advisers to the Company or any subsidiary. The purposes of the option plan are to enhance our ability to attract and retain qualified individuals to advance our interests and to provide financial incentives to these individuals to continue to serve us and our subsidiaries and to improve our business results and earnings. The option plan is currently administered by the board of directors of the Company which has the authority to set specific terms and conditions of options granted under the option plan and to administer the option plan.
Options may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution, except as otherwise approved by the board of directors.

   Each option may be exercised within the term specified in the option agreement under which it was granted. In addition, an option may be exercised as to vested shares within 90 days after the termination of the optionee's employment, except that our board of directors, in its discretion, may annul any option grant if the optionee is an employee of the Company or any subsidiary and is terminated for cause. In the event of a termination due to an optionee's death or disability, all options shall become exercisable and may be exercised until the earlier of the first anniversary of such event or the stated expiration date of the option. If our board of directors approves any transaction that will result in a change of control of the Company, all options shall become immediately exercisable for a period of fifteen days immediately prior to the scheduled consummation of the event. Upon the consummation of any such event, the option plan and all outstanding, unexercised options will terminate unless the parties to the transaction provide otherwise.

   The exercise price of all stock options is the fair market value of the common shares of the Company on the date of grant. The option exercise price may be paid in cash or, in the discretion of our board of directors, by the delivery of common shares then owned by the optionee, or, in the discretion of our board of directors, by a combination of these methods. The option agreement may also permit that payment of the exercise price may be made by delivering a properly executed exercise notice to us directing that payment of the exercise price will be made by a broker acceptable to us upon delivery of the common shares to the broker.

   At September 30, 1999, we had outstanding under the option plan options for 223,719 common shares of the Company at a weighted average exercise price of $9.0, of which 63,719 were exercisable. To date, options to purchase 40,281 common shares have been exercised under the option plan. Our board of directors has the authority to grant options up to a maximum of 20% of the fully diluted shares of the Company pursuant to a general mandate of our shareholders, which expires annually unless re-approved.

1997 Stock Option Plan

   TBI adopted the 1997 Stock Option and Incentive Plan on September 24, 1997. In connection with the reorganization of the TBI group of companies, the options to purchase common shares of TBI issued under this plan were exchanged for options to purchase our common shares. Under this option plan, options to purchase common shares of the Company were granted to directors, executive management, senior management and senior staff of TBI. The purposes of the option plan were to enhance TBI's ability to attract and retain qualified individuals to advance its interests and to provide financial incentives to these individuals to continue to serve TBI and to improve its business and earnings. Options granted pursuant to this option plan were granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution.

   Each option may be exercised within the term specified in the option agreement under which it was granted provided that all options must be exercised within 10 years of the grant date or within 30 days of the optionee's termination of employment with the Company for any reason other than retirement or death, whichever occurs first. If the optionee's employment terminates because of retirement as approved by the board of directors, the optionee may exercise the options granted before retirement as the options vest but not later than five years from the date of retirement. In the event of an optionee's death, unless decided otherwise by the board of directors, the estate of the optionee may exercise any options that had vested at the time of the optionee's death within 12 months following the date of death. In the event of an optionee's disability, unless decided otherwise by the board of directors, the optionee may exercise the options granted before the commencement of the disability as the options vest, but not later than five years from the commencement of the disability. The exercise price of all stock options is determined by the board of directors but may not be less than the fair market value of the shares at the time of the grant.

   At September 30, 1999, we had outstanding under the option plan options for 156,899 common shares of the Company at a weighted average exercise price of $8.00 per share, of which 55,059 were exercisable. To date, options to purchase 10,101 common shares have been exercised under the option plan. No options to purchase common shares of the Company have been issued under this plan since December 31, 1997.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information as of November 1, 1999 regarding the beneficial ownership of our common shares and Class B shares by:

  .  each person (or group as defined in Section 13(d)(3) of the Exchange
     Act) who is known to us to be the beneficial owner of more than five percent of our common shares or Class B shares,
  .  our directors and nominees,
  .  our Named Executive Officers, and
  .  our directors and executive officers as a group.
   Unless otherwise noted and subject to community property laws, the persons or entities in this table have sole voting and investment power with respect to all shares owned by them. The information set forth in the table and footnotes below has been provided to the Company by the shareholders listed below.

                                                                   Shares Beneficially
                     Name of Beneficial     Total Number of Shares    Owned Through
  Title of Class          Owner(1)            Beneficially Owned         Options       Percent of Class
  --------------  -----------------------   ---------------------- ------------------- ----------------
 Common / Class B Boston Ventures Limited      2,941,176 / 199             --           17.3% / 19.9%
                   Partnership V(2)
                   One Federal Street,
                   23rd Floor
                   Boston, MA 02110-2003
 Common / Class B TD Capital Group              2,918,540 /197             --           17.2% / 19.7%
                   Limited(3)
                   55 King Street
                   Toronto Dominion Bank
                   Tower, 8th Floor P.O.
                   Box 1 Toronto Dominion
                   Centre
                   Toronto, Ontario M5K
                   1AZ Canada
 Common / Class B Kelso Investment             2,500,000 / 169             --           14.7% / 16.9%
                   Associates VI, L.P.(4)
                   320 Park Avenue, 24th
                   Floor
                   New York, NY 10022
 Common / Class B Providence Equity             1,508,378 / 98             --             8.9% / 9.8%
                   Partners III, L.P.(5)
                   Fleet Center, 9th
                   Floor
                   50 Kennedy Plaza
                   Providence, RI 02903
 Common / Class B Capital Communications       1,470,588 / 100             --            8.6% / 10.0%
                   CDPQ, Inc.(6)
                   1981 McGill College
                   Avenue
                   Montreal, Quebec H3A
                   3C7 Canada
 Common / Class B Spectrum Equity               1,458,824 / 97             --             8.6% / 9.7%
                   Investors III, L.P.(7)
                   One International
                   Place, 29th Floor
                   Boston, MA 02110

                                                                     Shares Beneficially
                     Name of Beneficial       Total Number of Shares    Owned Through
  Title of Class          Owner(1)              Beneficially Owned         Options       Percent of Class
  --------------  ------------------------    ---------------------- ------------------- ----------------
 Common           Michael Kedar (Executive            88,233               88,233               *
                   Chairman)(8)
 Common           Jeffrey G. Conyers                  87,814                                    *
                   (Director)(9)                                           76,610
 Common           Jerry A. DeMartino                  49,019               49,019               *
                   (Director, President
                   and Chief Executive
                   Officer)
 Common           Harley J. Murphy                    46,666                                    *
                  (Director)                                               46,666
 Common           Linda Dougherty                     5,000                                     *
                   (Director)                                               5,000
 Common / Class B Anthony Bolland                       --                                      --
                   (Director)                                                --
 Common / Class B Kevin J. Maroni                       --                                      --
                  (Director)                                                 --
 Common / Class B George E. Matelich                    --                                      --
                  (Director)                                                 --
 Common / Class B Mark A. Pelson (Director)             --                   --                 --
 Common / Class B Sebastian Rheaume                     --                                      --
                   (Director)                                                --
 Common           Scott K. Socol                      73,094               68,446               *
                   (Executive Vice
                   President and Chief
                   Operating Officer)
 Common           Lin Gentemann (Executive            38,198               36,633               *
                   Vice President, General
                   Counsel
                   and Secretary)
 Common           Laurent Duplantie                   36,633               36,633               *
                   (Executive Vice
                   President, Engineering
                   and Operations)
 Common           Greg Belbeck (Executive
                   Vice President and
                   Chief Financial Officer)           36,633               36,633               *
 Common           All Directors and                  461,290                 --               2.70%
                   Executive Officers as a
                   Group

--------
*  Denotes ownership of less than one percent.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
(2) Boston Ventures Company V, LLC is the general partner of Boston Ventures Limited Partnership V, and by virtue of such status may be deemed to be the beneficial owner of the shares owned by Boston Ventures Limited Partnership
    V. Anthony Bolland, Roy Coppedge, Richard Wallace, James Wilson, Martha Crowninshield and Barbara Genader are the managing directors of Boston Ventures Company V, LLC, and by virtue of such status may be deemed to be the beneficial owner of the shares beneficially owned directly or indirectly by Boston Ventures Company V, LLC. Each of Anthony Bolland, Roy Coppedge, Richard Wallace, James Wilson, Martha Crowninshield and Barbara Genader disclaim such beneficial ownership.
(3) Toronto-Dominion Bank, the parent of TD Capital Group Limited, may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by TD Capital Group Limited.
(4) Excludes 441,176 common shares and 30 Class B shares held by an affiliate of Kelso Investment Associates VI, L.P. The general partner of Kelso Investment Associates VI, L.P. may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Kelso Investment Associates VI, L.P. and the affiliate, but disclaims beneficial ownership of these shares. Frank T. Nickell,

   Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Kelso Investment Associates VI, L.P. and its affiliate by virtue of their status as managing members of the affiliate and of the general partner of Kelso Investment Associates VI, L.P., but disclaim such beneficial ownership. Due to their common control, Kelso Investment Associates VI, L.P and its affiliate could be deemed to beneficially own each others shares, but disclaim such beneficial ownership.
(5) Excludes 11,230 common shares and 1 Class B share held by an affiliate of Providence Equity Partners III, L.P. Providence Equity Partners III L.L.C., the general partner of Providence Equity Partners III, L.P., may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Providence Equity Partners III, L.P. and by the affiliate, but disclaims beneficial ownership of these shares. Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem may be deemed to share voting and investment power with respect to the shares in which Providence Equity Partners III L.L.C. has direct or indirect beneficial ownership, but each disclaim such deemed beneficial ownership.
(6) Caisse de Depot et Placement du Quebec, a crown corporation owned by the Province of Quebec, may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Capital Communications CDPQ, Inc.
(7) Excludes 60,784 common shares and 2 Class B shares held by two affiliates of Spectrum Equity Investors III, L.P. Spectrum Equity Associates III, L.P., the general partner of Spectrum Equity Investors III, L.P., may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Spectrum Equity Investors III, L.P. and the affiliates, but disclaims beneficial ownership of these shares. Brian B. Applegate, William P. Collatos, Kevin J. Maroni and Randy Henderson may be deemed to share beneficial ownership of the shares beneficially owned directly or indirectly by Spectrum Equity Associates III, L.P. by virtue of their status as general partners of Spectrum Equity Associates III, L.P., but disclaim such beneficial ownership.

(8) Excludes 717,528 common shares and 120,000 options held by TeleBermuda
    (BVI) Limited, an investor holding company incorporated in the British Virgin Islands in which Mr. Kedar holds preference shares that carry more than 50% of the voting rights. Although Mr. Kedar may be deemed for disclosure purposes to share beneficial ownership of the common shares and options held by TeleBermuda (BVI) Limited by virtue of his ownership of the preference shares, Mr. Kedar disclaims beneficial ownership of the common shares and options held by TeleBermuda (BVI) Limited. Other than the fixed equity represented by the preference shares, Mr. Kedar does not have any equity interest in TeleBermuda (BVI) Limited.

(9) Excludes 27,908 common shares held by First Bermuda Securities Limited, in which Mr. Conyers holds a 12% interest. Excludes 92,333 common shares held by the Tel Trust, a trust for which Mr. Conyers serves as trustee.

Capital Structure

   The Company is authorized to issue 24,000,000 common shares and 2,000 Class B shares. The creation of the Class B shares was authorized by amendments to our bye-laws in June 1999 and July 1999. As of September 30, 1999, there were 17,019,660 common shares outstanding and 1,000 Class B shares outstanding. The approval of holders of 66.6% of all common shares is required before we can sell all or substantially all of our assets or amalgamate. Holders of Class B shares are our only shareholders permitted to hold shares representing more than 35% of the aggregate issued share capital of the Company at any time or shares representing more than 35% of the votes attaching to all issued shares of the Company at any time.

   Approval of the holders of a majority of the Class B shares is required before we can amend our governing documents or dissolve. Moreover, pursuant to an amended and restated securityholders' agreement (which is described below) executed by the new investors in the private equity financing, the Company and certain other shareholders, the approval of the holders of a majority of the Class B shares is required before we can engage in certain transactions, including:

  .  certain issuances of securities,

  .  declarations of dividends, distributions or redemptions,

  . sales or leases of assets (other than in the ordinary course of business) constituting more than 400 STM-1 circuits of capacity or more than 25% of our other assets or a material interest in a material subsidiary, in a single transaction or series of related transactions,

  . incurring indebtedness (other than trade payables incurred in the ordinary course of business and debt under Holdings' bank credit facility or the notes) in excess of $25 million in aggregate principal amount outstanding at any time,

  .  adoption of the annual budget and business plan,

  . making equity investments, acquisitions or capital expenditures, other than for maintenance of assets, that exceed, in the aggregate, the budgeted amounts for these line items by more than 5%,

  . amalgamations, mergers, wind-ups, reorganizations and certain other fundamental changes,

  . hiring or firing our chief executive officer or certain other members of senior management,

  .  terminating or suspending construction under the Alcatel contract, or

  .  amending certain material contracts or licenses.

Amended and Restated Securityholders' Agreement

   In connection with the private equity financing, the Company, TBI and certain of our affiliates entered into an amended and restated securityholders' agreement with Michael Kedar, TeleBermuda (BVI) Limited, IHI Hydro, Inc. (one of our former subordinated lenders and an indirect affiliate of one of the initial purchasers of old notes), and the new investors from the private equity financing (the new investors together with Mr. Kedar, TeleBermuda (BVI) Limited and IHI Hydro, Inc., the "Holders").

   Pursuant to this agreement:


  . the approval of holders of a majority of the Class B shares is required for certain transactions, as described above,

  . the Holders have preemptive rights to purchase their pro rata portions of all new issuances by us of common shares or common share equivalents,

  . the new investors have "drag-along" rights, pursuant to which they can require the other Holders to sell their stock to a third party under certain circumstances,

  . the new investors and the Holders have "tag-along" rights, pursuant to which they can participate in sales to third parties under certain circumstances, and

  . the new investors have "rights of first refusal" with respect to shares held by each other new investor.

   The agreement also provides that the Holders will be provided access to certain of our financial and operating information prior to a qualified public offering of $150 million ($100 million if agreed to by holders of a majority of the Class B shares held by the new investors) in gross proceeds to us in either the United States or Canada. Finally, the agreement places certain restrictions on Mr. Kedar's ability to sell, directly or indirectly, his interests in the Company and on his ability to compete with the Company, TBI or their various subsidiaries for two years after the termination of his employment with us. In addition, Jeffrey Conyers and certain members of senior management are parties to the agreement for certain limited purposes, including restricting senior management's ability to sell their interests in the Company.

Registration Rights Agreement

   Pursuant to a registration rights agreement among the Company, the new investors in the private equity financing and certain holders of common shares (including certain members of senior management), the new investors have the right to require that we file up to three registration statements for the resale of their shares in the United States and/or Canada within six months after the completion of a qualified underwritten public offering of common shares in the United States with aggregate proceeds to the Company of $50 million, and the shareholders who are a party to this agreement have, subject to customary cutback provisions, the right to participate in any registration statement filed by us after the qualified public offering.

                              CERTAIN TRANSACTIONS

   We have entered into the transactions described below with our officers, directors or five percent shareholders or entities affiliated with our officers, directors or five percent shareholders. See also "Management" for a discussion of indemnity agreements entered with our officers and directors and employment agreements entered with our Named Executive Officers.

   On September 15, 1997, TBI entered into a consulting services arrangement with First Bermuda Securities Limited, of which Jeffrey Conyers is the Chief Executive Officer. Under the arrangement as amended on March 23, 1999, First Bermuda Securities Limited will, among other things, (1) assist TBI in the development of a business plan and with regulatory compliance matters, (2) provide advice with respect to strategic alternatives and ongoing regulatory issues and (3) assist in the Atlantica-1 Network financing efforts in Bermuda. First Bermuda Securities Limited will receive a fee of $6,250 per month for its services through December 31, 1999.

   In connection with our repurchase of common shares on August 9, 1999, First Bermuda Securities Limited served as our repurchase agent. First Bermuda Securities Limited received customary fees for its services.

   Linda Dougherty, one of our directors, is a Vice President of TD Capital Group Limited, which is an affiliate of one of the initial purchasers of the old notes. An affiliate of TD Capital Group Limited had previously loaned $9.5 million to us in the form of secured subordinated loans with warrants to acquire common shares of the Company. This affiliate exercised all its warrants applying the $9.5 million principal amount of its subordinated loans and the $1.9 million in accrued interest as the exercise consideration. TD Capital Group Limited's affiliate used to own a majority of our Class A shares by virtue of its subordinated loans and is a party to an amended and restated securityholders' agreement entered in connection with the private equity financing. TD Capital Group Limited's affiliate is also a party to the registration rights agreement entered into in connection with the private equity financing.

   Another affiliate of TD Capital Group Limited received customary fees for serving as an initial purchaser of the old notes, as the financial advisor and placement agent in connection with the private equity financing and as the arranger and administrative agent in connection with Holdings' bank credit facility.

   On August 26, 1998, we loaned $1,292,000 (CAD$2,000,000) to Mr. Kedar, our then Chairman and Chief Executive Officer. Mr. Kedar used the proceeds of the loan to invest in a joint venture with a third party carrier. The loan to Mr. Kedar, and his participation in the joint venture, were conditional on the third party carrier granting an option in favor of TBI to acquire an equity interest in the third party carrier's Canadian operations. The option was exercisable until November 30, 1998 for a 20% equity interest in the Canadian operations at an exercise price of $7,445,000 (CAD$11,525,000) (applying the August 26, 1998 exchange rate). As a result of our later decision to pursue the development of the Atlantica-1 Network, TBI elected not to exercise the option. Subsequent to year-end 1998, the loan to Mr. Kedar and all interest thereon was repaid in full.

                         HOLDINGS' BANK CREDIT FACILITY

   On July 14, 1999, Holdings entered a credit facility with Toronto Dominion (Texas) Inc., as administrative agent for the lenders and issuer of letters of credit, Credit Suisse First Boston, as syndication agent for the lenders, and TD Securities (USA) Inc., as arranger.

The Facilities

   The credit facility consists of $390 million of term facilities and a $10 million revolving credit facility, as follows:

   Working
    Capital
    Loan:    $ 10 million senior secured working capital revolver.
   Term A
    Loan:    $ 60 million senior secured multiple draw term loan.
   Term B
    Loan:    $ 80 million senior secured multiple draw term loan.
   Term C
    Loan:    $150 million senior secured multiple draw term loan.
   Term D
    Loan:    $100 million senior secured single draw term loan.

   The term C loan is subject to reduction in the event that we decide not to exercise our option in our contract with Alcatel to build the secondary strand of the Rio extension. Holdings may also request an additional facility of up to $50 million to be available after the actual date of commercial operation on terms no more restrictive than the terms of the other facilities. This additional facility is subject to lender approval and restrictions imposed relating to the Alcatel guarantee.

Use of Credit Facility Proceeds

   The proceeds from borrowings under the credit facility will be used together with the proceeds that we received from the private offering of old notes and the private equity financing to fund, among other things, the development of the Atlantica-1 Network, working capital requirements, including the payment of interest on the notes, and capital expenditures.

Availability of Funds Under the Credit Facility

   Availability of funds under the credit facility is subject to certain terms and conditions. In addition, the term A loan is subject to a maximum of 5.0x total debt leverage ratio of TBI and the term C loan is limited (1) unless and until we elect to exercise our option to build the Rio extension and (2) by, among other things, sales of capacity on the Atlantica-1 Network and/or the provision of the Alcatel guarantee. See "--Alcatel Guarantee and Reimbursement Agreement." On September 10, 1999, Holdings borrowed $100 million under the term D loan.

Maturity of the Credit Facility

   Except with respect to the term D loan, loans under the credit facility will mature on June 30, 2005. The term D loan will mature on September 30, 2005. There is no required amortization of the working capital loan prior to maturity. Loans under terms A, B and C will amortize in eight semi-annual installments commencing on December 31, 2001 and the term D loan will require minimal amortization prior to maturity.

Prepayments

   We are able to prepay outstanding loans under terms A, B and C and the working capital loan at our option at any time without premium or penalty (other than break funding payments), and the term D loan at any time subject to a prepayment fee for payments prior to the third anniversary of the credit facility (and subject to break funding payments), in each case subject to certain notice and minimum prepayment

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

requirements. In addition, we are required to make mandatory prepayments of outstanding loans, which will permanently reduce availability, in an amount equal to:

  . 50% of excess cash flow (100% in the event that we are in default under the credit facility or in breach of certain financial covenants); plus

  . 50% of the net cash proceeds from any equity offering, with exceptions for the private equity financing, additional equity proceeds of up to $10 million, certain capital expenditures and other investments and for building certain extensions of our network;

  . the net cash proceeds from permitted future debt offerings, with certain exceptions, including debt incurred for building certain extensions of our network;

  . the net cash proceeds from permitted asset sales, excluding sales of capacity, above a minimum threshold amount and subject to a six-month reinvestment period; and

  . the net insurance proceeds related to a damaged or destroyed segment of the Atlantica-1 Network that is not rebuilt or repaired.

   Notwithstanding the above, lenders under the term D loan are able to decline these prepayments, in which case the amounts that would have been applied to a prepayment of these lenders' term D loans will instead be applied to a prepayment of loans under terms A, B and C until these loans are paid in full and then to the working capital loan.

Interest Rates

   Borrowings under the loans under terms A, B and C and the working capital loan bear interest at an initial rate per annum of LIBOR plus 3.50%, subject to reductions down to LIBOR plus 3.00% based upon amounts outstanding or at an alternate rate equal to the greater of the administrative agent's prime rate and the federal funds effective rate plus 0.50% (the "ABR"), plus 2.50%, subject to reductions down to ABR plus 2.00% based upon amounts outstanding. Loans under term D bear interest at a rate of LIBOR plus 4.00% or ABR plus 3.00%. The default rate under the credit facility is 2.00% above the otherwise applicable rate.

Guarantees

   The obligations under the credit facility are guaranteed by all of Holdings' present and future direct and indirect subsidiaries.

Security

   The obligations under the credit facility are secured by substantially all of the assets of Holdings and of its present and future direct and indirect subsidiaries, including the capital stock of these subsidiaries. The obligations under the credit facility are also secured by a pledge by us of the shares of Holdings and certain other assets. Pursuant to this pledge agreement, we agreed to certain restrictions, including restrictions on our ability to incur additional indebtedness, create liens, make investments, make capital expenditures, lease property, merge or transfer assets. In addition, we agreed until the commercial operation date of the Atlantica-1 Network to limit our business activities to our ownership of Holdings, activities related to the notes and incidental activities.

Conditions

   There are conditions precedent to initial borrowings under the credit facility (except the funding into escrow of borrowings under the term D loan), including (1) that the net proceeds from the private offering of old notes and the private equity financing have been spent, and (2) the perfection of all collateral not previously perfected, establishment of any remaining waterfall and lockbox accounts, receipt of any remaining guarantees and payment of all fees and expenses. In addition, all borrowings are subject to satisfaction of conditions customarily found in credit agreements for similar financings, including all representations being true and complete, and meeting certain construction milestones.

Negative Covenants

   The credit facility contains customary restrictive covenants, including covenants that limit, subject to certain exceptions, our subsidiaries' ability to:

  .  incur indebtedness or issue guarantees;

  .  grant liens;

  .  sell assets;

  .  make investments;

  .  enter into additional contracts;

  .  make certain capital expenditures;

  .  declare and pay dividends or make distributions;

  .  make certain restricted payments;

  .  enter into transactions with affiliates;

  .  abandon the Atlantica-1 Network;

  .  enter into unrelated activities;

  .  make material amendments to key documents; and

  .  make alterations to the Atlantica-1 Network.

   As described above under "--Security," the pledge agreement pursuant to which we pledged our shares in Holdings to secure the obligations under the credit facility contains negative covenants applicable to us.

Events of Default

   The credit facility provides that the occurrence of certain events constitute, subject in certain cases to notice and grace periods, events of default. The events of default found in the credit facility include many of those customarily found in credit agreements for similar financings, including:

  .  default under Atlantica-1 Network contracts;

  .  suspension of construction;

  .  change of control;

  .  breach of the minimum cumulative capacity revenue covenant;

  .  failure to complete the Atlantica-1 Network by a specified date; and

  . certain declines in the rating of the parent of Alcatel providing the Alcatel guarantee.

Alcatel Guarantee and Reimbursement Agreement

   The ultimate parent company of Alcatel has agreed, at the election of Holdings, to initially guarantee $100 million of the term C loan, subject to adjustment based upon the amount owed to Alcatel under the Alcatel contract up to a maximum of $150 million. The guarantee will be reduced by (1) the amount of sales of capacity on a dollar for dollar basis meeting specified down payment requirements, as and when qualified contracts for these sales are executed, and (2) revenue from capacity sales agreements that are not qualified capacity sales agreements, in each case such reductions to occur when there has been an increase of at least $1 million in such amounts.

   Holdings will, pursuant to the related reimbursement agreement, reimburse Alcatel's ultimate parent company all amounts paid by it to the banks under the guarantee and interest will accrue on the amount paid at the default rate under the credit facility. The reimbursement agreement specifies restrictions on (1) the incurrence by Holdings and our subsidiaries of indebtedness in excess of $500 million in the aggregate, (2) payment of principal under the notes, and
(3) the granting of liens by Holdings and its subsidiaries other than in respect of Holdings' bank credit facility and up to $50 million in principal amount of purchase money debt. Holdings has the right, subject to limitations in the credit facility, to prepay amounts outstanding under the reimbursement agreement at any time and from time to time, in whole or in part, without penalty or premium. Holdings is obligated to cause its subsidiaries to guarantee the obligations under the reimbursement agreement and to grant a lien on certain of their interests after the termination of the credit facility.

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

Blockage Events

   In the event of and during the continuance of a blockage event under Holdings' bank credit facility, Holdings will be prohibited from paying to us the funds that would otherwise have been made available to make scheduled interest payments on the notes. A "blockage event" is defined as a payment default under the credit facility, an event of bankruptcy with respect to Holdings, the Company, any subsidiary of Holdings or, for a period of time, Alcatel, and certain other events of default under the credit facility, including an event of default resulting from the failure to complete the Atlantica-1 Network by June 30, 2001 (or December 31, 2001 if we exercise our option to build the Rio extension) and an event of default arising from a change in control of the Company. In addition, under certain circumstances certain defaults under certain contracts relating to the Atlantica-1 Network may constitute a blockage event.

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

                          DESCRIPTION OF THE NEW NOTES

General

   The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, will not bear legends restricting the transfer thereof, will not be entitled to registration rights under our registration rights agreement, and will not contain provisions relating to additional interest. We will issue the new notes under the indenture dated as of July 14, 1999 between us and Bankers Trust Company, as trustee. The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it defines your rights as holders of the new notes. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939. You may obtain a copy of the indenture from us.

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, references to "we," "us," "our" and "the Company" refer only to GlobeNet Communications Group Limited and not to any of its subsidiaries.

   The old notes and the new notes will constitute a single class of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange new notes for their old notes will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and the new notes will vote together as a single class. All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the New Notes

   The new notes:

  . will be our senior unsecured obligations;

  . will be equal in right of payment to all of our future senior unsecured
    Indebtedness;

  . effectively will be subordinated in right of payment to all of our existing and future secured Indebtedness to the extent of the value of the assets securing this Indebtedness;

  . are the obligations of a holding company and will not be guaranteed by any of our Subsidiaries, and effectively will be subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Subsidiaries; and

  . will be senior in right of payment to any of our future subordinated
    Indebtedness.

   The indenture will permit us and our Subsidiaries to incur additional Indebtedness, including secured Indebtedness.

   As of September 30, 1999, we had no Indebtedness outstanding, other than the notes, and our Subsidiaries had $100.0 million in debt outstanding. Further, one of our Subsidiaries, Holdings, may incur up to an additional $350.0 million of Indebtedness under its credit facility, defined in the indenture as the "New Credit Facility." See "Risk Factors--Holding Company Structure."

   As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, we may designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

   The notes will be limited initially in aggregate principal amount of $300.0 million. We will issue the new notes in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on July 15, 2007.

   Interest on the notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing January 15, 2000 to the persons who are registered holders on the immediately preceding January 1 and July 1. Interest will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from July 14, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Issuance of Additional Notes

   We may issue up to $150.0 million aggregate principal amount of additional notes having terms and conditions identical to the notes (the "additional notes"), subject to compliance with the covenants contained in the indenture and the New Credit Facility. Any additional notes will be part of the same issue as the notes, will vote on all matters with the notes and will be treated, together with the new notes and the old notes, as a single class of securities under the indenture. Unless the context otherwise requires, references in this prospectus to the old notes or the new notes do not include the additional notes. Additional notes are not being offered by means of this prospectus.

Methods of Receiving Payments on the Notes

   The principal of, and premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for these purposes. This office initially will be the office of the trustee located at Four Albany Street, New York, New York 10006. At our option, interest may be paid by check mailed to the registered address of the holder.

Paying Agent and Registrar for the Notes

   The trustee will be the initial paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A holder may transfer or exchange notes at the office or agency of the paying agent and registrar in the City of New York maintained for these purposes. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any transfer taxes and similar fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes, other than with respect to the payment of additional amounts (as defined below).

No Sinking Fund

   The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption.

Foreign Restrictions

   There are no restrictions imposed by Bermuda law or by our charter or other constituent documents on the rights of non-Bermuda residents or non-Bermuda owners of the new notes to hold the new notes or to receive payments of interest or principal under the new notes.

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

Optional Redemption

   On or after July 15, 2004, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                                                      Redemption
   Year                                                                 Price
   ----                                                               ----------
   2004..............................................................  106.500%
   2005..............................................................  103.250%
   2006 and thereafter...............................................  100.000%

   In addition, at any time or from time to time prior to July 15, 2002, we may redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the proceeds from one or more Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remain outstanding immediately after the occurrence of any such redemption; and

     (2) the redemption must occur within 90 days after the date of the closing of the Equity Offering.

   If fewer than all of the notes are to be redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate. No notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. Another note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Optional Tax Redemption

   The notes will be subject to redemption, at our option, in the event that we become obligated to pay any additional amounts (as defined below) as a result of a change in any laws or regulations of any Taxing Authority or a change in any official position regarding the application or interpretation thereof, that is publicly announced or becomes effective on or after the Issue Date. Upon the occurrence of any such tax change, we may, at any time prior to 90 days after such tax change, redeem all, but not part, of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. We will give written notice of any such redemption not less than 30 nor more than 60 days prior to the redemption date.

Payment of Additional Amounts

   All payments made by or on behalf of us on or with respect to the notes will be made free and clear of and without withholding of or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including any interest or penalties with respect thereto) imposed or levied by or on behalf of any jurisdiction or any political subdivision thereof or by any authority or agency therein or thereof having power to tax (referred to below as "Taxes"), unless the withholding or deduction of such Taxes is required by law.

   If the Company or any other payor is required to withhold or deduct any amount on account of Taxes from any payment made on or with respect to the notes, we or such other payor will:

     (1) make such withholding or deduction;

     (2) remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

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

     (3) pay such additional amounts ("additional amounts") as may be necessary so that the net amount received by each holder after such withholding or deduction (including in respect of additional amounts) will be not less than the amount the holder would have received if such Taxes had not been required to be so withheld or deducted;

     (4) furnish to the holders, within 30 days after the date the payment of any Taxes is due, upon request certified copies of tax receipts evidencing such payment by us or such other payor;

     (5) indemnify and hold harmless each holder, other than an excluded holder, from (a) any Taxes paid by such holder as a result of payments made on or with respect to the notes, (b) any liability, including penalties, interest and expenses, arising therefrom or with respect thereto and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any such taxes described in (i)(a) immediately below; and

     (6) at least 30 days prior to each date on which any additional amounts are payable, we will deliver to the paying agent (if not the Company) an officers' certificate stating the amounts so payable and such other information necessary to enable the paying agent to pay such additional amounts to holders on the payment date.

   Notwithstanding the foregoing, we or a successor corporation shall not be required to make any payment to a holder of additional amounts for or on account of:

     (i) Any tax, assessment or other governmental charge that would not have been imposed but for

       (a) the existence of any present or former connection between such holder (an "excluded holder") (or between a fiduciary, settlor, beneficiary or partner of, or possessor of a power over such holder, if such holder is an estate, trust or partnership) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction (other than the holding of a new note or the receipt of payments or exercise of rights thereunder), including, without limitation, such holder (or such fiduciary, settlor, beneficiary, partner or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had permanent establishment therein,

       (b) the presentation of a new note, where presentation is required, for payment on a date more than 30 days after

         (x) the date on which such payment became due and payable or

         (y) the date on which payment thereof is duly provided for, whichever occurs later (except to the extent that the holder of such new note would have been entitled to additional amounts in respect of such Taxes on presenting such new note for payment on any date prior to such date), or

       (c) the presentation of a new note for payment in Bermuda or any political subdivision thereof or therein, unless such new note could not have been presented for payment elsewhere;


     (ii) Except as otherwise provided, any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     (iii) Any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a written request of the Company addressed to the holder and made at least 60 days prior to the first payment date with respect to which the Company or any successor corporation shall apply this clause (iii),

       (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner or

       (b) to make and deliver any declaration or other similar claim
    (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge, provided, however, that the limitations on the Company's or any successor corporation's obligation to pay additional amounts set forth in clauses (a) and (b) above shall not apply if the provision of the information, documentation, declaration or other evidence or reporting described in such clauses (a) and (b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note than comparable information or other applicable reporting requirements imposed or provided for under United States tax law (such as Internal Revenue Service Form 1001 or W-8BEN); or

     (iv) Any combination of items (i), (ii) and (iii) above.

   Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Change of Control

   If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer to repurchase notes at a purchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on a date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

   The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder another note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such additional note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The New Credit Facility contains prohibitions of certain events with respect to the Company, as guarantor thereunder, including events that would constitute a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to purchase all of the notes tendered by holders seeking to accept the Change of Control Offer. The New Credit Facility restricts such a purchase of notes by the Company prior to repayment in full in cash of Indebtedness outstanding under the New Credit Facility. Accordingly, any Change of Control Offer would require the approval of the lenders thereunder. In addition, a Change of Control may be an event of default under the New Credit Facility or other indebtedness of the Company that may be incurred in the future. Accordingly, the right of the holders of the notes to require the Company to repurchase the notes may be of limited value if the Company cannot obtain the required approval under the New Credit Facility. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the trustee and the holders of the notes and additional notes, if any, the rights described under "Events of Default and Remedies."

   In addition, the exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Financing Change of Control Offer."

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into any guarantee of or otherwise become directly or indirectly liable, contingently or otherwise (collectively, incur), with respect to any Indebtedness (including Acquired Debt), other than Permitted Indebtedness, and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock, except, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock if either:

     (1) the Consolidated Leverage Ratio of the Company is less than 5.5 to
  1.0 (prior to July 15, 2002), or 5.0 to 1.0 (subsequent to July 15, 2002);
  or

     (2) the Consolidated Capital Ratio of the Company is less than 2.5 to 1.0.

   Indebtedness, Disqualified Stock or preferred stock of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a

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Restricted Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, as applicable.

   For purposes of determining compliance with any restriction on the incurrence of Indebtedness denominated in a currency other than U.S. dollars, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred (or, in the case of Indebtedness under a revolving credit facility, at the time of commitment), provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

   For purposes of determining any particular amount of Indebtedness under this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant,

     (1) guarantees, Liens or obligations with respect to letters of credit or other similar instruments supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

     (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Liens" covenant described below shall not be treated as giving rise to Indebtedness.

For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, any other obligations of the obligor on such Indebtedness arising under any Lien or letter of credit or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that the same secures the principal amount of such Indebtedness.

   The accrual of interest or the accretion of accreted value will not be deemed an incurrence of Indebtedness for the purposes of this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (1) or (2) of the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of

       (a) the Applicable Percentage of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a deficit, less 100% of such deficit), plus

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       (b) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and other than the issuance of Equity Interests in connection with the Private Equity Financing) or from the issue or sale since the Issue Date of Disqualified Stock or debt securities of the Company or a Restricted Subsidiary that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus the aggregate net cash proceeds received by the Company upon any such conversion or exchange, plus

       (c) 100% of the net reduction in Investments on and after the Issue Date, resulting

         (i) from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of property (but only to the extent such interest, dividends, repayments or other transfers of property are not included in the calculation of Consolidated Net Income), in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, from Unrestricted Subsidiaries of the Company) or

         (ii) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, valued as provided in the definition of Investments set forth below under the caption "-- Certain Definitions")

      in the case of each of (i) and (ii) not to exceed in the case of any Person the amount of Restricted Investments previously made by the Company or any of its Restricted Subsidiaries in such Person (subsequent to the Issue Date) and in each such case which was treated as a Restricted Payment (other than any such Restricted Payment that was made pursuant to the provisions of paragraphs (1) through (8) below).

   The preceding provisions will not prohibit the following Restricted
Payments:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of the Company subordinate to the notes or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, retirement, repurchase or other acquisition of any Indebtedness of the Company subordinate to the notes in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

     (4) Investments made out of an amount not exceeding the net cash proceeds of one or more sales (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (3)(b) of the preceding paragraph;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any management equity subscription agreement or stock option agreement and the repurchase of Equity Interests of the Company from employees, officers or directors of the Company or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers, directors and employees in an aggregate amount not to exceed $2.0 million in any calendar year (provided that unused amounts may be carried over to succeeding next 12 month periods, subject to a maximum of $4.0 million);

     (6) Investments to the extent payment for which consists of Equity Interests (other than Disqualified Stock) of the Company;

     (7) pro rata dividends or other distributions made by a Restricted Subsidiary of the Company to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation);

     (8) the payment, purchase, redemption or other acquisition or retirement of any Indebtedness of the Company that is expressly subordinated in right of payment to the notes at a purchase price not greater than 101% of the principal amount thereof, together with accrued interest, if any, thereon, in the event of a Change of Control, in accordance with provisions that are similar to the provisions described under the caption "Change of Control;" provided, that prior to such purchase the Company has made the Change of Control Offer to all holders of the notes as provided under such caption and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

     (9) the payment, purchase, redemption or other acquisition or retirement out of any Excess Proceeds of any Indebtedness of the Company that is expressly subordinated in right of payment to the notes at a purchase price not greater than 100% of the principal amount thereof together with accrued interest, if any, thereon, in the event the Company is required to make an Asset Sale Offer, in accordance with provisions that are similar to the provisions described under the caption "--Limitation on Certain Asset Sales;" provided, that prior to such purchase the Company has made the Asset Sale Offer to all holders of the notes as provided under such caption and has purchased out of Excess Proceeds all notes validly tendered for payment in connection with such Asset Sale Offer; and

     (10) other Restricted Payments in an aggregate amount not to exceed $5.0 million;

provided, however, that no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof.

   The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Limitation on Certain Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary is in the form of cash and/or Cash Equivalents and/or Fiber Optic Assets, provided that

       (x) the amount of any Indebtedness of the Company (other than Indebtedness that is expressly subordinated in right of payment to the notes) or any Restricted Subsidiary that is assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Company and its Restricted Subsidiaries from further liability related to such Indebtedness, and

       (y) liabilities other than Indebtedness for which any other Person assumes responsibility,

  shall in each case be treated as cash for purposes of this covenant.

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

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary may apply the Net Proceeds:

     (1) to permanently reduce commitments under the New Credit Facility or to permanently repay or retire outstanding Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Indebtedness," or

     (2) to acquire Fiber Optic Assets.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an "Asset Sale Offer") to all holders of notes and may make an offer to all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, thereon to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value of such assets or securities (excluding any Fiber Optic Assets) exceeds $10.0 million.

   The New Credit Facility contains prohibitions of certain events with respect to the Company, as a guarantor thereunder, including events that would constitute an Asset Sale. In addition, the exercise by the holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale could cause a default under agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors-- Financing Change of Control Offer".

 Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset or property now owned or hereafter acquired, except Permitted Liens, unless the notes are secured equally and ratably with the obligation so secured, so long as such obligation is so secured.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

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

     (2) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness or other agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

     (2) the indenture, the old notes and the new notes;

     (3) the New Credit Facility, as in effect on the date of its execution and as may be modified in accordance with the provisions of the commitment letter relating to the New Credit Facility permitting certain changes in connection with syndication, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in the New Credit Facility, as in effect on the date of its execution and as modified in the manner described above;

     (4) applicable law or any governmental or regulatory permit or license;

     (5) any instrument governing Indebtedness or Capital Stock of, or agreement binding on, a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (6) customary non-assignment provisions restricting subletting or assignment in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

     (7) Purchase Money Indebtedness or Vendor Financing Indebtedness that imposes restrictions of the nature described in clause (3) of the preceding paragraph, provided that such obligations are permitted to be incurred under clause (6) or clause (7), as the case may be, of the definition of "Permitted Indebtedness" set forth below;

     (8) any agreement for the sale or other disposition of a Restricted Subsidiary or any asset that restricts distributions by such Restricted Subsidiary or transfer of such asset pending its sale or other disposition, provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (10) Liens otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (11) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

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

     (12) any encumbrance or restriction under any agreement relating to Indebtedness incurred by a Restricted Subsidiary of the Company permitted to be incurred under the covenant described above under "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Company in good faith determines

       (a) that, taken as a whole, the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders than those in the New Credit Facility, and

       (b) that any such encumbrance or restriction will not prevent such Restricted Subsidiary from making dividends, distributions, loans or advances to the Company in amounts sufficient for the Company, together with amounts otherwise available to the Company, to make mandatory payments of principal, premium, if any, and interest and any additional amounts pursuant to the terms of the notes and the indenture and pursuant to the terms of any other Indebtedness of the Company.

   Certain restrictions under the New Credit Facility substantially limit the payment of dividends or distributions to the Company until the New Credit Facility is retired. See "Risk Factors--Holding Company Structure" and "Holdings' Bank Credit Facility."

 Amalgamation, Merger, Consolidation or Sale of Assets

   The Company may not, directly or indirectly:

     (1) amalgamate or consolidate or merge with or into another Person (whether or not the Company is the surviving or continuing corporation); or

     (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

     (1) either:

       (a) the Company is the surviving or continuing corporation or

       (b) the Person formed by, surviving or continuing after any such amalgamation, consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition is made (the "Surviving Entity"), is a corporation organized or existing under the laws of Bermuda or the United States, any state thereof or the District of Columbia;

     (2) the Surviving Entity (if other than the Company) assumes all then existing obligations of the Company under the old notes, the new notes, the indenture and the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

     (3) no Default or Event of Default (or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default) is continuing or would occur immediately after giving effect to such transactions;

     (4) except in the case of the amalgamation, consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary, the Company or the Surviving Entity will

       (A) immediately after such transaction after giving pro forma effect thereto and to any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (1) or (2) of the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and

       (B) will, immediately after such transaction, have Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

     (5) the Company delivers to the trustee an Officers' Certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

   In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

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   Upon any amalgamation, consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the Surviving Entity shall succeed to and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor corporation had been named therein as the Company and the Company shall be released from its obligations under the notes and under the indenture, except with respect to any obligations that arise from, or are related to, such transaction.

   For purposes of the foregoing, the transfer (by assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more subsidiaries (other than to the Company or a Wholly Owned Restricted Subsidiary), the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   This covenant shall not apply to sales, assignments, transfers, conveyances and other dispositions of telecommunications capacity made in the ordinary course of business by the Company or a Restricted Subsidiary.

 Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate; and

     (2) the Company delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided that if there are no disinterested members of the Board of Directors, the Company shall deliver an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be subject to the provisions of the prior paragraph:

    (1) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans,

       (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options or other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business or

       (c) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case;

     (2) Affiliate Transactions in effect or approved by the Board of Directors of the Company on or before the date of the indenture, including any amendments thereto (provided that the terms of such amendments are not materially less favorable to the Company than the terms of such agreement prior to such amendment);

     (3) transactions between or among the Company and any of the Company's Restricted Subsidiaries;

     (4) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (5) any transaction consistent with commercially reasonable practices, and approved by a majority of the disinterested members of the Board of Directors of the Company; and

     (6) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

 Sale and Leaseback Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if

     (1) the Company (or such Restricted Subsidiary, as the case may be) could have:

       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either of the Consolidated Leverage Ratio or Consolidated Capital Ratio tests set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

       (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is treated as an Asset Sale, and the Company applies the proceeds of such transaction in compliance with the covenant described above under the caption "--Limitation on Certain Asset Sales."

 Issuances and Sales of Equity Interests in Restricted Subsidiaries

   The Company:

     (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless

       (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

       (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Limitation on Certain Asset Sales;" and

     (2) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company (except in a transaction that complies with (1) above);

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

provided, however, that this covenant will not prevent any sale or issuance of Equity Interests of a Restricted Subsidiary, and the ownership by any Person of such Equity Interests, where such Subsidiary following such sale or issuance becomes a Fiber Optic Joint Venture, and any Investment in such Restricted Subsidiary remaining after giving effect to such sale or issuance would have been permitted to be made under any one or more of the first paragraph under the Restricted Payments covenant, clause (10) of the second paragraph of such covenant or under clause (7) of the definition of "Permitted Investments," and the proceeds of such sale or issuance are applied in compliance with the "Limitation on Certain Asset Sales" covenant.

 Future Guarantees

   The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company that is pari passu with or subordinated to the notes, unless

     (1) such Restricted Subsidiary previously has provided a Guarantee and

     (2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, until payment in full of the outstanding principal amount of the notes and any premium or accrued and unpaid interest thereon then due and owing;

provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary

     (a) that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or

     (b) of Indebtedness incurred pursuant to clause (1) of the definition of "Permitted Indebtedness."

If the guaranteed Indebtedness is

     (1) pari passu with the notes, then the guarantee of such guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee, or

     (2) subordinated to the notes, then the guarantee of such guaranteed Indebtedness shall be subordinated to the Guarantee, at least to the extent that the guaranteed Indebtedness is subordinated to the notes.

   Any Guarantee will include provisions applicable to the Guarantor substantially similar to the provisions described under the captions "Payment of Additional Amounts" and "--Amalgamation, Merger, Consolidation or Sale of Assets." Notwithstanding the foregoing, any Guarantee by any Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (and the provisions corresponding to those described under the caption "--Amalgamation, Merger, Consolidation or Sale of Assets" will not be applicable in the event of)

     (1) any sale, exchange or transfer (including by way of merger or consolidation), to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange, transfer or other transaction is not prohibited by the indenture),

     (2) the legal or covenant defeasance of the notes or satisfaction and discharge of the indenture, subject to customary contingent reinstatement provisions,

     (3) the release or discharge of the guarantee, assumption or other incurrence of liability that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee or

     (4) the merger or consolidation of such Restricted Subsidiary with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation.


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

   Each Guarantee will be limited to the maximum amount that can be Guaranteed by such Restricted Subsidiary under applicable law without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

 Business Activities

   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

 Unrestricted Subsidiaries

   The Board of Directors of the Company may designate, pursuant to a Board Resolution, any Subsidiary (including any newly acquired or newly formed Subsidiary) of the Company (other than Atlantica Network (Bermuda) Ltd.) to be an Unrestricted Subsidiary so long as such Subsidiary has no Indebtedness other than Non-Recourse Debt.

   In addition, if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time.

   Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions.

   The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary, provided that:

     (1) no Default or Event of Default has occurred and is continuing following such designation, and

     (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

   Such redesignation will increase the amount available for Restricted Payments under the covenant described under the caption "--Restricted Payments" as provided therein or Permitted Investments, as applicable.

 Payments for Consent

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

   For so long as any notes remain outstanding, the Company will furnish to the holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall furnish to the holders and the trustee (and, following the filing of the Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, as contemplated by the registration rights agreement, will file with the Commission so long as permitted under the Exchange Act and by the Commission)

     (i) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor form), or within 120 days if on Form 20-F (or any successor form), containing the information required to be contained therein (or required in such successor form) and

     (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor form), or within 60 days if on Form 6-K (or any successor form), which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or additional amounts, if any, with respect to, the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) failure by the Company or any of its Restricted Subsidiaries to make or consummate a Change of Control Offer or Asset Sale Offer, respectively, when required in accordance with the provisions described under the caption "--Change of Control," or "--Certain Covenants--Limitation on Certain Asset Sales," or to comply with the provisions described under the caption "-- Certain Covenants--Amalgamation, Merger, Consolidation, or Sale of Assets";

     (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Change of Control" and "--Certain Covenants--Limitation on Certain Asset Sales" (except for any failure governed by the preceding clause (3)), or under the captions "--Certain Covenants--Restricted Payments" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture or the notes;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company, or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

       (a) is caused by a failure to pay at final maturity such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days;

     (8) any Guarantee ceases to be in full force and effect or is declared null and void or a Guarantor denies that it has any further liability under a Guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of the Guarantee in accordance with the indenture) and such condition shall have continued for 30 days after notice of such failure; and

     (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all notes outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee by notice to the Company or the holders of at least 25% in principal amount of the notes then outstanding by notice to the Company and the trustee may declare all the notes to be due and payable immediately.

   At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the notes outstanding, by written notice to the Company and the trustee, may rescind such declaration and its consequences if:

     (1) the Company has paid or deposited with the trustee a sum sufficient to pay

      . all overdue interest on all notes,

      . all unpaid principal of (and premium, if any, on) any notes outstanding that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes,

      . to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes, and

      . all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

     (2) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

   Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because of an Event of Default specified in clause (6) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the notes.

   Under the indenture, the Company shall be required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 10 business days of becoming aware of any Default or Event of Default, the Company shall be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or any of its Subsidiaries, in such capacity, shall have any liability for any obligations of the Company or its Subsidiaries under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations and those of any Guarantor discharged with respect to the notes then outstanding ("Legal Defeasance") except for:

     (1) the rights of holders of notes then outstanding to receive payments in respect of the principal of, and premium, if any, and interest on such notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith;

     (4) the Legal Defeasance provisions of the indenture; and

     (5) the Company's obligations to pay additional amounts.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and those of any Guarantor released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

       (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

       (b) since the Issue Date there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes then outstanding will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and the Company shall have delivered to the trustee an opinion of counsel in Bermuda reasonably acceptable to the trustee confirming that the holders of the notes then outstanding will not recognize income, gain or loss for Bermuda tax purposes as a result of such Legal Defeasance and will be subject to Bermuda tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the notes then outstanding will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and the Company shall have delivered to the trustee an opinion of counsel in Bermuda reasonably acceptable to the trustee confirming that the holders of the notes then outstanding will not recognize income, gain or loss for Bermuda tax purposes as a result of such Covenant Defeasance and will be subject to Bermuda tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either:

       (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

       (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (6) the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Company must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the trustee an Officers' Certificate and an opinion of counsel, in the case of the Officers' Certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with and, in the case of the opinion of counsel, that all conditions precedent providing for Legal Defeasance or Covenant Defeasance have been complied with.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as set forth in the indenture), when:

     (1) either:

       (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

     (3) the Company has paid or caused to be paid all sums payable by it under the indenture; and

     (4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

   In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Indemnification for Judgment Currency Fluctuations

   The obligations of the Company to any holder of notes shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. dollars (the "Agreement Currency"), be discharged only to the extent that on the day following receipt by such holder of notes or the trustee, as the case may be, of any amount in the Judgment Currency, such holder of notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of notes or the trustee, as the case may be, in the Agreement Currency, the Company will pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of notes or the trustee, as the case may be, such holder of notes or the trustee, as the case may be, will pay to or for the account of the Company such excess, provided that such holder of notes or the trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default by the Company in its obligations under the notes or the indenture has occurred and is continuing, in which case such excess may be applied by such holder of notes to such obligations.

Amendment, Supplement and Waiver

   With the consent of holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, the Company and the trustee are permitted to amend or supplement the notes, the indenture or any supplemental indenture or modify the rights of the holders; provided that without the consent of each holder affected, no amendment, supplement, modification or waiver may (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the captions "--Change of Control" and "--Certain Covenants--Limitation on Certain Asset Sales");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in currency other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

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

     (7) waive a redemption payment with respect to any note (other than a payment required by the provisions described above under the captions "-- Change of Control" and "--Certain Covenants--Limitation on Certain Asset Sales");

     (8) cause the notes to become subordinate in right of payment to any other Indebtedness;

     (9) make any change that would adversely affect the rights of the holders to receive additional amounts;

     (10) modify the obligation of the Company to make a Change of Control Offer at any time after the related Change of Control has occurred and the Company has become obligated to make and consummate such Change of Control Offer in accordance with the provisions of the covenant described under "-- Change of Control"; or modify the obligation of the Company to make an Asset Sale Offer at any time after the related Asset Sale has been completed and the Company has become obligated to make and consummate such Asset Sale Offer in accordance with the provisions of the covenant described under "--Certain Covenants--Limitation on Certain Asset Sales;" or

     (11) make any change in the preceding amendment and waiver provisions.

   Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of the Company's obligations to holders of notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Company's assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

     (5) to add Guarantees with respect to the notes;

     (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

     (7) to issue additional notes. See "--Issuance of Additional Notes."

Concerning the Trustee

   The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to GlobeNet Communications Group Limited, 2 Carter's Bay Road, Southside, St. David's, Bermuda, Attention: General Counsel.

Governing Law

   The indenture provides that the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

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Enforceability of Judgments

   Since a majority of the assets of the Company are outside the United States, any judgments obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, additional amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the notes may be not collectible within the United States.

   The Company has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the laws of Bermuda permit an action to be brought in a court of competent jurisdiction in Bermuda (a "Bermuda Court") on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York ("New York Court") that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the indenture or the notes if

     (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the Bermuda Court (and submission by the Company in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose),

     (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is applied by a Bermuda Court,

     (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of such foreign revenue, expropriatory or penal laws and

     (iv) the action to enforce such judgment is commenced within the applicable limitation period.

The Company has been advised by Conyers Dill & Pearman that it knows of no reason, based upon public policy under the laws of Bermuda for avoiding recognition of a judgment of a New York Court to enforce the indenture or the notes.

Consent to Jurisdiction and Service

   Pursuant to the indenture, the Company has irrevocably appointed CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submitted to the non-exclusive jurisdiction of any such court.

Book-Entry, Delivery and Form and Transfer

   The new notes initially will be in the form of one or more registered global notes without interest coupons. Upon issuance, the global notes will be deposited with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's direct and indirect participants (as defined below), some of which may be participating in DTC through the Euroclear System ("Euroclear") and Cedelbank.

   Transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedelbank), which may change from time to time.

   The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

   Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

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 Depositary Procedures

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "direct participants") and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers (including the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedelbank. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant (collectively, the "indirect participants").

   DTC has advised the Company that, pursuant to DTC's procedures,

     (1) upon deposit of the global notes, DTC will credit the accounts of the appropriate direct participants, and

     (2) DTC will maintain records of the ownership interests of such direct participants in the global notes and the transfer of ownership interests by and between direct participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

   Investors in the global notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Some investors in the global notes may hold their interests therein directly through Euroclear or Cedelbank or indirectly through organizations that are participants in Euroclear or Cedelbank, or through organizations other than Euroclear and Cedelbank that are direct participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Cedelbank (each a "Nominee" of Euroclear and Cedelbank, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Cedelbank, respectively. Euroclear and Cedelbank must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any global notes, including those of customers' securities accounts held through Euroclear or Cedelbank, will be subject to the procedures and requirements of DTC.

   The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

   Except as described in "--Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose other than with respect to the payment of additional amounts.

   Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the notes are registered (including notes represented by global notes) as the owners thereof for the purpose of

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receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, additional amounts, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for

     (1) any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participants records relating to the beneficial ownership interests in any global note or

     (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

   DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant's respective ownership interests in the global notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

   The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants (other than indirect participants who hold an interest in the notes through Euroclear or Cedelbank) who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants who hold interests in the notes through Euroclear and Cedelbank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between direct participants in DTC, on the one hand, and indirect participants who hold interests in the notes through Euroclear or Cedelbank, on the other hand, will be effected by Euroclear's or Cedelbank's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Cedelbank, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedelbank and within their established deadlines (Brussels time for Euroclear and UK time for Cedelbank). Indirect participants who hold interests in the notes through Euroclear and Cedelbank may not deliver instructions directly to Euroclear's or Cedelbank's nominee. Euroclear or Cedelbank will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or Cedelbank's behalf in the relevant global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

   Because of time zone differences, the securities accounts of an indirect participant who holds an interest in the notes through Euroclear or Cedelbank purchasing an interest in a global note from a direct participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedelbank during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedelbank customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a global note to a DTC participant until the European business day for Euroclear or Cedelbank immediately following DTC's settlement date.

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   DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such direct participant or direct participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

   Although DTC, Euroclear and Cedelbank have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among direct participants, including Euroclear and Cedelbank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee shall have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

   DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

     (1) impress upon them the importance of such services being Year 2000 compliant; and

     (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   The information in this section concerning DTC, Euroclear and Cedelbank and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

 Transfers of Interests in Global Notes for Certificated Notes

   An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("certificated notes") if:

  . DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the global notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act of 1934,

  . the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes or

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

  . there shall have occurred and be continuing a default or an event of default with respect to the notes.

   In any such case, the Company will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and the DTC identify as being the beneficial owner of the related notes.

   Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participants (in accordance with DTC's customary procedures).

   Neither the Company nor the trustee will be liable for any delay by the holder of any global note or DTC in identifying the beneficial owners of notes, and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

 Same Day Settlement and Payment

   The indenture requires that payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and additional amounts, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such global note. With respect to certificated notes, the Company will make all payments of principal, premium, if any, interest and additional amounts, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the certificated notes will also be settled in immediately available funds.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Alcatel" means Alcatel, a French societe anonyme, or any Affiliate thereof, and their respective successors and assigns.

   "Alcatel Guaranty" means the guarantee to be given by Alcatel in favor of the lenders under the New Credit Facility, together with any related reimbursement agreement between or among the Company or any Restricted Subsidiary and Alcatel, as such guarantee and reimbursement agreement may be amended, amended and restated, supplemented, modified, renewed, extended, refunded, restructured, replaced or refinanced, and in effect from time to time.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to

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

direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Applicable Percentage" means 0% for each fiscal quarter commencing prior to January 1, 2002 and 50% for each fiscal quarter thereafter.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than any sale, lease, conveyance or other disposition of capacity (but not including a disposition of a dark fiber involving transfer of title thereto, other than backhaul) on any cable system owned, controlled or operated by the Company or any of its Restricted Subsidiaries or of telecommunications capacity or transmission rights acquired by the Company or any Restricted Subsidiary for use in a Permitted Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Amalgamation, Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,

   Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $1.0 million; or
  (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $1.0 million;

     (2) a transfer of assets between or among the Company and its Restricted Subsidiaries or between Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

     (4) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments;"

     (5) the sale of Fiber Optic Assets for which the Company or any Restricted Subsidiary receives consideration substantially all of which is Fiber Optic Assets and such consideration has an aggregate Fair Market Value at least equal to the Fair Market Value of the Fiber Optic Assets so sold;

     (6) the sale, conveyance or other disposition of dark fiber on any cable system utilized by the Company or any of its Restricted Subsidiaries for backhaul capacity;

     (7) the licensing of intellectual property of the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

     (8) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of a Permitted Business and that is disposed of in the ordinary course of business.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

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

   "Board of Directors" means, with respect to any Person, the board of directors or other governing body of such Person, except that if such Person is owned or managed by a single entity, it means the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means any of the following:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition and overnight bank deposits, in each case with any U.S. commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc., or their successors, and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation and other than transmission capacity in the ordinary course of business), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder) other than a Restricted Subsidiary, or one or more Permitted Holders, or a person or group of which no other person or group other than one or more Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such transferee Person, measured by voting power rather than number of shares, upon consummation of such transaction or transactions;

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any "person" or "group" (as defined above), other than one or

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

  more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

     (4) during any period of two consecutive years beginning on or after the Issue Date, Continuing Directors cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

     (5) the Company consolidates with, or merges or amalgamates with or into, any Person, or any Person consolidates with, or merges or amalgamates with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where no "person" or "group" (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock, measured by voting power rather than number of shares, of such surviving, continuing or transferee Person, in each case immediately after giving effect to such issuance.

   "Consolidated Capital Ratio" means, with respect to any Person, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of

     (1) the aggregate consolidated principal amount of Indebtedness of such Person and its Restricted Subsidiaries (other than intercompany debt, and excluding Hedging Obligations permitted under clause (10) of the definition of "Permitted Indebtedness") and the liquidation preference of Disqualified Stock of such Person and its Restricted Subsidiaries, in each case, outstanding at the end of the most recent fiscal quarter for which a consolidated balance sheet of such Person is available after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, and any other Indebtedness incurred or repaid or any other Disqualified Stock issued, repurchased or retired since the date of such balance sheet to

     (2) the Consolidated Net Worth of such Person as of such balance sheet date, after giving pro forma effect to the issuance and repurchase or retirement of Equity Interests (other than Disqualified Stock) since the date of such balance sheet.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit, and net of the effect of all payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

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     (5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business (and other than items reversing, offsetting or reducing any accrual or reserve excluded pursuant to the preceding clause (4)), in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent that a corresponding amount would be permitted at the date of determination to be divided or paid to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," excluding the New Credit Facility), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

   "Consolidated Leverage Ratio" means, with respect to any Person, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of

     (1) the aggregate consolidated principal amount of Indebtedness of such Person and its Restricted Subsidiaries (other than intercompany debt, and excluding Hedging Obligations permitted under clause (10) of the definition of "Permitted Indebtedness") and the consolidated liquidation preference of Disqualified Stock of such Person and its Restricted Subsidiaries, in each case, outstanding at the end of the most recent fiscal quarter for which a consolidated balance sheet of such person is available, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, and any other Indebtedness incurred or repaid and any other Disqualified Stock issued, repurchased or retired since the date of such balance sheet, to

     (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters immediately preceding the date of the incurrence of such Indebtedness or issuance of such Disqualified Stock for which consolidated financial statements of such Person are available.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," excluding the New Credit Facility), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, it being understood that the Net Income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that such Restricted Subsidiary could have paid pursuant to such dividends or similar distributions during such period to the Company or any of its Restricted Subsidiaries;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

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     (1) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries that are Restricted Subsidiaries as of such date plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, plus

     (3) amortization reflected in the consolidated equity of common stockholders in clause (1) above of amounts deducted in clauses (1) and (2) below,

 less,

     (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person; and

     (2) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Continuing Director" means, any individual who at the beginning of the period of determination:

     (1) was a member of the Board of Directors; or

     (2) was nominated for election or elected to such Board of Directors with the approval of one or more Permitted Holders or a majority of the directors who were members of such Board of Directors at the beginning of such period or whose election or nomination was previously so approved.

   "Default" means any event that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

   "disinterested member" means, with respect to any transaction, a member of the Board of Directors of the Company having no material financial interest in or with respect to such transaction. A member of the Board of Directors of the Company shall not be deemed to have such a financial interest solely by reason of such member's holding Capital Stock of the Company, or any parent thereof of which the Company is a Wholly Owned Subsidiary, or any options, warrants or other rights in respect of such Capital Stock.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any offering of common stock of the Company (other than Disqualified Stock) other than to a Subsidiary of the Company, in which the gross cash proceeds to the Company are at least $100.0 million.


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   "Existing Indebtedness" means Indebtedness of the Company or any of its
Restricted Subsidiaries outstanding on the Issue Date (other than the New Credit Facility).

   "Fair Market Value" means, with respect to any asset or Property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

   "Fiber Optic Assets" means assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with the development, ownership and operation of undersea fiber optic cable systems (including complementary assets, such as backhaul capacity and satellite-related assets).

   "Fiber Optic Joint Venture" means any Person that is engaged in the development, ownership and operation of undersea fiber optic cable systems (including complementary assets, such as backhaul capacity and satellite related assets).

   "GAAP" means generally accepted accounting principles in effect from time to time in Bermuda (or the United States of America, to the extent the Company's consolidated financial statements at any time are prepared in accordance with generally accepted accounting principles in effect in the United States of America).

   "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness, and "guarantee" when used as a verb shall have corresponding meaning.

   "Guarantee" means the full and unconditional guarantee on a senior, unsubordinated basis by any Guarantor of the Company's obligations under the indenture and the notes. When used as a verb, "Guarantee" shall have corresponding meaning.

   "Guarantor" means any Restricted Subsidiary of the Company which executes and delivers a Guarantee in accordance with the provisions of the covenant described under the caption "--Certain Covenants--Future Guarantees."

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by

       (a) bonds, notes, debentures or similar instruments or

       (b) letters of credit (or reimbursement agreements in respect thereof);

     (3) representing Capital Lease Obligations;

     (4) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (5) representing any Hedging Obligations,


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if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person, which shall be deemed the lesser of the full amount of such Indebtedness and the Fair Market Value of the property or asset so secured) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   The term "Indebtedness" shall not include obligations

     (1) with respect to letters of credit or other similar instruments securing obligations (other than obligations described in clause (1), (2)(a), (3) or (5) above) entered into in the ordinary course of business, to the extent not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement,

     (2) in respect of performance, surety, judgment, appeal or other similar bonds provided in the ordinary course of business or

     (3) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with the disposition of any business, assets or Person.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Wholly Owned Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Issue Date" means July 14, 1999, the first date on which any notes were issued under the indenture.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

       (a) any Asset Sale; or

       (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

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     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

   "New Credit Facility" means the credit agreement entered into by GlobeNet Communications Holdings Ltd., as borrower, and all of the borrower's Subsidiaries, as guarantors, and TD Securities (USA) Inc., as arranger, and the lenders named therein from time to time, and any ancillary documents executed in connection therewith (including letters of credit and any guarantee and security documents, including but not limited to the Alcatel Guaranty), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or other administrative agent or agents or other lenders (including Alcatel upon its payment under its guarantee) and whether provided under the original credit agreement or any other credit or other successor agreements, including any agreement or agreements

     (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby,

     (2) adding or deleting borrowers or guarantors thereunder or

     (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted under the indenture).

   "Non-Recourse Debt" means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries
     (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

     (2) is directly or indirectly liable as a guarantor or otherwise or

     (3) constitutes the lender.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Business" means any business that is the same as or related, ancillary or complementary to any business of the Company or any of its Restricted Subsidiaries on the Issue Date, including without limitation e-commerce.

   "Permitted Holders" means any of the following, and any of the respective Affiliates or successors of any of the following:
     (1) Kelso Investment Associates VI, L.P., KEP VI, L.L.C. and Kelso &
  Company,

     (2) Boston Ventures Limited Partnership V and Boston Ventures Management, Inc.,

     (3) Providence Equity Partners III L.P., Providence Equity Operating Partners III L.P. and Providence Equity Partners Inc.,

     (4) Spectrum Equity Investors III, L.P., SEI III Entrepreneurs Fund, L.P., Spectrum III Investment Managers' Fund, L.P. and Spectrum Equity Investors,

     (5) TD Capital Group Limited,

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

     (6) Capital Communications CDPQ Inc.,

     (7) Sandler Capital Partners IV, L.P., Sandler Capital Partners IV FTE L.P., SCM Communications CBO I LTD and Sandler Capital Management,

     (8) Ontario Municipal Employee Retirement Board and

     (9) Nautilus Equity Investors LLC.

   "Permitted Indebtedness" means:

     (1) the incurrence of Indebtedness under or in connection with the New Credit Facility, including to the extent constituting Indebtedness, any principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided that the aggregate principal amount of all Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $450.0 million, less the aggregate amount of all repayments, mandatory or optional, of the principal of any term Indebtedness under the New Credit Facility (other than refinancings and repayments that are concurrently reborrowed) that have actually been made since the date of the indenture, provided that in any event the aggregate principal amount of Indebtedness permitted to be outstanding under the New Credit Facility pursuant to this clause (1) shall be no less than $100.0 million;

     (2) the incurrence of any contingent obligation to reimburse Alcatel in connection with the Alcatel Guaranty or other obligations under the New Credit Facility, provided that such Indebtedness under the New Credit Facility is permitted to be incurred under clause (1) of this definition of "Permitted Indebtedness";

     (3) the provision by the Company or any of its Restricted Subsidiaries of a guarantee of Indebtedness under the New Credit Facility;

     (4) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

     (5) the incurrence by the Company of Indebtedness represented by the old notes and the new notes and by any Restricted Subsidiary of any Guarantee;

     (6) the incurrence by the Company or any Guarantor of Purchase Money Indebtedness, provided that the amount thereof does not exceed 75% of the Company's and its Restricted Subsidiaries' aggregate cost (determined in accordance with GAAP in good faith by the Board of Directors of the Company) of the construction, acquisition, development, engineering, installation and improvement of the applicable Fiber Optic Assets;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of Vendor Financing Indebtedness, provided that the amount thereof does not exceed 100% of the Company's and its Restricted Subsidiaries' aggregate cost (determined in accordance with GAAP in good faith by the Board of Directors of the Company) of the construction, acquisition, development, engineering, installation and improvement of the applicable Fiber Optic Assets, provided, further, that the aggregate amount thereof outstanding at any time, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (7), shall not exceed $75.0 million; and provided, further, that the amount of Indebtedness of Restricted Subsidiaries of the Company outstanding under this clause (7) and clause (12) of this definition of "Permitted Indebtedness", including all Indebtedness incurred to refund, refinance or replace any such Indebtedness, shall not, in the aggregate, exceed $75.0 million at any one time;

     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the indenture to be incurred under the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or clauses (4), (5), (6), (7), (8) and (12) of this definition of "Permitted Indebtedness;"


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     (9) the incurrence by the Company or any of its Restricted Subsidiaries
  of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and the issuance of preferred stock by a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided, however, that:

       (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

       (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof and

           (ii) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof,

      shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (9);

     (10) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred

       (a) for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of this indenture to be outstanding; provided that the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates; or

       (b) for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges made in the ordinary course of business and not for purposes of speculation;

     (11) the incurrence of Indebtedness by the Company that is expressly subordinated in right of payment to the notes, provided that:

       (a) the terms of such Indebtedness do not permit any payments of interest or principal prior to the Stated Maturity of such Indebtedness;

       (b) the terms of such Indebtedness do not permit redemption or other retirement of such Indebtedness prior to the Stated Maturity of such Indebtedness;

       (c) the terms of such Indebtedness do not provide for defaults or other remedies and such Indebtedness is not subject to acceleration by its terms, or otherwise;

       (d) the Stated Maturity of such Indebtedness occurs after the Stated Maturity of the notes; and

       (e) the terms of such Indebtedness provide that in the event of any payment or liquidation of the assets of the Company to creditors upon a total or partial liquidation or dissolution or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company, no distributions to holders of such Indebtedness will be made until distributions have been made with respect to all other Indebtedness of the Company, other than other Indebtedness incurred pursuant to this clause (11); and

     (12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $50.0 million; provided that the amount of Indebtedness of Restricted Subsidiaries of the Company outstanding under this clause (12) and clause (7) of this definition of "Permitted Indebtedness" including all Indebtedness incurred to refund, refinance or replace any such Indebtedness, shall not, in the aggregate, exceed $75.0 million at any one time.

   "Permitted Investments" means:

     (1) any Investment in the Company or in any Wholly Owned Restricted Subsidiary of the Company;

     (2) any Investment in Cash Equivalents;

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

     (3) any Investment by the Company or any Wholly Owned Restricted Subsidiary of the Company in a Person if as a result of such Investment:

       (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Limitations on Certain Asset Sales";

     (5) Investments in the form of intercompany Indebtedness to the extent permitted under clause (9) of the definition of "Permitted Indebtedness";

     (6) Hedging Obligations, provided that such Hedging Obligations constitute Permitted Indebtedness permitted by clause (10) of the definition of "Permitted Indebtedness";

     (7) Investments made in Fiber Optic Joint Ventures, provided that the aggregate amount of all Investments made pursuant to this clause (7) does not exceed $45.0 million; provided that no more than $20.0 million of such Investments shall be in Fiber Optic Joint Ventures over which the Company does not have, directly or indirectly, the power to direct the policies, management and affairs;

     (8) Investments of the Company or any of its Restricted Subsidiaries existing on the Issue Date;

     (9) Investments in accounts and notes receivable, prepaid expenses and deposits in the ordinary course of business; Investments in negotiable instruments held for collection; and pledges or deposits constituting Permitted Liens;

     (10) loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses; and

     (11) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, in each case, in satisfaction of a judgment or in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

   In calculating the amount of Investments under clause (7), such amount will equal the aggregate Fair Market Value of Investments at the time such Investments were made, less the amount of any net reduction in such Investments resulting from the payment in cash of dividends, distributions or repayments or from the receipt of proceeds of dispositions of such Investments, in each case paid to the Company or any Restricted Subsidiary; provided that the sum of such dividends, distributions, repayments or disposition proceeds may not exceed the aggregate amount of Investments made under clause (7).

   "Permitted Liens" means:

     (1) Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness under the New Credit Facility permitted by clause (1) of the definition of "Permitted Indebtedness" and all other amounts payable under such Indebtedness or in respect thereof;

     (2) Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness of the Company or any Restricted Subsidiary of the Company permitted to be incurred under the indenture and all other amounts payable under such Indebtedness or in respect thereof, the principal amount of which Indebtedness shall not at any time exceed the difference between

       (a) $450.0 million and


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       (b) the principal amount of any Indebtedness outstanding pursuant to clause (1) of the definition of "Permitted Indebtedness";

     (3) Liens in favor of the Company or its Restricted Subsidiaries;

     (4) Liens on property of a Person existing at the time such Person is merged or amalgamated with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged or amalgamated with, or into or consolidated with the Company or the Restricted Subsidiary;

     (5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (6) Liens incurred or deposits made to secure the performance of tenders, bids, leases, licenses, obligations for utilities, statutory or regulatory obligations, letters of credit, surety and appeal bonds, government or other contracts, completion guarantees, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (7) Liens existing on the Issue Date;

     (8) Liens to secure Purchase Money Indebtedness permitted by clause (6) of the definition of "Permitted Indebtedness" covering only the assets (or portion thereof) acquired with such Indebtedness;

     (9) Liens to secure Vendor Financing Indebtedness permitted by clause
  (7) of the definition of "Permitted Indebtedness" covering only the assets (or portion thereof) acquired with such Indebtedness;

     (10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, or that in the aggregate are not material, or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (11) Liens created for the benefit of the notes;

     (12) Liens imposed by law or arising by operation of law, including, without limitation, landlords' mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, Liens for master's and crew's wages and other similar maritime Liens and mechanics' Liens, in each case which are incurred in the ordinary course of business for sums not yet delinquent or that have been bonded or are being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

     (13) zoning restrictions, easements, license, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Company or any Restricted Subsidiary to conduct its business and are incurred in the ordinary course of business;

     (14) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

     (15) Liens securing obligations of the Company or any Restricted Subsidiary of the Company under Hedging Obligations permitted to be incurred under clause (10) of the definition of "Permitted Indebtedness";

     (16) leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;


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

     (17) Liens encumbering property or assets under construction (and related rights) in favor of a contractor or developer, or arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

     (18) any interest or title of a lessor in the property subject to any capital lease or operating lease;

     (19) Liens (including extensions, renewals, and replacements thereof) on property or assets of, or on shares of Capital Stock or Indebtedness of, any Person existing (in the case of the original such Lien) at the time such Person becomes, or becomes a part of, any Restricted Subsidiary of the Company; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property, assets, Capital Stock or Indebtedness so acquired (plus improvements, accessions or proceeds in respect thereof) and were not created in contemplation of such transaction;

     (20) any Lien arising from

        (x) a judgment that does not, and upon the expiration of any applicable grace period, will not, result in an Event of Default and

        (y) any other judgment, but only, in the case of this clause (y), so long as such Lien is adequately bonded and all appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired.

     (21) Liens securing reimbursement obligations with respect to commercial letters of credit incurred in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (22) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

     (23) Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases;

     (24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (25) Liens on or sales or transfers of receivables (including related rights);

     (26) Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

     (27) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

     (28) Liens on cash set aside at the time of the incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

     (29) the escrow arrangement pursuant to which the proceeds of the borrowings under the term D loan of the New Credit Facility will initially be held; and

     (30) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that

        (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and

        (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

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

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance or replace, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), and premium, if any, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms that taken as a whole are at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) except in the case of Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred pursuant to, and as permitted by, clause (7) or (12) of the definition of "Permitted Indebtedness" (or other Permitted Refinancing Indebtedness incurred in respect of such Indebtedness), such Indebtedness is incurred either

        (a) by the Company or any Guarantor or

        (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

   "Private Equity Financing" means the private offering of common shares of the Company that closed on the Issue Date.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

   "Purchase Money Indebtedness" means Indebtedness of the Company (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing or refinancing, all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by the Company or any Restricted Subsidiary of any Fiber Optic Assets of the Company or any Restricted Subsidiary and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Payment" means any of the following:

     (1) the declaration or payment of any dividend on or the making of any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the

  Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

     (2) the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) of any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company, and other than the purchase by the Company of newly-issued or outstanding Equity Interests of a Restricted Subsidiary or the purchase by a Restricted Subsidiary of newly-issued or outstanding Equity Interests of another Restricted Subsidiary);

     (3) the making of any payment of principal on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, any Indebtedness that is expressly subordinated in right of payment to the notes, except a payment of principal at the Stated Maturity thereof; or

     (4) the making of any Restricted Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Subsidiary that would be a significant subsidiary as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means,

     (1) with respect to any Indebtedness, the date specified in the original documentation governing such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable and

     (2) with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a
  "subsidiary"), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person;

     (2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership; or

     (3) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has
       (x) at least a majority ownership interest or
       (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

   "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

   "Taxing Authority" means any government or political subdivision or territory or possession or any authority therein or thereof having power to tax.

   "Unrestricted Subsidiary" means any Subsidiary designated as such pursuant to the covenant described under the caption "Unrestricted Subsidiaries."

   "Vendor Financing Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to any agreements between the Company or any of its Restricted Subsidiaries and one or more vendors or lessors of Fiber Optic Assets used or intended for use in a Permitted Business by the Company or any of its Restricted Subsidiaries (or any Affiliate of any such vendor or lessor or any lender or group of lenders led by or arranged for by any such vendor, lessor or Affiliate) providing financing for all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by the Company or any of its Restricted Subsidiaries of any Fiber Optic Assets from any such vendor or lessor (or any such Affiliate or lender) and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying
       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by
       (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares required to be held by nationals of any jurisdiction) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

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

                                 EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   In connection with the issuance of the old notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

  . use our reasonable best efforts to file a registration statement with the Securities and Exchange Commission for an exchange of the new notes for the old notes under the Securities Act of 1933 and to keep such registration statement effective until the closing of such exchange offer;

  . use our reasonable best efforts to cause the exchange offer to be consummated within 210 days following the original issuance of the old notes;

  . keep the exchange offer open for acceptance for a period of not less than 30 days after the date notice thereof is mailed to holders of the old notes, or longer if required by applicable law; and

  . accept for exchange all old notes duly tendered and not validly withdrawn in the exchange offer in accordance with the terms of the exchange offer registration statement and letter of transmittal.

   As soon as practicable after the exchange offer registration statement becomes effective, we will offer eligible holders of the old notes the opportunity to exchange their old notes for new notes registered under the Securities Act of 1933. Holders are eligible if they are not prohibited by any law or policy of the Securities and Exchange Commission from participating in this exchange offer. The new notes will be substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

   Under limited circumstances, we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement for the resale of the old notes. We will also use our reasonable best efforts to cause the Securities and Exchange Commission to keep the shelf registration statement effective for up to two years after its effective date (or one year from the effective date of the shelf registration statement if the registration statement is filed upon the request of an initial purchaser, as described in the third bullet point below). These circumstances include:

  . if any changes in law or their interpretations by the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement,

  . if the exchange offer if not consummated within 210 days after July 14, 1999, and

  . if any initial purchaser of the old notes so requests with respect to old notes held by it and if such initial purchaser is not permitted pursuant to applicable law or interpretation of the staff of the Securities and Exchange Commission to participate in the exchange offer.

   Additional interest will accrue on the notes at a rate of 0.5% per annum for the first 90-day period and 0.25% per annum for each subsequent 90-day period in the following circumstances:

  . the exchange offer registration statement is not declared effective on or prior to the 180th day after July 14, 1999,

  . the exchange offer is not consummated on or prior to the 210th day after July 14, 1999,

  . a shelf registration statement, if required, is not declared effective on or prior to the 60th day after it is required to be filed, or

  . the exchange offer registration statement or shelf registration statement ceases to be effective after being declared effective without being succeeded immediately by an additional registration statement filed and declared effective.

   Upon the effectiveness of the exchange offer registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or

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


consummation, as the case may be, is reduced to the original interest rate. However, if after any such reduction in interest rate, a different event specified in the four clauses above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

   To exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations:

  . any new notes will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . you are not engaged in and do not intend to engage in the distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

  . you are not our "affiliate," as defined in Rule 405 of the Securities
    Act.

   In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells old notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

   The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Notes

   Based on no action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

  . you are not our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933;

  . such new notes are acquired in the ordinary course of your business; and

  . you do not intend to participate in the distribution of such new notes.

   The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

   If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

  . cannot rely on such interpretations by the Securities and Exchange
    Commission staff; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act of 1933. This

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


registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

   As of the date of this prospectus, $300,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

   We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time on       ,
1999, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  . to delay accepting for exchange any old notes,

  . to extend the exchange offer, or

  . to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Condition to the Exchange Offer

   We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

   In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

 How to Tender Generally

   Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

  . mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  . comply with the automated tender offer program procedures of The
    Depository Trust Company, or DTC, described below.

   In addition, either:

  . the exchange agent must receive old notes along with the letter of transmittal;

  . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the Letter of Transmittal. The exchange agent must receive such documents prior to the expiration date.

   The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

 How to Tender if You Are a Beneficial Owner

   If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

  . make appropriate arrangements to register ownership of the old notes in your name; or

  . obtain a properly completed bond power from the registered holder of old notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

 Signatures and Signature Guarantees

   You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of

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


Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the notes are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

 When You Need Endorsements or Bond Powers

   If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

 Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

  . such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  . the agreement may be enforced against such participant.

 Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured

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within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

 When We Will Issue New Notes

   In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

 Return of Old Notes Not Accepted or Exchanged

   If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

 Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  . any new notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . you are not engaged in and do not intend to engage in the distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

  . you are not our "affiliate," as defined in Rule 405 of the Securities
    Act.

Book-Entry Transfer

   The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

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Guaranteed Delivery Procedures

   If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

  . prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

    . setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

    . stating that the tender is being made thereby, and

    . guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  . the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal or

  . you must comply with the appropriate procedures of DTC's automated tender offer program system.

  Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn, and

  . identify the old notes to be withdrawn, including the principal amount of such old notes.

   If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.


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   Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  . Securities and Exchange Commission registration fees;

  . fees and expenses of the exchange agent and trustee;

  . accounting and legal fees and printing costs; and

  . related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

   If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act of 1933, or if the offer or sale is exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933. See "Risk Factors--Failure to Properly Tender Old Notes in Exchange Offer."


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Accounting Treatment

   We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer incurred up to June 30, 1999 have been accrued and are reflected in the June 30, 1999 balance sheet as Other Assets.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                       CERTAIN INCOME TAX CONSIDERATIONS

Taxation of the Company

   We believe that a significant portion of our income will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation anticipated by us based on our business contacts and practices and the current tax regimes. We cannot assure you that these factors will not have a material adverse effect on our business, financial condition and results of operations.

 Bermuda Tax Considerations

   Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to us or to any of our operations, or our shares, debentures or other obligations, until March 28, 2016. This undertaking does not, however, apply to TBI or prevent the application of any tax or duty to persons ordinarily resident in Bermuda or of any tax payable pursuant to the Land Tax Act 1967 or otherwise payable in relation to land leased to us.

   As a condition to the grant of our international carrier license in Bermuda, we were required to enter an agreement with the Bermuda Minister of Finance to pay an ongoing license fee. Under the terms of the agreement, we are assessed a fee equal to the greater of (i) six percent of our total revenue in Bermuda for that period, and (ii) twenty percent of our profit in Bermuda for that period, assessed on a historic cost depreciation basis and after allowing for administrative and technical support costs not exceeding five percent of total revenue in Bermuda.


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

   For purposes of this license fee agreement, total revenue is defined by reference to the Cable & Wireless Act to mean total revenue from Bermuda sources, net of local and foreign settlements. The limitation on administrative and technical support costs is intended to restrict the allocation of such costs in the form of management fees from parent companies. There is no limit on the deductibility of these costs to the extent that they are incurred directly.

 United States Federal Income Tax Considerations

   Our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such United States subsidiaries to us or our foreign subsidiaries generally will be subject to United States withholding tax, which generally is imposed at a rate of 30% unless reduced by the provisions of an applicable income tax treaty. We and our non-United States subsidiaries would be subject to United States federal income tax at regular corporate rates (and to United States branch profits tax) on income that is effectively connected with the conduct of a trade or business in the United States, and would be required to file federal income tax returns reflecting that income. We and our non-United States subsidiaries anticipate that we will not be subject to United States federal income tax because neither we nor any of our non-United States subsidiaries expect to derive any such effectively connected income. However, we base this belief upon the anticipated nature and conduct of our business and the business of our non-United States subsidiaries, which may change. Moreover, we cannot assure you that the Internal Revenue Service (the "IRS") will agree with our positions in this regard.

 Tax Considerations in Other Jurisdictions

   Our subsidiaries that reside in other jurisdictions will be subject to tax on some or all of their income. In addition, those jurisdictions may impose withholding tax on distributions to such subsidiaries' parent. We anticipate that we and our subsidiaries that do not reside in a particular jurisdiction will not be subject to income taxation in that jurisdiction. Nonetheless, we and our subsidiaries may be subject to withholding taxes imposed on payments made to us and our subsidiaries by customers that reside in those countries. Our belief as to this tax treatment is based upon the anticipated nature and conduct of our business and that of our non-resident subsidiaries, which may change. Moreover, we intend to conduct our operations to minimize the taxable presence in any foreign jurisdiction outside Bermuda. However, we cannot assure you that the taxing authorities in a jurisdiction will agree with our positions in this regard.

Taxation of Noteholders

 Certain Bermuda Tax Considerations

   Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the new notes or on any payments thereunder. See "Taxation of the Company--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by us from the Bermuda Minister of Finance. There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes.

 Certain United States Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax considerations that apply to the exchange of the old notes for the new notes, and ownership and disposition of the new notes by United States holders (as defined below). Although the following summary does not describe all of the tax considerations that may be relevant to you in light of your specific circumstances, it describes the material United States federal income tax consequences to a United States holder. We cannot assure you that the conclusions set out below would be sustained by a court if challenged by the IRS. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of this Exchange Offer.

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This summary deals only with new notes that are held as capital assets by
United States holders that acquire new notes in exchange for old notes that were purchased at their "issue price" and does not address federal alternative minimum tax consequences or tax considerations applicable to United States holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, tax-exempt entities, United States holders that hold notes as a part of a straddle, conversion transaction, constructive sale or other arrangement involving more than one position, United States holders that have a principal place of business or "tax home" outside the United States, United States holders whose functional currency is not the United States dollar, and United States holders that own notes through partnerships or other pass-through entities.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations (the "Regulations"), rulings and judicial decisions thereunder as of the date of this prospectus; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. We urge each prospective purchaser to consult its own tax advisor with respect to the tax consequences of an investment in the notes, including the application to its particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other federal tax laws.

   You are a "United States holder" if you are a beneficial owner of the note and you are (1) an individual who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons (as described in section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust. You are a "Non-United States holder" if you are a beneficial owner of the notes and are not a United States holder.

 Taxation of United States Holders

   Exchange of New Notes for Old Notes: Pursuant to the Regulations, the exchange of the new notes for old notes in the exchange offer, see "Exchange Offer," should not constitute a significant modification of the terms of the notes, and, accordingly, the exchange should be treated as a "non-event" for federal income tax purposes. Therefore, the exchange should have no federal income tax consequences to United States holders of notes. The holding period of a new note will include the holding period of the old note for which it was exchanged, and the basis of a new note will be the same as the basis of the old note for which it was exchanged.

   Taxation of Interest: Interest on a new note will be taxable to a United States holder as ordinary income at the time that such interest accrues or is received, in accordance with the United States holder's regular method of accounting for federal income tax purposes.

   Effect of Change in Control or Optional Redemption: Upon a Change of Control, we are required to offer to redeem all notes then outstanding for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Regulations, such Change of Control redemption requirements will not affect the yield or maturity date of the notes unless, based on all the facts and circumstances as of the Issue Date, it was more likely than not that a Change of Control giving rise to the redemption would occur. We will not treat the Change of Control redemption provisions of the notes as affecting the calculation of the yield to maturity of any note.

   We, at our option, may redeem part or all of the notes at the times and for the amounts described in "Description of the New Notes--Optional Redemption" herein. The Regulations provide that for purposes of calculating the yield to maturity of a debt instrument, an issuer will be treated as exercising any option if its

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exercise would lower the yield of the debt instrument. However, a redemption of the notes at the optional redemption prices would increase the effective yield of such notes as calculated from the date of issuance. Therefore, in accordance with the Regulations, as of the date of issuance of the notes, the optional redemption provisions will not be taken into account in calculating the yield to maturity of the notes.

   Sale, Redemption or Retirement of New Notes: Upon the sale, redemption, retirement at maturity or other taxable disposition of a new note, a United States holder generally will recognize gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on the disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously taken into account) and the United States holder's tax basis in the new note (generally the cost of the old note, see "-- Exchange of New Notes for Old Notes").

   Gain or loss recognized on the sale or other taxable disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the new note has been held for more than one year (including the holding period of the old note, see "--Exchange of New Notes for Old Notes"). In the case of a United States holder who is an individual, long term capital gains generally are subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

 Taxation of Non-United States Holders

   For United States federal income tax purposes, a non-United States holder generally will not be subject to tax or withholding on distributions made with respect to, and gains realized from the disposition of, new notes unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-United States holder in the United States.

Information Reporting and Backup Withholding

   In general, information reporting requirements may apply to certain payments of principal and interest on a new note, and to the payment of the proceeds of the sale of a new note, to United States holders other than certain exempt recipients (such as corporations). Backup withholding at a 31% rate will apply to such payments if the United States holder fails to provide its taxpayer identification number or certification of foreign or other exempt status, provides an incorrect taxpayer identification number or fails to report in full dividend and interest income.

   Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the old notes if:

  . you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

   You may not participate in the exchange offer if you are:

  . our "affiliate" within the meaning of Rule 405 under the Securities Act;
    or

  . a broker-dealer that acquired old notes directly from us.

   Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

   To date, the staff of the Securities and Exchange Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, and any amendment or supplement to this prospectus, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 150 days after the expiration date (subject to certain limitations set forth in the registration rights agreement), we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the new notes may be required to deliver a prospectus.

   If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering--Your Representations to Us" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

  . in negotiated transactions;

  . through the writing of options on the new notes or a combination of such methods of resale;

  . at market prices prevailing at the time of resale; and

  . at prices related to such prevailing market prices or negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any sale of the new notes. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

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                                 LEGAL MATTERS

   The validity of the new notes will be passed upon for us by Vinson & Elkins L.L.P., New York, New York (with respect to matters of United States law), and Conyers Dill & Pearman, Hamilton, Bermuda (with respect to matters of Bermuda law).

                             CHARTERED ACCOUNTANTS

   The financial statements for the fiscal years ended December 31, 1998 and 1997 and for the ten month period ended December 31, 1996, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, Chartered Accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   Members of the general public have the right to inspect the public documents of a Bermuda company that are available at the office of the Registrar of Companies in Bermuda. These documents include our Memorandum of Association (including our objects) and any alteration to our Memorandum of Association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented at the annual general meeting.

   The register of shareholders of a Bermuda company is also open to inspection by shareholders without charge and to members of the general public upon the payment of a fee. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the power to close the register for up to 30 days in each calendar year). A Bermuda company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda and related regulations (the "Bermuda Act"), establish a branch register outside Bermuda. Our bye-laws provide that, unless the board of directors otherwise determines, the share register shall be open to inspection in the manner prescribed by the Bermuda Act between 10:00 a.m. and 12:00 noon on every business day. A Bermuda company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   The indenture governing the notes requires us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

   Upon consummation of the exchange offer, we will be subject to certain reporting requirements of the Securities Exchange Act of 1934 and will file reports, including reports on Form 10-K and 10-Q, and other information with the Securities and Exchange Commission, so long as we are required or permitted to do so. You can inspect and copy these reports and other information at the Public Reference Room maintained by the Securities and Exchange Commission at:

   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C. 20549,

   and at the Securities and Exchange Commission's regional offices at:

   7 World Trade Center
   13th Floor
   New York, NY 10048

   and at:

   Citicorp Center
   500 West Madison Street
   14th Floor
   Chicago, Ill 60661-2511.

   You may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Finally, the Securities and Exchange Commission maintains an Internet site at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

   This prospectus constitutes part of a registration statement on Form S-4 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement, as permitted under the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement and the exhibits thereto are on file at the offices of the Securities and Exchange Commission and may be obtained from the Securities and Exchange Commission for a prescribed fee or examined at its offices or on its Internet site, as described above.

                      GLOSSARY OF CERTAIN TECHNICAL TERMS

Amplifier

   A device used to boost the strength of an electronic or optical signal, which is weakened (attenuated) as it passes through the transport network. Amplifiers add gain to the signal by an amount equal to the loss in the previous section of the network since the last amplification.

Backhaul Capacity

   Terrestrial capacity from undersea cable landing stations to metropolitan areas.

Bandwidth

   A measure of information-carrying capacity on a communications channel.

     1. The difference between the high and low frequencies of a transmission band, expressed in cycles per second (Hertz) or in wavelengths
  (nanometers). It is a measure of raw capacity without compression or coding of the information signal. A voice transmission requires about 3 KHz and a TV channel requires about 6 MHz.

     2. Transmission capacity is expressed in bits per second. For example megabits per second (Mbps) is a bit rate expressed in millions of bits per second while gigabits per second (Gbps) is a bit rate expressed in billions of bits per second.

   Narrowband:  Less than or equal to 64 kbps. Typical application: A single voice channel.

   Wideband:    Digital rates between 64 kpbs and 1.544 Mbps (DS-1) or 2.048
                Mbps (E-1s). Typical applications: Multiplexed voice channels,
                LANs, bulk files transfer, video conferencing and multimedia.

   Broadband:   Greater than 44.736 Mbps (DS-3s) or 34.368 Mbps (E-3). Typical applications: Broadcast quality video, Internet backbone.

Bit

   A binary unit of information that can have either of two values, 0 or 1. Contraction of binary digit:

                  . kilobit                  =                                1,000 bits
                  . megabit                  =                                1 million bits
                  . gigabit                  =                                1 billion bits
                  . terabit                  =                                1 trillion bits

Broadband

   A transmission channel usually carrying a tremendous amount of information at transmission speeds of 45 Mbps (45,000,000 bits per second) or greater. Some facilities have transmission speeds in the billion of bits (gigabits per second or Gbps).

   1. A communications channel with bandwidth sufficiently large to carry voice, data and video on a single channel.

   2. Any voice communications channel having a bandwidth greater than a voice grade channel.

  . A bandwidth of 45 Mbps can carry 672 voice connections (North American hierarchy)

  . Using compression equipment 2,688 telephone grade communication channels can be carried on one 45 Mbps broadband channel.

CAD

   Computer-Aided Design. A computer and its related software and terminals used to design products.

CAM

   Computer-Aided Manufacture. The actual production of goods implemented and controlled by computers and robots.

Capacity

   The information-carrying ability of a telecommunications system, as defined by its design (number of fibers, system length, and opto/electronic equipment) and its deployed equipment (amount of opto/electronics in the station) and measured in bits per second. Capacity is sold in discrete units, usually system interface levels such as E-1s (2.048 Mbps), DS-3s (44.736 Mbps) and STM-1s (155.520 Mbps), that in the aggregate are the equivalent of total system capacity.

Carrier

   Third party provider of communications services by wire, fiber or radio.

   Common Carrier:

   A private company offering facilities or services to the general public on a non-discriminatory basis and regulated as to market entry, practices, and rates by various Federal and State authorities.

   Private Carrier:

   Services provided for internal use and free of most common carrier regulations to allow discrimination in service provision or pricing.

CLECs

   Competitive Local Exchange Carrier. A company that competes in the local service market.

Compression

   Algorithm that minimizes the redundancy in the signal to be transmitted.

Digital

   Describes a method of storing, processing and transmitting information through the use of distinct electronic or optic pulses representing the binary digits 0 and 1. In communications they will modify a carrier at a selected frequency. The precise signal transitions preclude any distortion such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission.

Digital Transmission

   Method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and
1. Digital transmission and switching technologies employ sequences of these pulses to represent information as opposed to a continuously variable analog signal. The precise digital numbers preclude any distortion such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission.

DWDM

   Dense Wavelength Division Multiplexing. A technique that employs more than one light source and detector operating at different wavelengths and simultaneously transmits optical signals through the same fiber while the message integrity of each signal is preserved.

E-Commerce

   Electronic Commerce. Using electronic information technologies to conduct business between trading partners, possibly by EDI.

EDI

   Electronic Data Interchange. A series of standards which facilitate computer-to-computer exchanges of business documents between different companies' computers over phone lines. These standards allow for the transmission of purchase orders, shipping documents, invoices, invoice payments, etc., between an enterprise and its "trading partners." A trading partner in EDI parlance is a supplier, customer, subsidiary or any other organization with which an enterprise conducts business.

EDFA

   Erbium Doped Fiber Amplifier. A purely optical (as opposed to electronic) device used to boost an optical signal. It contains several meters of glass fiber doped with erbium ions. When the erbium ions are excited to a higher energy state, the doped fiber changes from a passive medium to an active amplifying medium.

Extranet

   An Internet-like network which a company runs to conduct business with its employees, its customers and/or suppliers. Extranets typically include Web sites that provide information to internal employees and also have secure areas to provide information to customers and external partners such as suppliers, manufacturers and distributors.

Gbps

   Gigabit per second. A data rate of 1 Gbps corresponds to 1 billion bits per second.

Internet

   A fabric of interconnected computer networks, originally known as the DARPA (Defense Advanced Research Projects Agency) network connecting government and academic sites. It currently links about 67 million people worldwide who use it for everything from scientific research to simple e-mail.

Intranet

   A private network that uses Internet software and Internet standards. In essence, an Intranet is a private Internet reserved for use by people who have been given authority and passwords necessary to use that network. Those people are typically employees and often customers of a company.

IP

   The Internet Protocol. IP is the most important of the protocols on which the Internet is based. The Internet Protocol is a standard of describing software that keeps traffic on the Internet, works addresses for different nodes, routes outgoing messages and recognizes incoming messages. It allows a packet to traverse multiple networks on the way to its final destination.

IRU

   Indefeasible Right of Use. A form of acquisition of undersea fiber optic cable capacity. The owner of an IRU has the irrevocable right to use the capacity for the time, usually the system design life (e.g., 25 years), and bandwidth to which the IRU applies.

ISDN

   Integrated Services Digital Network. A complex networking concept designed to provide a variety of voice, data and digital interface standards. ISDN incorporates many new enhanced services, such as high speed data file transfer, desk top video conferencing, telepublishing, telecommunications, telepresence learning (distance learning), remote collaboration (screen sharing), data network linking and home information services.

ISP

   Internet service provider. A vendor who provides access for customers (companies and private individuals) to the Internet and the World Wide Web.

LAN

   Local Area Network. A short distance data communications network (typically within a building or campus) used to link together computers and peripheral devices (such as printers) under some form of standard control.

LEAF

   Large Effective Area Fiber. An advanced fiber for high-speed undersea networks that has a large effective area relative to other fibers, thereby providing increased capacity and other performance benefits.

Least-Cost Routing

   Least-cost routing takes advantage of the international settlement system to identify low cost solutions for the one-way delivery of voice traffic made possible by the liberalization and deregulation of many telecommunications markets around the world.

Mbps

   Megabit per second. One Mbps corresponds to a data rate of 1 million bits per second.

Mirror Licenses

   License providing the same privileges and obligations as the incumbent license holder.

Multimedia

   The electronic conversation between two or more people or groups of people in different places using two or more types of digitally integrated communication for voice, sound, text, data, graphics, video, image or presence at the same time. Applications include conferencing, presentations, training, referencing, games, etc.

Multiplexing

   An electronic or optical process that combines two or more lower bandwidth transmissions into one higher bandwidth signal by splitting the total available bandwidth into narrower bands (frequency division) or by allotting a common channel to several transmitting sources one at a time in sequence (time division).

Multipoint

   Pertaining or referring to a communications line to which three or more stations are connected. It implies that the line physically extends from one station to another until all are connected.

PTTs

   Post, Telephone and Telegraph companies. International telecommunications carriers that are generally under the control of the government in a country that has not yet privatized its telecommunications markets.

RBOCs

   Regional Bell Operating Companies. The local telephone companies established as a result of the court ordered break-up in 1984 of AT&T.

Regenerators

   An optoelectronic device receiving a low level optical signal converting it from light to electrical form to reshape and retime the signal and reconverting it to light for retransmission at the appropriate power level.

Repeater

   Equipment that receives a low-power signal and retransmits it at a higher power level. Repeaters contain either regenerators or amplifiers.

RFS

   Ready for Service. The date of provisional acceptance or commercial service of a cable system.

Wavelength

   The distance between two crests of a signal or a carrier and is measured in terms of meters, millimeters, nanometers, etc. In lightwave applications, because of the extremely high frequencies, wavelength is measured in nanometers.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Auditors' Report..........................................................   F-2

Consolidated Balance Sheets as at December 31, 1998 and 1997..............   F-3

Consolidated Statements of Shareholders' Equity for the Years Ended Decem-
 ber 31, 1998, 1997 and the Ten Month Period Ended December 31, 1996......   F-4

Consolidated Statements of Operations for the Years Ended December 31,
 1998, 1997, and the Ten Month Period Ended December 31, 1996.............   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998, 1997, and the Ten Month Period Ended December 31, 1996.............   F-6

Notes to Consolidated Financial Statements for the Years Ended December
 31, 1998, 1997, and the Ten Month Period Ended December 31, 1996.........   F-7

Unaudited Consolidated Balance Sheets as at June 30, 1999 and 1998........  F-19

Unaudited Consolidated Statements of Operations and Deficit for the Six
 Months Ended June 30, 1999 and 1998......................................  F-20

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
 June 30, 1999 and 1998...................................................  F-21

Notes to Unaudited Consolidated Financial Statements for the Six Months
 Ended June 30, 1999 and 1998.............................................  F-22


                                AUDITORS' REPORT

                                                               February 22, 1999

To the Directors of
 GlobeNet Communications Group Limited

   We have audited the consolidated balance sheets of GlobeNet Communications Group Limited (formerly TeleBermuda International Limited) as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended and for the ten month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended and for the ten month period ended December 31, 1996 in accordance with accounting principles generally accepted in the United States.

   On February 22, 1999 we reported separately to the Directors of GlobeNet Communications Group Limited on consolidated financial statements for the years ended December 31, 1998 and 1997 and the ten month period ended December 31, 1996 prepared in accordance with generally accepted accounting principles in Bermuda.

/s/ PricewaterhouseCoopers
Chartered Accountants
Hamilton, Bermuda

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

                          CONSOLIDATED BALANCE SHEETS
                        As at December 31, 1998 and 1997

       (in thousands of U.S. dollars, except share and per share amounts)

                                                               1998     1997
                                                              -------  -------
                                                                 $        $
Assets
Current assets
 Cash........................................................   3,032    1,361
 Accounts receivable (net of allowance of $80; 1997--$nil)...   1,847    1,270
 Other receivables...........................................     655    1,654
 Due from related party (note 4).............................   1,363      --
 Prepaid expenses and deposits...............................     338      200
                                                              -------  -------
                                                                7,235    4,485
Capital assets (note 5)......................................  47,612   49,299
Note receivable (note 6).....................................     350      --
Other assets (note 7)........................................   1,063    1,368
                                                              -------  -------
                                                               56,260   55,152
                                                              =======  =======
Liabilities
Current liabilities
 Accounts payable (note 8)...................................   3,871   10,240
 Accrued liabilities (note 8)................................   4,971    1,063
 Current portion of long-term debt (note 9)..................   3,000      --
                                                              -------  -------
                                                               11,842   11,303
Long-term debt (note 9)......................................  35,019   30,122
Deferred revenue (note 10(b))................................   2,695    1,521
Minority interest (note 11)..................................     --       558
                                                              -------  -------
                                                               49,556   43,504
                                                              =======  =======
Shareholders' Equity
Share capital (notes 9(c) and 12)
 Class A shares, 100 shares authorized 100 (1997--100) shares issued and
  outstanding
 Common shares, 6,999,900 authorized 3,515,927 (1997--
  3,515,927) shares issued and outstanding...................   5,274    5,274
 Additional paid-in capital (note 12)........................  16,377   16,377
 Deficit..................................................... (14,947) (10,003)
                                                              -------  -------
                                                                6,704   11,648
                                                              -------  -------
                                                               56,260   55,152
                                                              =======  =======

   Commitments and contingencies (notes 17, 18 and 21)

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

   For the years ended December 31, 1998, 1997 and the ten month period ended
                               December 31, 1996

       (in thousands of U.S. dollars, except share and per share amounts)


                                                  Additional              Total
                                             Par   paid-in            shareholders'
                          Class A  Common   value  capital   Deficit     equity
                          shares   shares     $       $         $           $
                          ------- --------- ----- ---------- -------  -------------
February 29, 1996.......    --    1,369,916 1,299      694    (1,447)       546
Share options...........    --          --    --     1,845       --       1,845
Share subscription
 proceeds...............    --          --    756      --        --         756
Fully paid shares issued
 for cash...............    --    2,118,000 3,177   13,661       --      16,838
Net loss for the
 period.................    --          --    --       --     (3,260)    (3,260)
                            ---   --------- -----   ------   -------     ------
December 31, 1996.......    --    3,487,916 5,232   16,200    (4,707)    16,725
Share options
 exercised..............    --       28,011    42       42       --          84
Share options...........    --          --    --       135       --         135
Shares issued...........    100         --    --       --        --         --
Net loss for the year...    --          --    --       --     (5,296)    (5,296)
                            ---   --------- -----   ------   -------     ------
December 31, 1997.......    100   3,515,297 5,274   16,377   (10,003)    11,648
Net loss for the year ..    --          --    --       --     (4,944)    (4,944)
                            ---   --------- -----   ------   -------     ------
December 31, 1998.......    100   3,515,927 5,274   16,377   (14,947)     6,704
                            ===   ========= =====   ======   =======     ======

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the years ended December 31, 1998, 1997
                and the ten month period ended December 31, 1996

       (in thousands of U.S. dollars, except share and per share amounts)

                                                         1998    1997    1996
                                                        ------  ------  ------
                                                          $       $       $
Revenues
Telecommunication services............................  24,940   4,962     --
IRU capacity (note 10)................................   1,784     --      --
                                                        ------  ------  ------
                                                        26,724   4,962     --
                                                        ------  ------  ------
Expenses
Carrier charges.......................................  15,129   3,559     --
Cost of IRU capacity..................................     547     --      --
General and administrative expenses (note 15).........   9,342   5,085   3,377
Interest on long-term debt............................   3,542     750     --
Interest income.......................................    (140)   (169)   (132)
Amortization of deferred financing costs..............     321     305     --
Amortization of capital assets........................   2,401     542       1
Accrued contingent interest (note 9(c))...............     960     382     --
                                                        ------  ------  ------
                                                        32,102  10,454   3,246
                                                        ------  ------  ------
Loss before income taxes and minority interest and
 equity accounted for investment......................  (5,378) (5,492) (3,246)
Provision for income taxes............................      36      53      14
                                                        ------  ------  ------
Loss before minority interest and equity accounted for
 investment...........................................  (5,414) (5,545) (3,260)
Minority interest (note 11)...........................     204     249     --
Earnings from equity accounted for investment (note
 11)..................................................     266     --      --
                                                        ------  ------  ------
Net loss and comprehensive loss for the period........  (4,944) (5,296) (3,260)
                                                        ======  ======  ======
Basic and fully diluted loss per common share (note
 14)..................................................   (1.41)  (1.52)  (1.89)
                                                        ======  ======  ======


  The accompanying notes are an integral part of these consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the years ended December 31, 1998, 1997
                and the ten month period ended December 31, 1996

       (in thousands of U.S. dollars, except share and per share amounts)

                                                        1998    1997     1996
                                                       ------  -------  ------
                                                         $        $       $
 Operating activities
 Net loss for the period.............................  (4,944)  (5,296) (3,260)
 Items not involving cash
  Amortization of capital assets.....................   2,401      542       1
  Write-down of other assets (note 7)................     201      --      --
  Amortization of deferred financing costs...........     321      305     --
  Minority interest..................................    (204)    (249)    --
  Earnings from equity accounted for investment......    (266)     --      --
  Accrued contingent interest........................     960      382     --
  Gain on granting of indefeasible rights of use and
   loss on sale of capital assets....................    (970)     --      --
  Compensatory share options.........................     --       --    1,845
                                                       ------  -------  ------
Net change in non-cash working capital
 Accounts receivable.................................    (577)  (1,270)    --
 Other receivables...................................     999   (1,654)    --
 Prepaid expenses and deposits.......................    (138)      32    (230)
 Accounts payable....................................  (6,369)   9,669     --
 Accrued liabilities.................................   2,416      536     395
 Interest payable (note 16)..........................   1,492      510     --
 Deferred revenue....................................   1,174    1,521     --
 Recoverable duties..................................     --       392    (392)
 Subscriptions receivable............................     --       --      150
                                                       ------  -------  ------
Cash provided by (used in) operating activities......  (3,504)   5,420  (1,491)
                                                       ------  -------  ------
Financing activities
 Exercise of common share options....................     --        84     --
 Issuance of common shares...........................     --       --   17,594
 Proceeds from issuance of long-term debt............   9,350   29,740     --
 Payments on long-term debt..........................  (2,413)     --      --
 Deferred financing costs............................     --    (1,472)    --
 Loans provided by minority shareholders.............     --       807     --
                                                       ------  -------  ------
Cash provided by (used in) financing activities......   6,937   29,159  17,594
                                                       ------  -------  ------
Investing activities
 Purchase of capital assets..........................  (1,791) (45,104) (4,728)
 Granting of indefeasible rights of use and proceeds
  on sale of capital assets..........................   1,596      --      --
 Change in other assets..............................    (217)     (19)    (14)
 Funds held in escrow................................     --     2,015  (2,015)
 Due from related party..............................  (1,363)     --      --
 Proceeds from sale of equity accounted for
  investment (note 6) ...............................     410      --      --
 Advances to equity accounted for investment.........    (397)     --      --
                                                       ------  -------  ------
Cash provided by (used in) investing activities......  (1,762) (43,108) (6,757)
                                                       ------  -------  ------
Increase (decrease) in cash for the period...........   1,671   (8,529)  9,346
Cash--Beginning of period............................   1,361    9,890     544
                                                       ------  -------  ------
Cash--End of period..................................   3,032    1,361   9,890
                                                       ======  =======  ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the years ended December 31, 1998 and 1997
                and the ten month period ended December 31, 1996

       (in thousands of U.S. dollars, except share and per share amounts)

1 Formation and operations

   TeleBermuda International Limited ("TBI") was incorporated and registered on January 6, 1995 as a local company pursuant to The Companies Act 1981 (Bermuda), for the purpose of establishing, providing, maintaining and operating a public telecommunications service in Bermuda.

   GlobeNet Communications Group Limited (the "Company") was incorporated and registered on June 25, 1998 as a Bermuda exempt company as part of a reorganization of the TeleBermuda group of companies. Under the reorganization TBI became a wholly-owned subsidiary of the Company and the issued shares of TBI were exchanged on a one for one basis with substantially the same rights and privileges as before.

   Following the reorganization, the Company incorporated certain subsidiaries. GlobeNet Communications Limited ("GlobeNet"), a wholly-owned subsidiary of the Company was incorporated on August 5, 1998 to be the operating company for initiatives of the Company beyond the Bermuda market, GCG Holdings Ltda., 50% owned by GlobeNet and 50% owned by TeleBermuda International (Canada) Limited, a wholly-owned subsidiary of TBI, and GCG Services Ltda., 99% owned by GCG Holdings Ltda. were incorporated in Brazil on December 10, 1998 to begin the licensing process for fibre optic submarine cable landing and operating rights in Brazil. As at December 31, 1998 these companies were inactive.

   On May 17, 1996, TeleBermuda International, L.L.C. was incorporated as a limited liability company, under the laws of Delaware primarily for the purpose of holding a landing license for the Company's BUS-1 cable system in the United States and to own the associated landing plant. TBI has a 20% interest in TeleBermuda International L.L.C. subject to a put and call agreement to purchase the remaining 80% for nominal consideration, which effectively gives TBI control of this entity. As a result, this entity has been consolidated in these financial statements. TBI has informed the other shareholder of its intent to apply for a transfer of ownership to acquire the remaining 80% from the other shareholder (note 21f).

   TeleBermuda International (Canada) Limited was incorporated as a wholly-owned subsidiary of TBI on September 16, 1996 for the purpose of providing management services to the Company.

   On January 10, 1997, TBI was granted, for no consideration, its public telecommunications service license in Bermuda under the provisions of the Telecommunications Act, 1986 and the Public Telecommunication Service (Licence) Regulations, 1988 for a five-year term.

   In addition, TBI has an interconnection agreement with the Bermuda Telephone Company ("BTC"), the domestic carrier, that enables the Company to directly connect its operating facility with BTC in order to terminate traffic in and receive traffic from Bermuda for as long as each party has their public telecommunications service license in Bermuda. No consideration was paid by the Company in relation to this agreement.

2 Summary of significant accounting policies

   These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The following is a summary of the significant accounting policies followed in the preparation of these consolidated financial statements.

 Principles of consolidation

   The consolidated financial statements include the accounts of the Company and all of its subsidiary companies. Intercompany accounts and transactions have been eliminated on consolidation.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)


 Use of significant accounting estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could significantly differ from those estimates.

 Revenue and cost recognition

   The Company provides telecommunication services and the granting or leasing of indefeasible rights of use ("IRU") interests in its telecommunications infrastructure.

   The Company records as revenue the amount of telecommunications services rendered, as measured primarily by the minutes of traffic processed, after deducting an estimate of the traffic for which revenue will not be collected. Historical deductions have not been material. Service discounts and incentives are accounted for as a reduction of revenue when granted, or where provided in relation to a service contract, rateably over the contract period.

   Revenue from the granting of an IRU in its telecommunications infrastructure to third parties is recognized at the effective date of the contract provided certain conditions are met. The Company considers the risks and rewards of ownership to have transferred when the granting price is fixed on a non-refundable basis, customers are responsible for their pro-rata share of the costs for operating, maintaining and restoring the systems and the granting term is for the operational life of the infrastructure sold pursuant to the IRU.

   Revenues from private line services are recognized as earned.

 Cost

   Carrier charges are comprised primarily of local access charges and international termination costs. These costs are recognized based on traffic volume.

 Deferred revenue

   Revenue from the lease of capacity in telecommunications infrastructure to third party carriers is deferred and recognized over the term of the lease on a straight-line basis. Revenue from the sale of prepaid calling cards is recognized as the services are provided.

 Capital assets

   Capital assets are recorded at cost less accumulated amortization. Amortization commences when an asset is put into service, and is calculated in a systematic manner based on the expected useful lives of the assets as follows:

   Asset category                        Basis               Rate
   --------------                        -----               ----
   Fibre optic submarine cable.......... straight-line       25 years
   Network and telecommunications
    equipment........................... straight-line       10 years
   Leasehold improvements............... straight-line       term of the lease
   Computer equipment................... straight-line       3 years
   Furniture and office equipment....... diminishing balance 20% per annum
   Software............................. straight-line       5 years

 Deferred financing costs

   Deferred financing costs represent debt issuance costs, which are amortized over the estimated term of the related debt.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)

 Investment

   The Company's investment in Rocom TBI Limited is accounted for using the equity method.

 Foreign currency translation

   Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing at the dates of the respective transactions. Transactions are translated into U.S. dollars at the exchange rates in effect at the time the transactions occur. Exchange gains and losses arising on translation are included in the operating results for the year.

   The assets and liabilities of the non-Bermudian subsidiaries, which are considered to be self-sustaining operations, are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year.

 Financial instruments

   The fair value of financial assets and liabilities represents the amount at which these instruments could be exchanged in a current transaction between willing parties. The carrying values of financial assets and liabilities as at December 31, 1998 approximate their fair values. In management's judgment, the fair value of long term debt approximates the carrying value as interest is at floating rates (note 9) and the debt was settled after year-end at the carrying value (note 21d).

 Income taxes

   Under current Bermuda laws, the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda, pursuant to the Exempted Undertakings Tax Protection Act 1966, which exempts the Company from any such tax until March 28, 2016. Subsidiaries in other jurisdictions may be subject to local taxes.

 Recent accounting pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This statement which is effective for fiscal years beginning after December 15, 1998, requires costs incurred to open a new facility, introduce a new product, commence a new operation or other similar activities to be expensed as incurred. Management has not determined the impact of this statement on its financial position, results of operations and cash flows.

3 Change in reporting currency

   Effective January 1, 1998, the Company has adopted the U.S. dollar as its reporting currency. Its previous currency was the Bermuda dollar. Since the Bermuda dollar is pegged to the U.S. dollar on a one-to-one basis there are no differences that arise as a result of this change in reporting currency.

4 Due from related party

   On August 26, 1998, TBI loaned $1,292 (CAD$2,000) to the Chairman and Chief Executive Officer of the Company. The Chairman and Chief Executive Officer used the proceeds of the loan to invest in a joint venture with a third party carrier. The loan to the Chairman and Chief Executive Officer, and his participation in the joint venture, was conditional on the third party carrier granting an option in favour of TBI to acquire an equity interest in the third party carrier's Canadian operations. The option was exercisable until November 30, 1998 for a 20% equity interest in the Canadian operations for an exercise price of CAD$11,525. As a result of the Company's later decision to pursue the development of the Atlantica-1 Network, TBI elected not to exercise the option. Subsequent to year-end, the loan to the Chairman and Chief Executive Officer and all interest thereon was repaid in full.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)


5 Capital assets

                                                                 1998
                                                      --------------------------
                                                             Accumulated
                                                       Cost  amortization  Net
                                                      ------ ------------ ------
                                                        $         $         $
   Fibre optic submarine cable....................... 44,323    1,983     42,340
   Network and telecommunications equipment..........  4,415      549      3,866
   Leasehold improvements............................    944      140        804
   Computer equipment................................    470      167        303
   Furniture and office equipment....................    140       38        102
   Software..........................................    224       27        197
                                                      ------    -----     ------
                                                      50,516    2,904     47,612
                                                      ======    =====     ======

                                                                 1997
                                                      --------------------------
                                                             Accumulated
                                                       Cost  amortization  Net
                                                      ------ ------------ ------
                                                        $         $         $
   Fibre optic submarine cable....................... 44,884      225     44,659
   Network and telecommunications equipment..........  3,050      175      2,875
   Leasehold improvements............................  1,012       64        948
   Computer equipment................................    192       57        135
   Furniture and office equipment....................    446       16        430
   Software..........................................    252      --         252
                                                      ------    -----     ------
                                                      49,836      537     49,299
                                                      ======    =====     ======

6 Note receivable

   On December 16, 1998, the Company sold its interest in Rocom TBI Limited for total consideration of $820 ((Pounds)500), of which $410 ((Pounds)250) was received in cash and the remaining $410 ((Pounds)250) is non-interest bearing, due November 20, 2000. This note receivable has been reflected in these financial statements at its discounted amount of $350 ((Pounds)213). The effective rate of interest used to discount the note receivable is 8%.

7 Other assets

                                                                  1998  1997
                                                                  ----- -----
                                                                    $     $
   Deferred financing costs, net of accumulated amortization of
    $626 (1997--$305)............................................   981 1,302
   Due from related party........................................   --     19
   Other.........................................................    82    14
   Investment in GeoReach Partnership(a).........................   --     33
                                                                  ----- -----
                                                                  1,063 1,368
                                                                  ===== =====

     a) The GeoReach Partnership ("GeoReach") was formed on October 6, 1995 for the purpose of obtaining and exploiting an international carrier licence in Canada. The original partners were the Chairman and Chief Executive Officer of the Company and a Director of the Company. During the year, GeoReach was dissolved, the assets were transferred to GeoReach Telecommunications Inc. ("GeoReach Inc.") and the Company's 5% interest in GeoReach Partnership was increased to 100% when the additional 95% was acquired from the Chairman and Chief Executive Officer and a Director of the Company for $124. Subsequently, due to a change in business strategy, this investment was written off.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)


8 Accounts payable and accrued liabilities

   Accounts payable are comprised as follows:

                                                                    1998   1997
                                                                    ----- ------
                                                                      $     $
   Trade payables..................................................   777  8,666
   Foreign carrier settlement payables............................. 3,037  1,411
   Other payable...................................................    57    163
                                                                    ----- ------
                                                                    3,871 10,240
                                                                    ===== ======

   Foreign carrier settlement payables represent costs incurred for foreign traffic for which settlement arrangements exist.

   Accrued liabilities are comprised as follows:

                                                                     1998  1997
                                                                     ----- -----
                                                                       $     $
   Interest payable................................................. 2,002   510
   Foreign carrier accrual..........................................   880   264
   Equalization payment accrual.....................................   668   107
   Other accruals................................................... 1,421   182
                                                                     ----- -----
                                                                     4,971 1,063
                                                                     ===== =====

   Foreign carrier accrual represents costs accrued for foreign traffic for which formal settlement arrangements do not exist. The equalization payment accrual represents the licensing fee paid to the Bermuda government.

9 Long-term debt

                                                                    1998   1997
                                                                   ------ ------
                                                                     $      $
   Term loan(a)................................................... 21,990 16,740
   Operating credit facility(b)...................................  1,687    --
   Subordinated debentures and retractable warrants(c)............ 13,000 13,000
   Accrued contingent interest(c).................................  1,342    382
                                                                   ------ ------
                                                                   38,019 30,122
   Less: Current portion..........................................  3,000    --
                                                                   ------ ------
                                                                   35,019 30,122
                                                                   ====== ======

     a) On July 28, 1997, the Company entered into a five-year term loan agreement with a bank for up to $25,000 to finance capital expenditures. During the year, the available credit on the term facility was reduced to $21,990. As at December 31, 1998 the unused facility was $nil (1997-- $8,260). The loan bore interest at the London Interbank Offered Rate ("Libor") plus 2.25% for the period to July 28, 1998, and

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)

  subsequently at interest rates between Libor plus 1.75% and Libor plus 2.25% subject to reduction upon the Company meeting certain cashflow criteria. At the option of the Company, the interest rate may be fixed or converted to a floating rate based on the U.S. prime rate. During the year, the average rate of interest incurred on this loan was 7.8% (1997--8.0%).

     b) On July 28, 1997, the Company entered into a five year revolving operating credit facility with a bank for up to $5,000 to finance the Company's general working capital requirements. The facility bears interest on the same terms as the term loan. As at December 31, 1998 the unused facility was $3,313 (1997--$5,000). Any further draws on this facility will require term lender approval. The average rate of interest incurred on this loan in 1998 was 7.7%.

   The principal repayments in respect of the term loan and operating line are as follows:

   Fiscal year                                                              $
   -----------                                                            ------
    1999.................................................................  3,000
    2000.................................................................  6,000
    2001.................................................................  6,000
    2002.................................................................  8,677
                                                                          ------
                                                                          23,677
                                                                          ======

     c) On July 28, 1997, the Company entered into a subordinated debenture agreement with a financial institution and a vendor for up to $13,000 to fund capital expenditures. As at December 31, 1998, the principal outstanding under this loan was $13,000 (1997--$13,000), and is due for repayment on July 28, 2002. The debenture bears interest at a rate of Libor plus 5%. Interest accrues for the first two years and is payable on a quarterly basis commencing July 28, 1999. The average rate of interest incurred on the debenture in 1998 was 10.72% (1997--10.68%). Included in accounts payable is accrued interest of $1,967 (1997--$455).

       As part of the subordinated debentures agreement, the Company issued up to 1,529,412 common share purchase warrants to the debenture holders. The warrants are exercisable at prices between $8.50 and $9.25 per common share. The Company may repurchase all outstanding warrants subsequent to July 28, 1998, subject to certain covenants and conditions. The warrants expire if unexercised on July 28, 2002, in which case, the Company is required to make a non-exercise payment of up to $5,392, representing additional contingent interest at 7% per annum on the gross exercise price for the unexercised warrants from the date of issue to the date of expiry. The warrants have anti-dilution protection rights whereby the exercise price of the warrants and the number of common shares issuable by the Company on exercise of the warrants will be increased or decreased in certain events, including certain reorganizations and the issuance by the Company of equity shares at a price which is less than the warrant exercise price or less than the market price of the Company's common shares. The Company will accrue the additional contingent interest at 7% per annum over the five year term of the debt. Management estimates that any additional value attributable to the equity component of the warrants is insignificant.

   All assets of the Company have been pledged as collateral against the term loan, the operating credit facility and the subordinated debentures.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)


10 Granting of indefeasible rights of use to and leasing of the fibre optic submarine cable

   a) The Company has granted indefeasible rights of use ("IRU's") in its fibre optic submarine cable to certain third party carriers for a period of 25 years for $1,521. The costs recognized with the granting of the IRU's are calculated on a pro-rata basis of total capacity granted in relation to the total cost of the activated fibre optic submarine cable.

   b) The Company has signed an agreement to lease capacity in its fibre optic submarine cable to a third party. The term of the lease is for the greater of 25 years or the operational life of the fibre optic submarine cable. The operational life can be no less than 10 years, otherwise the Company must provide a refund to the third party, on a pro-rata basis for each year short of the 10 year period. During the lease term, the Company is responsible for the maintenance and operating costs associated with the fibre optic submarine cable for the first four years and thereafter the lessee is responsible for payment of a monthly charge for operating and maintenance costs. The lease also requires that the Company have full restoration capacity as of January 1, 2000, otherwise without such capacity, the lease may be terminated and a refund of $4,400 would be required to be made by the Company. The total consideration for this lease was $8,000, which was reduced by $135 as a result of an offset for a receivable by the third party owing to the Company. During 1998, $2,865 was received. $4,000 is due September 24, 1999 and $1,000 is due on September 24, 2000. The Company has recognized revenue of $263, related to this lease.

   This agreement also entitles the third party to enter into a second lease of capacity in the fibre optic submarine cable commencing on the third anniversary of the September 24, 1998 activation date of the first circuit, expiring at the same time as the first lease. The consideration for the second lease will be $4,000 payable upon activation of the second circuit. Prior to signing the second lease, the third party may elect not to proceed with the second lease at a penalty of $250 payable to the Company.

11 Minority interest and equity accounted for investment

   TeleBermuda International (U.K.) Limited ("TBI-UK") was incorporated on June 19, 1996 for the purpose of acquiring and exploiting a license to provide telecommunications services in the United Kingdom. On November 27, 1997, TBI-UK changed its name to Rocom TBI Limited ("Rocom TBI") and commenced active operations. During the year, Rocom TBI was used to establish a corporate joint venture in the United Kingdom for the purpose of securing a gateway to Europe and the European market. On December 16, 1998 the Company sold its 50% interest in Rocom TBI to its joint venture partner.

12 Share capital

   a) Authorized

   The Company is authorized to issue 6,999,900 common shares with a par value of $1.50 per share, and 100 Class A restricted voting shares with a par value of $1.50 per share.

   The Board of Directors has the authority to issue common shares, securities convertible into common shares or grant options, up to a maximum of 20% of the fully diluted shares of the Company pursuant to a general mandate of the shareholders. This mandate will expire at the next annual meeting of the shareholders, unless it is re-approved at that meeting.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)


   b) Issued and outstanding shares

                                                                    Additional
                                        Class A  Common              paid-in
                                        Shares   shares   Par Value  capital
                                        ------- --------- --------- ----------
                                                              $         $
   February 29, 1996...................   --    1,369,916   1,299        694
   Share options (i)...................   --          --      --       1,845
   Share subscription proceeds (ii)....   --          --      756        --
   Fully paid shares issued for cash
    (iii)..............................   --    2,118,000   3,177     13,661
                                          ---   ---------   -----     ------
   December 31, 1996...................   --    3,487,916   5,232     16,200
                                          ---   ---------   -----     ------
   Share options exercised.............   --       28,011      42         42
   Share options (iv)..................   --          --      --         135
   Shares issued (v)...................   100         --      --         --
                                          ---   ---------   -----     ------
   December 31, 1997...................   100   3,515,927   5,274     16,377
                                          ---   ---------   -----     ------
   Share options exercised.............   --          --      --         --
   Shares issued.......................   --          --      --         --
                                          ---   ---------   -----     ------
   December 31, 1998...................   100   3,515,927   5,274     16,377
                                          ===   =========   =====     ======

      All issued and outstanding common shares are fully paid.

      i) 324,489 stock options (45,000 with an exercise price of $0.01 per option, 32,500 with an exercise price of $1.00 per option and 196,989 with an exercise price of $3.00 per option) reflected at their fair value.

     ii) In February 1996, TBI issued 504,044 shares on an unpaid basis, with the issue price payable when called in accordance with the TBI's bye-law
  16. In May 1996, the Company advised the holders of these 504,044 uncalled shares that it intended to make a call in respect of all monies unpaid on these shares. On May 31, 1996, the Company received $756 in respect of this call. There are no other such balances outstanding at December 31, 1997 and December 31, 1998.

     iii) In October 1996, the Company completed an initial public offering on the Bermuda Stock Exchange and private placements in the United States, Canada and the United Kingdom. Pursuant to these offerings, the Company issued 2,118,000 shares for proceeds of $16,838 net of expenses of the offering of $1,165.

     iv) On July 28, 1997, 50,000 options were granted to non-employees. Those options were granted with respect to a financing and have been accounted for at fair value as deferred financing cost, amortized over the five year term of the loan agreement.

     v) On October 3, 1997 the members passed a bylaw to convert 100 of the authorized common shares into 100 Class A restricted voting shares. Class A shareholder approval is required for certain corporate matters. On that date, 80 Class A shares were issued to the subordinated debenture holders, and 20 shares were issued to a director of the Company for cash consideration of $1.50 per share.

  The Company is entitled to repurchase the Class A shares for cancellation, at a price of $1.50 per share. This can occur in the event of the repurchase or expiry of the debenture holders warrants, or in certain circumstances involving the dilution of the debenture holders' equity interest taken on a fully diluted basis.

Under the terms of the Company's credit agreement the Company's payment of dividends is subject to restrictions related to the repayment terms of the term loan, operating credit facility and subordinated debt.

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)

13 Common share options

   The Company awards options to employees, officers and directors of the Company and employees of service providers under the terms of the 1997 and 1998 Share Option and Incentive Plans. In addition, the Board can grant options outside of these plans under separate stock option agreements. A summary of the outstanding common share purchase option activities is as follows:

                                                                        Weighted
                                                                        average
                          Beginning                             End of  exercise
                          of period Granted Exercised Forfeited period   price
                          --------- ------- --------- --------- ------- --------
December 31, 1996........  302,500   50,000     --        --    352,500   3.21
December 31, 1997........  352,500  232,000  28,011       --    556,489   5.22
December 31, 1998........  556,489  263,000     --     13,000   806,489   6.41

   These options expire on various dates from 2001 to 2009 and generally vest over a three-year period.

   The 1998 options and the 1998 Share Option and Incentive Plan have been approved by the Board of Directors and the 1998 Share Option and Incentive Plan is pending shareholder approval.

   The following table summarizes information concerning outstanding and exercisable options at December 31, 1998:

                 Weighted average
               remaining contractual                       Number of share
   Exercise   life (years) of options Number of options options exercisable at
     Price          outstanding          outstanding      December 31, 1998
   --------   ----------------------- ----------------- ----------------------
   $0.01                7.10                45,000              45,000
    1.00                2.40                32,500              32,500
    3.00                3.00               196,989             196,989
    8.50                3.75                50,000              50,000
    8.00                7.77               219,000             115,820
    9.00               10.00               263,000                 --
                                           -------             -------
                                           806,489             440,309
                                           =======             =======

   The weighted average exercise price of the options outstanding and the options exercisable at December 31, 1998 are $6.41 and $4.49, respectively. The weighted average fair value of the options granted in 1998 and 1997 are $0.44 and $1.97, respectively.

   The Company applies APB Opinion 25 ("Accounting for Stock Issued to Employees") in accounting for its stock option plan (except for options granted to employees of service providers), and, accordingly, does not recognize compensation cost at the time options are granted unless the exercise price is less than the market price of the stock on the date of issue. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, the pro forma effects to reported net loss for the period and basic and fully diluted loss per common share, would be as follows:

                                                             1998  1997  1996
                                                             ----- ----- -----
                                                               $     $     $
   Net loss for the period--as reported..................... 4,944 5,296 3,260
   Net loss for the period--pro forma....................... 5,047 5,296 3,260
   Basic and fully diluted loss per common share--as
   reported.................................................  1.41  1.52  1.89
   Basic and fully diluted loss per common share--pro
    forma...................................................  1.43  1.52  1.89

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                 (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (in thousands of U.S. dollars, except share and per share amounts)

   The fair value of each option grant has been estimated using the Black-Scholes option pricing model, using a volatility assumption of 20% (1997--20%; 1996--20%), expected life of 7 years (1997--7 years; 1996--7 years), a dividend rate of nil (1997--nil; 1996--nil) and a risk-free interest rate of 5.28% (1997--6.33%; 1996--6.60%).

   The above pro forma effects on the net loss for the period may not be representative of the effects on the net loss for the period for future periods as option grants typically vest over several years and additional options are generally granted each year.

14 Basic and fully diluted loss per common share

   The basic loss per common share is calculated using the weighted average number of common shares outstanding of 3,515,927 (1997--3,492,915; 1996-- 1,722,916). The weighted average number of common shares on a fully diluted basis is calculated on the same basis as the basic weighted average number of shares as the Company is in a loss position and the effects of possible conversion would be anti-dilutive.

15 General and administrative expenses

  a) Director's service contract

   In September 1997, the Company entered into a service agreement with First Bermuda Securities Ltd., of which a Director of the Company is the CEO. Under this agreement, First Bermuda Securities Ltd. provides the Company with various financial and business advisory services. Payments made to First Bermuda Securities in 1998 were $125 (1997--$145; 1996--$nil).

  b) Rent expense

   Included in general and administrative expenses is rent expense of $342 (1997--$242; 1996--$127).

  c) Bad debt expense

   Included in general and administrative expenses is bad debt expense of $114 (1997-$91; 1996-$ nil).

  d) Compensation expense

   Included in general and administrative expenses is compensation expense of $nil (1997-$nil; 1996-$1,845).

16 Supplemental cash flow information

   Amounts paid for interest and income taxes are as follows:

                                                                 1998  1997 1996
                                                                 ----- ---- ----
                                                                   $    $    $
   Interest..................................................... 1,901 540   --
   Income taxes.................................................    36  51   10

17 Commitments

   The Company has entered into operating lease agreements for its premises. Minimum lease commitments pursuant to these leases over the next five years and thereafter are as follows:

                                                                              $
                                                                             ---
   Year ending December 31, 1999............................................ 198
   2000.....................................................................  89
   2001.....................................................................  68
   2002.....................................................................  76
   2003.....................................................................  88
   Thereafter............................................................... 403
                                                                             ---
                                                                             922
                                                                             ===

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)

   In the normal course of business, the Company has also entered into a number of contracts under which it is committed to the purchase and supply of telecommunication services at fixed prices. It is not anticipated that losses will be incurred on these contracts.

18 Contingencies

   The Company is a defendant or interested party (note 21(a)) in various lawsuits which have arisen in the ordinary course of business. At the present time, the outcome of these cases is not determinable and the estimate of the range of the potential loss is $nil to $32. No provision has been made with respect to any of these claims in these financial statements.

   The Company is contingently liable in respect of an irrevocable stand-by letter of credit issued by a bank on its behalf in the amount of $55 (1997-- $75).

19 Segmented information

   The Company operates predominantly in the telecommunications sector and substantially all of the Company's business activity and services were conducted in Bermuda during 1998, 1997 and 1996.

20 Uncertainty due to Year 2000 Issue

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

21 Subsequent events

   a) On January 8, 1999, the Bermuda Telephone Company ("BTC"), the domestic carrier, filed a notice of appeal with the Supreme Court of Bermuda challenging the Minister of Telecommunications' December 31, 1998 decision to mandate certain reductions in the local access charges paid by international carriers, including the Company, to domestic carriers commencing January 1, 1999. A favourable ruling for BTC could nullify the existing access charge reduction and could have retroactive effect commencing from January 1, 1999. The outcome of this proceeding is currently not determinable.

   b) On February 18, 1999 the Company signed a letter of intent to award Alcatel Submarine Networks ("Alcatel") a supply contract to construct a fibre optic submarine cable called Atlantica-1 between Hollywood (Fl, USA), Punto Fijo (Venezuela), Fortaleza (Brazil), St. David's (Bermuda) and Tuckerton (NJ,
USA) for a contract price of $510,485, which amount is subject to amendment by the mutual agreement of the parties. This letter of intent may be cancelled at any time prior to June 15, 1999 with the Company's liability being limited to the actual costs and expenditures authorized by the letter of intent up to a maximum of $4,000. If a definitive supply contract is cancelled between the parties, payment of the costs and expenditures incurred by Alcatel become payable by the Company on June 15, 1999. The Company will render payment of these costs from either financing proceeds or the issuance of a note to Alcatel which shall be subordinate to the existing financing facilities. As specified in the letter of intent, the supply contract is anticipated to be signed by April 30, 1999, which was subsequently extended to May 30, 1999, and construction of the cable system to be

                     GLOBENET COMMUNICATIONS GROUP LIMITED
                  (formerly TeleBermuda International Limited)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

       (in thousands of U.S. dollars, except share and per share amounts)

completed by December 30, 2000. The Company is currently pursuing financing initiatives to fund this commitment.

   In February 1999 the Company reached an agreement in principle with one of its debenture holders to secure an additional $500 to fund costs for planning and financing initiatives on the Atlantica-1 project. The terms and conditions of this additional funding are essentially the same as those for the Company's existing subordinated debt and warrants.

   c) Unaudited--Effective June 15, 1999, the authorized common shares of the Company were increased by 10,499,900 to an aggregate total of 17,499,800 common shares. In addition, the Company's bye-laws authorized the creation of 100 Class B shares. On July 12, 1999, the authorized common shares and Class B shares of the Company were increased by 6,500,200 and 1,900, respectively.

   d) Unaudited--On July 14, 1999 the Company secured financing totalling $970,580 for the development and construction of the Atlantica-1 fibre optic submarine cable system linking North America, Bermuda and South America. The financing is comprised of the following components:

     i) A private placement equity offering of shares issued at $20.40 per share (par value $1.50) for aggregate proceeds of $270,580. The Company subsequently used $30,600 of these proceeds to redeem 1,500,000 outstanding common shares at an aggregate price of $20.40 per common share from existing shareholders.

    ii) The issuance of debt in the principal amount of $300,000 in the form of 13% senior notes maturing July 15, 2007. Interest on these notes accrues at a rate of 13% per annum, payable semi-annually in arrears on each January 15 and July 15 commencing January 15, 2000. The notes effectively rank behind all of the collateralized obligations of the Company to the extent of the value of the assets collateralizing these obligations.

   iii) A bank credit facility ("Credit Facility") of up to $400,000, that consists of various term facilities totalling $390,000 and a $10,000 revolving credit facility. All loans under the Credit Facility mature on June 30, 2005 except for one of the term facilities of $100,000 which matures on September 30, 2005. The interest rates on the loans under the Credit Facility range from Libor plus 3.5% to Libor plus 4.0% and availability of funds under the Credit Facility is subject to certain terms and conditions. Substantially all of the assets of GlobeNet Communications Holdings Ltd. and of its present and future direct and indirect subsidiaries have been pledged as collateral for the Credit Facility. In addition, Alcatel has provided an initial guarantee subject to certain conditions and adjustments of up to $100,000 for one of the term facilities.

     The structure, terms and pricing of the Credit Facility are subject to change at the discretion of the bank that is acting as arranger up until October 15, 1999.

   In addition, on July 14, 1999, $21,408 of the proceeds from the total financing amount of $970,580, were used to pay the existing term loan, operating credit facility and certain accrued interest on the subordinated debentures. As well, all of the remaining obligations to the subordinated debentureholders were retired when the subordinated debentureholders elected to exercise their warrants and convert the principal and remaining accrued interest on their subordinated debt into 1,635,286 common shares. The shares issued in respect of the subordinated debentures and accrued contingent interest obligation were included in share capital and additional paid-in capital at their carrying amounts.

   e) Unaudited--In September 1999, the Company borrowed $100,000 under one of its term facilities.

   f) Unaudited--Effective November 1, 1999, all governmental approvals were obtained by TBI. This permitted TBI to acquire indirectly all of the shares of TBI L.L.C. that it did not previously own.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                As at June 30, 1999, 1998 and December 31, 1998

       (in thousands of U.S. dollars, except share and per share amounts)

                                                      June    December   June
                                                      1999      1998     1998
                                                     -------  --------  -------
                                                        $        $         $
Assets
Current assets
 Cash...............................................   1,051    3,032       649
 Accounts receivable (net of allowance of $141;
  1998--$80; 1998--$20).............................   2,882    1,847       955
 Other receivables..................................      66      655       751
 Due from related party.............................     --     1,363       --
 Prepaid expenses and deposits......................     601      338       200
                                                     -------  -------   -------
                                                       4,600    7,235     2,555
Capital assets......................................  53,199   47,612    47,783
Note receivable.....................................     366      350       --
Other assets........................................   1,900    1,063     1,235
Equity accounted for investment.....................     --       --        285
                                                     -------  -------   -------
                                                      60,065   56,260    51,858
                                                     =======  =======   =======
Liabilities
Current liabilities
 Accounts payable...................................   4,332    3,871     2,494
 Accrued liabilities (note 5).......................  11,588    4,971     2,651
 Current portion of long-term debt (note 7).........   4,500    3,000     3,000
                                                     -------  -------   -------
                                                      20,420   11,842     8,145
Long-term debt (note 7).............................  31,364   35,019    35,544
Deferred revenue....................................   2,633    2,695       300
                                                     -------  -------   -------
                                                      54,417   49,556    43,989
                                                     -------  -------   -------
Shareholders' Equity
Share capital (notes 3, 4 and 7)
 Class A shares, 100 shares authorized, par value
  $1.50 per share
  100 (1998-100) shares issued and outstanding
 Class B shares, 100 shares authorized, par value
  $1.50 per share
  nil (1998-nil) shares issued and outstanding
 Common shares, 17,499,800 authorized, par value
  $1.50 per share
  3,515,927 (1998--3,515,927) shares issued and out-
  standing..........................................   5,274    5,274     5,274
Additional paid-in capital (note 7).................  16,377   16,377    16,377
 Deficit............................................ (16,003) (14,947)  (13,782)
                                                     -------  -------   -------
                                                       5,648    6,704     7,869
                                                     -------  -------   -------
                                                      60,065   56,260    51,858
                                                     =======  =======   =======

Commitments and contingencies (notes 5 and 6)



  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

          UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                For the six months ended June 30, 1999 and 1998

       (in thousands of U.S. dollars, except share and per share amounts)

                                                              1999     1998
                                                             -------  -------
                                                                $        $
Revenues
Telecommunication services..................................  13,122    9,840
IRU capacity................................................     --     1,678
                                                             -------  -------
                                                              13,122   11,518
                                                             -------  -------
Expenses
Carrier charges.............................................   6,060    6,814
Cost of IRU capacity........................................     --       547
General and administrative expenses.........................   4,704    4,548
Interest on long-term debt..................................   1,577    1,585
Interest income.............................................    (101)      (9)
Amortization of deferred financing costs....................     160      160
Amortization of capital assets..............................   1,264    1,158
Accrued contingent interest.................................     495      472
                                                             -------  -------
                                                              14,159   15,275
                                                             -------  -------
Loss before income taxes, minority interest and equity ac-
 counted for investment.....................................  (1,037)  (3,757)
Provision for income taxes..................................      19       17
                                                             -------  -------
Loss before minority interest and equity accounted for in-
 vestment...................................................  (1,056)  (3,774)
Minority interest...........................................     --       204
Loss from equity accounted for investment...................     --      (209)
                                                             -------  -------
Net loss for the period.....................................  (1,056)  (3,779)
Deficit--Beginning of period................................ (14,947) (10,003)
                                                             -------  -------
Deficit--End of period...................................... (16,003) (13,782)
                                                             =======  =======
Basic and fully diluted loss per common share...............   (0.30)   (1.07)
                                                             =======  =======


  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the six months ended June 30, 1999 and 1998

       (in thousands of U.S. dollars, except share and per share amounts)


                                                                 1999    1998
                                                                ------  ------
                                                                  $       $
Operating activities
Net loss for the period........................................ (1,056) (3,779)
Items not involving cash
  Amortization of capital assets...............................  1,264   1,158
  Write-down of other assets...................................    --      174
  Amortization of deferred financing costs.....................    160     160
  Minority interest............................................    --     (204)
  Loss from equity accounted for investment....................    --      209
  Accrued contingent interest..................................    495     472
  Gain on granting of indefeasible rights of use and loss on
   sale of capital assets......................................    --     (970)
Changes in non-cash working capital
  Accounts receivable.......................................... (1,035)    315
  Other receivables............................................    589     903
  Prepaid expenses and deposits................................   (263)    --
  Accounts payable.............................................    461  (7,746)
  Accrued liabilities..........................................  5,849   1,002
  Interest payable.............................................    768     586
  Deferred revenue.............................................    (62) (1,221)
                                                                ------  ------
Cash provided by (used in) operating activities................  7,170  (8,941)
                                                                ------  ------
Financing activities
Proceeds from issuance of long-term debt.......................    500   7,950
Payments on long-term debt..................................... (3,150)    --
Increase in deferred financing costs........................... (1,001)    --
                                                                ------  ------
Cash provided by (used in) financing activities................ (3,651)  7,950
                                                                ------  ------
Investing activities
Purchase of capital assets..................................... (6,851)   (644)
Granting of indefeasible rights of use and proceeds on sale of
 capital assets................................................    --    1,521
Change in other assets.........................................      4    (201)
Due from related party.........................................  1,363     --
Note receivable................................................    (16)    --
Advances to equity accounted for investment....................    --     (397)
                                                                ------  ------
Cash provided by (used in) investing activities................ (5,500)    279
                                                                ------  ------
Decrease in cash for the period................................ (1,981)   (712)
Cash--Beginning of period......................................  3,032   1,361
                                                                ------  ------
Cash--End of period............................................  1,051     649
                                                                ======  ======


  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                For the six months ended June 30, 1999 and 1998

       (in thousands of U.S. dollars, except share and per share amounts)

1 Formation and operations


   GlobeNet Communications Group Limited (the "Company") was incorporated and registered on June 25, 1998 as a Bermuda exempt company as part of a reorganization of the TeleBermuda International Limited group of companies ("TBI"). Under the reorganization, TBI, which was incorporated on January 6, 1995, became a wholly-owned subsidiary of the Company and the issued shares of TBI were exchanged on a one-for-one basis with substantially the same rights and privileges.

   The Company, through its subsidiaries, provides, maintains and operates a public telecommunications service in Bermuda facilitated by its ownership of its BUS-1 cable system between Bermuda and the United States. On January 10, 1997, TBI was granted, for no consideration, its public telecommunications service licence in Bermuda under the provisions of the Telecommunications Act, 1986 and the Public Telecommunication Service (Licence) Regulations, 1988 for a five-year term.

   In addition, TBI has an interconnection agreement with the Bermuda Telephone Company ("BTC"), the domestic carrier, that enables the Company to directly connect its operating facility with BTC in order to terminate traffic in and receive traffic from Bermuda for as long as each party has its public telecommunications service license in Bermuda. No consideration was paid by the Company in relation to this agreement.

   On June 16, 1999, the Company entered into a construction contract, subject to certain terms and conditions, including the securing of financing to expand its operations by building a fibre optic submarine cable system called Atlantica-1 linking Bermuda, North and South America. Such financing was secured on July 14, 1999 (note 7).

2 Interim consolidated financial statements

   The unaudited consolidated balance sheets as at June 30, 1999, June 30, 1998 and December 31, 1998 and the unaudited consolidated statements of operations and deficit and statements of cash flows for the six-month periods then ended, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of the results of the interim periods. All adjustments reflected in the consolidated financial statements are of a normal recurring nature. The data disclosed in the notes to the consolidated financial statements for these periods are also unaudited. Results for the six-month periods ended June 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year.

 Recent accounting pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This statement which is effective for fiscal years beginning after December 15, 1998, requires costs incurred to open a new facility, introduce a new product, commence a new operation or other similar activities to be expensed as incurred. The Company has adopted the SOP and it had no impact on the statement of its financial position, results of operations or cash flows.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

                For the six months ended June 30, 1999 and 1998

       (in thousands of U.S. dollars, except share and per share amounts)

3 Share capital

   Effective June 15, 1999, the authorized common shares of the Company were increased by 10,499,900 to an aggregate total of 17,499,800 common shares. In addition, the Company bye-laws authorized the creation of 100 Class B shares. On July 12, 1999, the authorized common shares and Class B shares of the Company were increased by 6,500,200 and 1,900, respectively.

4 Common share options

   The Company awards options to employees, officers and directors of the Company and employees of service providers under the terms of the 1997 and 1998 Share Option and Incentive Plans. In addition, the Board can grant options outside of these plans under separate stock option agreements.

   On April 12, 1999, the Company granted 540,000 options at an exercise price of $9.00 with a ten-year term to certain officers and directors. These options vest in three separate tranches based upon the Company meeting certain milestones related to the Atlantica-1 project. The first vesting milestone on 515,000 of these options occurred on July 14, 1999 when total financing was secured (note 7). The difference between the exercise price and the market value of the shares at the time of vesting will be reflected as compensation expense.

   At June 30, 1999 there were 1,347,489 (1998--551,489) outstanding common share purchase options at a weighted average exercise price of $7.45 (1998-- $5.20). During the six month period ended June 30, 1999, 4,000 (1998--5,000)
options were forfeited at a weighted average exercise price of $8.50 (1998-- $8.00). These options expire on various dates from 2001 to 2009 and generally vest over a three-year period.

5 Commitments

   On June 4, 1999, the Company signed a revised letter of intent to award Alcatel Submarine Networks ("Alcatel") a supply contract to construct a fibre optic submarine cable system called Atlantica-1 between Miami (Fl, USA), Camuri (Venezuela), Fortalez (Brazil), St David's (Bermuda) and Tuckerton (NJ, USA) for a total contract price of $620,861, (of which $6,000 has been recorded at June 30, 1999), which amount is subject to amendment by the mutual agreement of the parties.

   Future payments are based upon a specified billing schedule and are due when the corresponding project milestone has been achieved and engineer acceptance has been provided. Contract costs will be capitalized and reflected as construction in progress based on the project's percentage of completion, as determined by project milestones being achieved and engineer acceptance being provided.

   The future minimum payments, beyond the $6,000 that has been recorded in accrued liabilities as at June 30, 1999, required in the next two years as a result of this contract are as follows:

                                                                            $
      Six months ended December 31, 1999................................ 124,172
      Six months ended June 30, 2000.................................... 242,345
      Six months ended December 31, 2000................................ 248,344
                                                                         -------
                                                                         614,861
                                                                         =======

   As disclosed in note 7, financing was secured on July 14, 1999 and as a result, the Company made its initial payment under the billing schedule of $62,086.

                     GLOBENET COMMUNICATIONS GROUP LIMITED

                For the six months ended June 30, 1999 and 1998

       (in thousands of U.S. dollars, except share and per share amounts)

6  Contingencies

   On January 8, 1999, the Bermuda Telephone Company ("BTC"), the Bermuda domestic carrier, filed a notice of appeal with the Supreme Court of Bermuda challenging the Minister of Telecommunications' ("Minister") December 31, 1998 decision to mandate certain reductions in the local access charges paid by international carriers, including the Company, to domestic carriers commencing January 1, 1999. The appeal was settled on March 23, 1999 without any impact to the mandated reductions. The proceedings had been adjourned until June 23, 1999, at which time a hearing was scheduled for July 19, 1999 for purposes of preserving BTC's rights in the event of a third party appeal. On July 19, 1999, BTC abandoned the appeal.

7 Subsequent events

   a) On July 14, 1999 the Company secured financing totalling $970,580 for the development and construction of the Atlantica-1 fibre optic submarine cable system linking North America, Bermuda and South America. The financing is comprised of the following components:

  (i) A private placement equity offering of shares issued at $20.40 per share (par value $1.50) for aggregate proceeds of $270,580. The Company subsequently used $30,600 of these proceeds to redeem 1,500,000 outstanding common shares at an aggregate price of $20.40 per common share from existing shareholders.

  (ii) The issuance of debt in the principal amount of $300,000 in the form of 13% senior notes maturing July 15, 2007. Interest on these notes accrues at a rate of 13% per annum, payable semi-annually in arrears on each January 15 and July 15 commencing January 15, 2000. The notes effectively rank behind all of the collateralized obligations of the Company to the extent of the value of the assets collateralizing these obligations.

  (iii) A bank credit facility ("Credit Facility") of up to $400,000, that consists of various term facilities totalling $390,000 and a $10,000 revolving credit facility. All loans under the Credit Facility mature on June 30, 2005 except for one of the term facilities of $100,000 which matures on September 30, 2005. The interest rates on the loans under the Credit Facility range from Libor plus 3.5% to Libor plus 4.0% and availability of funds under the Credit Facility is subject to certain terms and conditions. Substantially all of the assets of GlobeNet Communications Holdings Ltd. and of its present and future direct and indirect subsidiaries have been pledged as collateral for the Credit Facility. In addition, Alcatel has provided an initial guarantee subject to certain conditions and adjustments of up to $100,000 for one of the term facilities.

        The structure, terms and pricing of the Credit Facility are subject to change at the discretion of the bank that is acting as arranger up until October 15, 1999.

   b) In September 1999, the Company borrowed $100,000 under one of its term facilities.

   c) Effective November 1, 1999, all governmental approvals were obtained by TBI. This permitted TBI to acquire indirectly all of the shares of TBI L.L.C. that it did not previously own.

   In addition, on July 14, 1999, $21,408 of the proceeds from the total financing amount of $970,580, were used to pay the existing term loan, operating credit facility and certain accrued interest on the subordinated debentures. As well, all of the remaining obligations to the subordinated debentureholders were retired when the subordinated debentureholders elected to exercise their warrants and convert the principal and remaining accrued interest on their subordinated debt into 1,635,286 common shares. The shares issued in respect of the subordinated debentures and accrued contingent interest obligation were included in share capital and additional paid-in capital at their carrying amounts.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different.

This prospectus does not offer to sell or ask for offers to buy any of the new notes in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so or to any person who can not legally be offered the new notes.

The information in this prospectus is current only as of the date on its cover and may change after that date. For any time after the cover date of this prospectus we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or selling securities to you.

Until   , 1999, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                                    GlobeNet
                                 Communications
                                 Group Limited

                               Offer to Exchange
                       13% Series B Senior Notes Due 2007
                              For All Outstanding
                           13% Senior Notes Due 2007

                                     [LOGO]

                                   PROSPECTUS

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

 Indemnification Agreements with Directors

   We have entered into indemnity agreements with each of our directors. Pursuant to the director indemnity agreements, we have agreed to indemnify and save harmless each director, his/her heirs and legal representatives, to the fullest extent permitted by law, against all costs, charges, liability, damages, and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by him/her in respect of any civil, criminal or administrative action or proceeding to which he/she is made a party by reason of, or in any connection with him/her, being or having been a director if (1) the director acted in his/her capacity as a director and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director had reasonable grounds for believing that his/her conduct was lawful. Directors are required to obtain our consent to any settlement of any civil, criminal or administrative action or proceeding.

 Indemnification Agreements with Officers

   We have entered into indemnity agreements with Michael Kedar, James Fitzgerald, Laurent Duplantie, Scott Socol, Lin Gentemann, Greg Belbeck, Jerry DeMartino, Eldon Blust and Edward Weisbrot. Pursuant to the indemnification agreements, we have agreed, to the fullest extent permitted by our bye-laws and applicable law, to indemnify each indemnitee against all expenses actually and reasonably incurred, judgments, penalties, fines and amounts paid in settlement by such indemnitee if he/she is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding as a result of his/her status as an employee or officer of the Company (1) if, in a proceeding other than a proceeding by or in the right of the Company, he/she acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to a criminal proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful and (2) if, in a proceeding brought by or in the right of the Company to procure a judgment in its favor, to the extent such indemnitee is successful, on the merits or otherwise, provided that if the indemnitee is only partially successful in such proceeding, we agree to indemnify him/her for such expenses actually and reasonably incurred by him/her or on his/her behalf in connection with each successfully resolved claim, issue or matter.

 Bye-laws

   Our bye-laws provide that, subject to the Companies Act 1981 of Bermuda, every director, officer and member of a committee constituted in accordance with our bye-laws is indemnified by us against (1) all civil liabilities, loss, damage, charge or expense incurred or suffered by him as a director, officer or committee member while exercising his powers and discharging his duties under the Companies Act 1981 of Bermuda and our bye-laws and (2) all liabilities incurred by him as a director, officer or committee member in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under the Companies Act 1981 of Bermuda in which relief from liability is granted to him by the court. The indemnity extends to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided, however, that the indemnity does not extend to any matter which would render it void pursuant to the Bermuda Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

 (a) Exhibits

   The following instruments and documents are included as exhibits to this registration statement:

 Exhibit
  Number                                 Exhibit
 -------                                 -------
  *3.1    Memorandum of Association of GlobeNet Communications Group Limited.

  *3.2    Bye-Laws of GlobeNet Communications Group Limited dated July 12,
          1999.

  *4.1    Indenture between GlobeNet Communications Group Limited and Bankers
          Trust Company, dated as of July 14, 1999.

  *4.2    Registration Rights Agreement among GlobeNet Communications Group
          Limited, TD Securities (USA) Inc. and Credit Suisse First Boston
          Corporation, dated as of July 14, 1999.

  *4.3(a) Credit Agreement among GlobeNet Communications Holdings Ltd., Various
          Financial Institutions and Other Persons, Toronto Dominion (Texas)
          Inc., Credit Suisse First Boston, and TD Securities (USA) Inc., dated as of July 14, 1999.

  *4.3(b) Guaranty by Alcatel in favor of Lenders under Holdings' Bank Credit
          Facility (see Exhibit 4.3(a)) and Toronto Dominion (Texas) Inc., dated as of July 14, 1999.

  *4.3(c) Reimbursement Agreement between GlobeNet Communications Holdings Ltd.
          and Alcatel, dated as of July 14, 1999.

  *5.1    Opinion of Vinson & Elkins L.L.P. regarding Legality of the New
          Notes.

  *5.2    Opinion of Conyers, Dill & Pearman regarding Legality of the New
          Notes.

 *10.1    Indemnity Agreement dated July 14, 1999 between Anthony Bolland and
          GlobeNet Communications Group Limited. (Director)

 *10.2    Indemnity Agreement dated May 21, 1999 between Linda Dougherty and
          GlobeNet Communications Group Limited. (Director)

 *10.3    Indemnity Agreement dated July 14, 1999 between Sebastien Rheaume and
          GlobeNet Communications Group Limited. (Director)

 *10.4 Indemnity Agreement dated July 14, 1999 between George E. Matelich and GlobeNet Communications Group Limited. (Director)

 *10.5    Indemnity Agreement dated May 21, 1999 between Michael Kedar and
          GlobeNet Communications Group Limited. (Director)

 *10.6    Indemnity Agreement dated May 21, 1999 between Harley J. Murphy and
          GlobeNet Communications Group Limited. (Director)

 *10.7    Indemnity Agreement dated July 14, 1999 between Mark A. Pelson and
          GlobeNet Communications Group Limited. (Director)

 *10.8    Indemnity Agreement dated May 21, 1999 between Jeffrey G. Conyers and
          GlobeNet Communications Group Limited. (Director)

 *10.9    Indemnity Agreement dated July 14, 1999 between Kevin J. Maroni and
          GlobeNet Communications Group Limited. (Director)

 *10.10   Indemnity Agreement dated May 21, 1999 between Michael Kedar and
          GlobeNet Communications Group Limited. (Officer)

 Exhibit
 Number                                 Exhibit
 -------                                -------
  *10.11 Indemnity Agreement dated May 21, 1999 between Greg Belbeck and
         GlobeNet Communications Group Limited. (Officer)

  *10.12 Indemnity Agreement dated May 21, 1999 between Lin Gentemann and
         GlobeNet Communications Group Limited. (Officer)

  *10.13 Indemnity Agreement dated May 21, 1999 between Scott K. Socol and
         GlobeNet Communications Group Limited. (Officer)

  *10.14 Indemnity Agreement dated May 21, 1999 between Laurent Duplantie and
         GlobeNet Communications Group Limited. (Officer)

  *10.15 Indemnity Agreement dated July 15, 1999 between James Fitzgerald and
         GlobeNet Communications Group Limited. (Officer)

  *10.16 Amended & Restated Securityholders' Agreement, dated July 14, 1999.

 **10.17 Project Development and Construction Contract Among Alcatel Submarine
         Networks, Alcatel Submarine Networks, Inc. and Atlantica Network
         (Bermuda) Ltd., dated as of June 16, 1999.

 **10.18 AT&T-SSI, Inc. Supply Contract (including Amendment), dated May 16,
         1996.

  *10.19 1998 Share Option and Incentive Plan, dated December 18, 1998.

  *10.20 TBI 1997 Stock Option Plan, dated September 24, 1997.

  *10.21 Executive Employment Agreement dated October 1, 1999 between GlobeNet
         Communications Group Limited and Jerry A. DeMartino.

  *10.22 Stock Option and Compensation Agreement dated October 7, 1999 between
         GlobeNet Communications Group Limited and Jerry A. DeMartino.

  *10.23 Supplemental Stock Option Agreement dated October 7, 1999 between
         GlobeNet Communications Group Limited and Jerry A. DeMartino.

  *10.24 Executive Employment Agreement dated October 7, 1999 between
         TeleBermuda International (Canada) Limited and Michael Kedar.

  *10.25 Supplemental Stock Option Agreement dated October 7, 1999 between
         GlobeNet Communications Group Limited and Michael Kedar.

  *10.26 Executive Employment Agreement dated October 1, 1999 between
         TeleBermuda International Limited and Lin Gentemann.

  *10.27 Executive Employment Agreement dated October 7, 1999 between
         TeleBermuda International (Canada) Limited and Scott Socol.

  *10.28 Executive Employment Agreement dated October 1, 1999 between
         TeleBermuda International (Canada) Limited and Laurent Duplantie.

  *10.29 Executive Employment Agreement dated October 1, 1999 between
         TeleBermuda International (Canada) Limited and Greg Belbeck.

   10.30 Indemnity Agreement dated October 1, 1999 between Edward Weisbrot and
         GlobeNet Communications Group Limited. (Officer)

   10.31 Indemnity Agreement dated October 1, 1999 between Eldon Blust and
         GlobeNet Communications Group Limited. (Officer)

   10.32 Indemnity Agreement dated October 7, 1999 between Jerry DeMartino and
         GlobeNet Communications Group Limited. (Director)

   10.33 Indemnity Agreement dated October 1, 1999 between Jerry DeMartino and
         GlobeNet Communications Group Limited. (Officer)

 Exhibit
 Number                               Exhibit
 -------                              -------
  *12.1  Computation of Ratio of Earnings to Fixed Charges.

  *21.1  Subsidiaries of GlobeNet Communications Group Limited.

   23.1  Consent of PricewaterhouseCoopers.

  *23.2  Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

  *23.3  Consent of Conyers, Dill & Pearman (contained in Exhibit 5.2).

  *24.1  Power of Attorney of Michael Kedar, dated August 30, 1999.

  *24.2  Power of Attorney of Greg Belbeck, dated August 27, 1999.

  *24.3  Power of Attorney of Anthony Bolland, dated August 28, 1999.

  *24.4  Power of Attorney of Jeffrey G. Conyers, dated September 3, 1999.

  *24.5  Power of Attorney of Sebastien Rheaume, dated August 30, 1999.

  *24.6  Power of Attorney of Linda Dougherty, dated August 27, 1999.

  *24.7  Power of Attorney of George E. Matelich, dated August 30, 1999.

  *24.8  Power of Attorney of Kevin J. Maroni, dated August 30, 1999.

  *24.9  Power of Attorney of Harley J. Murphy, dated August 27, 1999.

  *24.10 Power of Attorney of Mark A. Pelson, dated September 17, 1999.

  *25.1  Statement of Eligibility of Trustee

  *27.1  Financial Data Schedule

  *99.1  Form of Letter of Transmittal

  *99.2  Form of Letter to Clients

  *99.3  Form of Letter to Registered Holders and DTC Participants

  *99.4  Form of Notice of Guaranteed Delivery

--------
* Previously filed.
** Material omitted and filed separately with the Commission pursuant to a confidential treatment request.

 (b) Financial Statement Schedules

   Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the consolidated financial statements or related notes and therefore has been omitted.

Item 22. Undertakings

   The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of any such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolndale, State of New York, on November 5, 1999.

                                          GlobeNet Communications Group
                                          Limited

                                                   /s/ Jerry A. DeMartino
                                          By: _________________________________
                                                     Jerry A. DeMartino
                                               Title: Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
        /s/ Jerry A. DeMartino         Chief Executive Officer     November 5, 1999
______________________________________  (principal executive
          Jerry A. DeMartino            officer)

           /s/ Greg Belbeck            Chief Financial Officer     November 5, 1999
______________________________________  (principal financial
             Greg Belbeck               officer and principal
                                        accounting officer)

          /s/ Michael Kedar            Director, Executive         November 5, 1999
______________________________________  Chairman
            Michael Kedar

         /s/ Anthony Bolland           Director                    November 5, 1999
______________________________________
           Anthony Bolland

                                       Director
______________________________________
          Jeffrey G. Conyers

                                       Director
______________________________________
          Sebastien Rheaume

         /s/ Linda Dougherty           Director                    November 5, 1999
______________________________________
           Linda Dougherty

        /s/ George E. Matelich         Director                    November 5, 1999
______________________________________
          George E. Matelich

         /s/ Kevin J. Maroni           Director                    November 5, 1999
______________________________________
           Kevin J. Maroni

                                       Director
______________________________________
           Harley J. Murphy

          /s/ Mark A. Pelson           Director and authorized     November 5, 1999
______________________________________  representative in the
            Mark A. Pelson              United States